   As filed with the Securities and Exchange Commission on July 24, 2001

                                                      Registration No. 333-77375
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                      POST-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                 of Securities of Certain Real Estate Companies

                               ----------------

                            NOVASTAR FINANCIAL, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)

                        1901 West 47th Place, Suite 105
                               Westwood, KS 66205
                    (Address of Principal Executive Offices)

                                Scott F. Hartman
          Chairman of the Board, Secretary and Chief Executive Officer
                            NOVASTAR FINANCIAL, INC.
                        1901 West 47th Place, Suite 105
                               Westwood, KS 66205
                                 (913) 362-1090
                    (Name and Address of Agent for Service)

                                   Copies to:
           W. Lance Anderson                    Phillip R. Pollock, Esq.
 President and Chief Operating Officer               TOBIN & TOBIN
        NOVASTAR FINANCIAL, INC.             500 Sansome Street, 8th Floor
    1900 West 47th Place, Suite 205             San Francisco, CA 94104
           Westwood, KS 66205                        (415) 433-1400
             (913) 362-1090    ----------------

  Approximate Date of Commencement of Proposed Sale to the Public: At any time and from time to time after the effective date of this Post-effective Amendment to Registration Statement

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check box: [X]

                               ----------------

  Pursuant to Rule 429 of the Securities Act of 1933, this Post-Effective Amendment No. 2 and the accompanying prospectus also relates to Registration No. 333-43471, a Post-Effective Amendment No. 5 to which was filed with the SEC on April 5, 1999 on Form S-11.


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus
                            NovaStar Financial, Inc.
                                                              [LOGO OF NOVASTAR]

              4,285,714 Shares Class B Convertible Preferred Stock

                       5,448,445 Shares Common Stock


                     1,162,731 Stock Purchase Warrants


 Consider carefully the
 risk factors beginning on
 page 10 of this
 prospectus, including the
 following:


 . our limited operating
   history


 . we incurred
   significant losses in
   1999 and 1998


 . we depend upon short-
   term borrowings from
   major lenders


 . we depend upon long-
   term borrowings
   through
   securitizations


 . unexpected or rapid
   changes in interest
   rates are likely to
   adversely affect our
   results of operations
   and our financial
   condition


 . there are restrictions
   on ownership and
   transferability of our
   stock that may inhibit
   market activity


  This prospectus relates to:

  . 4,285,714 shares of our preferred stock held by selling securityholders;



  . 1,162,731 stock purchase warrants held by selling securityholders, each warrant exercisable for common stock at various exercise prices; and


  . 5,448,445 shares of common stock issuable upon the exercise of warrants and conversion of preferred stock.


  Under some circumstances, the selling securityholders and any broker-dealers that act in connection with the sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act.

  We will not receive any proceeds from the sale of securities by the selling securityholders. We will receive the proceeds from the issuance and sale of common stock pursuant to the exercise of the warrants. If all warrants outstanding as of the date of this prospectus are exercised at the price issued, we would receive proceeds, before expenses, of $6,136,210.00.


  Our common stock is listed on the New York Stock Exchange under the symbol "NFI". On July 23, 2001, the last reported sale price was $8.40 per share. Our warrants trade through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's bulletin board service. There can be no assurance as to the development or liquidity of a market for our preferred stock.


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               July 24, 2001

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................    4
 Overview of NovaStar Financial, Inc......................................    4
 Mortgage Lending.........................................................    4
 Portfolio Management.....................................................    4
 Branch Operations........................................................    5
 The Offering.............................................................    5
 Securities Offered.......................................................    5
 Use of Proceeds..........................................................    5
 The Structure of Our Company and Principal Subsidiaries..................    6
 Recent Developments......................................................    6
 Summary Risk Factors.....................................................    7
 Summary Financial and Other Data.........................................    9
RISK FACTORS..............................................................   10
 Overall Enterprise of NovaStar Financial, Inc. ..........................   10
 Our dependence upon borrowings can result in significant liquidity
  constraints.............................................................   10
 We have a limited operating history and incurred significant net losses
  in 1999 and 1998........................................................   10
 We depend on key personnel for successful operations.....................   10
 We need additional equity financing to support future growth.............   10
 Should we fail to maintain REIT status, we would be subject to tax as a
  regular corporation.....................................................   10
 Failure to qualify for Investment Company Act exemption may adversely
  affect our ability to use leverage and to conduct our business..........   11
 Future revisions in policies and strategies at the discretion of Board of
  Directors may adversely affect operations...............................   11
 Mortgage Lending Operation...............................................   11
 Changes in interest rates may adversely affect results of operations.....   11
 Intense competition in the mortgage loan industry may result in reduced net income or in revised underwriting standards which would adversely
  affect operations.......................................................   11
 Higher loan-to-value ratios increase the risk that we may not recover, on
  default, full amounts due on mortgage loans.............................   12
 Loans made to non-conforming mortgage borrowers entail higher delinquency
  and loss rates..........................................................   12
 Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may materially adversely impact our lending
  operations..............................................................   12
 Financing with repurchase agreements may lead to margin calls if the
  market value of mortgage assets declines................................   12
 Interest rate fluctuations may adversely affect the value of our mortgage
  loans in process or held for sale or securitization.....................   13
 Competition with other prospective purchasers of mortgage loans for business with independent brokers and lenders may result in fluctuations
  in volume and cost of acquiring mortgage loans..........................   13
 New laws and regulations, new administrative or judicial interpretations or our failure to comply with existing federal, state, and local
  legislation or regulation could adversely affect our operations.........   13
 Failure to comply with future regulatory interpretations or judicial decisions regarding broker compensation programs may adversely affect
  results of operations...................................................   14
 Contamination of properties securing mortgage loans by hazardous
  substances would result in our facing environmental liabilities.........   14
 Acquisition and Management of a Portfolio of Mortgage Assets.............   14
 General economic and financial conditions in mortgage and financial
  markets may affect our results of operations............................   14


 Interest rate fluctuations may result in a decrease in net interest
  income..................................................................   15
 Interest rates on our borrowings adjust differently than those on related adjustable rate mortgages which may adversely affect our net interest
  income..................................................................   15
 Interest rate caps on adjustable rate mortgages may adversely affect our
  net interest income.....................................................   16
 Changes in anticipated prepayment rates may adversely affect net interest
  income..................................................................   16
 Failure to hedge effectively against interest rate changes may adversely
  affect results of operations............................................   16
 Limitations on effective hedging may adversely affect attempts to
  mitigate risk of variable rate liabilities..............................   17
 Hedging poses a credit risk..............................................   17
 Hedging poses a legal risk...............................................   17
 Hedging poses a basis risk...............................................   17
 We face loss exposure on single family mortgage assets...................   18
 We face loss exposure due to the credit risks of non-conforming mortgage
  loans...................................................................   18
 We face loss exposure due to the underlying real estate..................   18
 Market factors may limit our ability to acquire mortgage assets at yields
  which are favorable relative to borrowing costs.........................   19
 We face substantial leverage and potential net interest and operating
  losses in connection with borrowings....................................   19
 Our failure to refinance outstanding borrowings on favorable terms may
  affect results of operations............................................   19
 Decline in market value of mortgage assets may limit our ability to borrow, result in lenders initiating margin calls and require us to sell
  mortgage assets in adverse market conditions............................   20
 Adverse changes in the securitization market could impair our ability to acquire and finance mortgage loans through securitizations on a
  favorable or timely basis...............................................   20
 Mortgage loan performance may adversely affect future results............   21
 Illiquidity of investments restricts resale of mortgage securities.......   21
 Lack of geographic diversification of properties underlying mortgage assets may subject such mortgage assets to greater risk of default in
  event of hazards that affect such region................................   21
 Investment in the Securities in the Offering.............................   21
 Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and
  warrants to receive a premium for their securities......................   21
 Future sales of securities may dilute the equity of our stockholders or
  reduce the price of shares of our common stock..........................   22
 There is no assurance of an active public trading market.................   22
 Possible volatility of stock price may adversely impact the liquidity of our common stock and may result in losses to stockholders who sell
  shares of common stock..................................................   22
NOVASTAR FINANCIAL, INC...................................................   23
USE OF PROCEEDS...........................................................   24
DIVIDEND POLICY AND DISTRIBUTIONS.........................................   24
DIVIDEND REINVESTMENT PLAN................................................   25
CAPITALIZATION............................................................   25
MARKET PRICES AND DIVIDEND DATA...........................................   26
SELECTED FINANCIAL AND OTHER DATA.........................................   27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   28
 Safe Harbor Statement....................................................   28
 Basis of Presentation....................................................   28
 Recent Developments......................................................   28
 Description of Business .................................................   28
 Financial Condition of NovaStar Financial, Inc. as of March 31, 2001,
  December 31, 2000 and 1999..............................................   29
 Mortgage Loan Production.................................................   42
 Results of Operations for the Three Months Ended March 31, 2001 Compared
  with the Three Months Ended March 31, 2000..............................   45
 Presentation.............................................................   45
 Net Interest Income......................................................  46
 Provisions for Credit Losses.............................................   48
 Prepayment Penalty Income................................................   48
 Premiums for Mortgage Loan Insurance.....................................   48
 Sales of Mortgage Loans..................................................   49
 Fee Income...............................................................   50
 General and Administrative Expenses......................................   50
 Mortgage Loan Servicing..................................................   51
 Branch Operations........................................................   52
 Results of Operations for the Years Ended December 31, 2000, 1999 and
  1998....................................................................   52
 Net Income...............................................................   52
 Net Interest Income......................................................   53
 Provisions for Credit Losses.............................................   54
 Loan Servicing Fees Paid to NovaStar Mortgage, Inc.......................   54
 Net Fees for Other Services Provided by NFI Holding Corporation..........   55
 Other Income.............................................................   55
 Premiums for Mortgage Loan Insurance.....................................   56
 General and Administrative Expenses......................................   56
 Equity in Earnings of NFI Holding Corporation............................   56
 Sales of Mortgage Loans..................................................   58
 Fee Income...............................................................   59
 Liquidity and Capital Resources..........................................   60
 Inflation................................................................   60
 Impact of Recently Issued Accounting Pronouncements......................   60
 Interest Rate/Market Risk................................................   61
BUSINESS..................................................................   66
 Mortgage Lending Operation ..............................................   66
 Market Overview..........................................................   66
 Competition..............................................................   67
 Loan Origination.........................................................   68
 Marketing and Production Strategy........................................   69
 Underwriting and Quality Control Strategy................................   71
 Mortgage Loan Servicing Strategy.........................................   75
 Portfolio Management.....................................................   76
 Types of Mortgage Assets.................................................   76
 Asset Acquisition Policies...............................................   78
 Financing for Mortgage Lending Operations and Mortgage Security
  Acquisitions............................................................   78
 Mortgage Loans Held as Collateral for Structured Debt....................   79
 Credit Risk Management Policies..........................................   79
 Interest Rate Risk Management............................................   80
 Prepayment Risk Management...............................................   81
 Taxable Subsidiaries.....................................................   81
 Properties...............................................................   82
 Legal Proceedings........................................................   82


 Branch Operations.........................................................  82
MANAGEMENT.................................................................   84
 Directors and Executive Officers..........................................   84
 Directors and Executive Officers..........................................   84
 Other Senior Officers.....................................................   85
 Terms of Directors and Officers...........................................   86
 Committees of the Board...................................................   86
 Compensation of Directors.................................................   87
 Compensation Committee Interlocks.........................................   87
 Executive Compensation....................................................   88
PRINCIPAL SECURITYHOLDERS..................................................   91
 Beneficial Ownership of Common Stock by Large Securityholders.............   91
 Beneficial Ownership of Common Stock by Directors and Management..........   92
CERTAIN TRANSACTIONS.......................................................   93
 Transactions with Management..............................................   93
 Indebtedness of Management................................................   94
 Certain Business Relationships with Large Securityholders.................   95
 Conflict of Interest Policy...............................................   95
SELLING SECURITYHOLDERS....................................................   96
 Selling Securityholders for 1999 Warrants and Preferred Stock.............   96
FEDERAL INCOME TAX CONSEQUENCES............................................   97
 General...................................................................   97
 Opinion of tax counsel....................................................   97
 Qualification as a REIT...................................................   98
 Taxation of NovaStar Financial............................................  101
 Termination or Revocation of REIT Status..................................  102
 Taxation of the Company's Stockholders....................................  102
 Redemption and Conversion of Preferred Stock..............................  103
 Warrants..................................................................  104
 Taxation of Tax-Exempt Entities...........................................  104
 Foreign Investors.........................................................  105
 Recordkeeping Requirement.................................................  105
 Backup Withholding........................................................  105
 State and Local Taxes.....................................................  106
 ERISA Investors...........................................................  106
DESCRIPTION OF CAPITAL STOCK...............................................  107
 General...................................................................  107
 Historical Capital Structure..............................................  107
 Preferred Stock...........................................................  107
 Common Stock..............................................................  110
 Registration Rights.......................................................  111
 Private Placement Purchase Terms Agreement................................  112
 Repurchase of Shares and Restriction on Transfer..........................  112
 Indemnification...........................................................  114
 Limitation of Liability...................................................  114
 Business Acquisitions Statutes............................................  115
 Control Share Acquisitions................................................  115
 Transfer Agent and Registrar..............................................  116
DESCRIPTION OF WARRANTS....................................................  117
PLAN OF DISTRIBUTION.......................................................  120
LEGAL MATTERS..............................................................  120
EXPERTS....................................................................  120
WHERE YOU CAN FIND MORE INFORMATION........................................  121
GLOSSARY...................................................................  122
FINANCIAL STATEMENTS.......................................................  F-1

                               PROSPECTUS SUMMARY

  This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read this entire prospectus carefully to understand all of the terms of the offering. We include a glossary beginning on page 122.


                      Overview of NovaStar Financial, Inc.

  We are a specialty finance company that carries out our business strategies through three separate but inter-related units--mortgage lending, portfolio management and branch operations.


Mortgage Lending




  Our subsidiary NovaStar Mortgage originates non-conforming, single family, residential mortgage loans. NovaStar Mortgage has developed a nationwide network of wholesale loan brokers and mortgage lenders who submit mortgage loans to NovaStar Mortgage. Except for NovaStar Home Mortgage brokers described below, these brokers and mortgage lenders are independent from any of the NovaStar entities. NovaStar Mortgage underwrites these mortgage loans and funds approved mortgage loans through the use of its Internet Underwriter(R), or IU, a web-based underwriting system used by selected customers for non-conforming residential mortgage loans. During 2000, NovaStar Mortgage originated $719.3 million in non-conforming mortgage loans. During the three months ended March 31, 2001, NovaStar Mortgage originated $244.6 million in non-conforming mortgage loans. NovaStar Mortgage sells its whole loans to investors, including NovaStar Financial, and through securitization transactions.


  Generally the people to whom NovaStar Mortgage lends money have substantial equity in the property securing the mortgage loan. NovaStar considers "non-conforming" borrowers to be individuals who have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. These borrowers also include individuals who, due to self-employment or other circumstances, have difficulty verifying their income. These types of borrowers are generally willing to pay higher mortgage loan origination fees and interest rates than those charged by conventional lending sources. Because these borrowers typically use the proceeds of the mortgage loans to consolidate and refinance debt and to finance home improvements, education and other consumer needs, loan volume is less dependent on general levels of interest rates or home sales and therefore less cyclical than conventional mortgage lending.



Portfolio Management


  Our portfolio management business is conducted at NovaStar Financial. We manage a long-term mortgage asset portfolio in a tax-advantaged real estate investment trust structure. Our portfolio consists of mortgage loans we acquire primarily from NovaStar Mortgage and mortgage securities we acquire from the securitization transactions of NovaStar Mortgage. We generally intend to hold our mortgage assets to maturity. Our mortgage loan purchases are financed primarily through long-term financing provided by issuing long-term structured debt securities. Our mortgage securities are generally financed with repurchase agreements and other short-term debt facilities. We have adopted policies to mitigate the credit risk, interest rate risk and prepayment risk to which our mortgage asset portfolio is exposed. Our policies are focused primarily on the acquisition and management of floating-rate and adjustable-rate assets, so that assets and liabilities remain matched. Earnings are generated from spread income on the mortgage loan and securities portfolio and from gains on sales of loans sold outright for cash or in securitization transactions.

Branch Operations


  The third component in our business structure is our mortgage brokerage unit. NovaStar Home Mortgage, Inc. is a licensed mortgage broker with 84 branch offices located in 31 states at March 31, 2001. Each branch office is opened with a local retail mortgage broker acting as branch manager. The branch manager and his or her staff become employees of NovaStar Home Mortgage and operate under a strict set of policies established by NovaStar Home Mortgage. Loans are brokered to any investor/originator approved by NovaStar Home Mortgage, including NovaStar Mortgage. Fee income generated by the branch office is used to compensate the branch manager and staff and to pay a management fee to NovaStar Home Mortgage for providing administrative functions, including accounting, human resources, license/registration and loan investor management. We also benefit from any fee or other income that may be derived by NovaStar Mortgage in connection with loans brokered to us by the branch offices.


  We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As a result, our earnings are generally not subject to federal income tax to the extent that we distribute our earnings to stockholders and maintain our qualification as a REIT. We believe the REIT structure is one of the most desirable for owning mortgage loans and mortgage securities due to the elimination of corporate-level income taxation. We are self-advised and self-managed. We have neither an outside advisor to provide portfolio investment advice nor an outside manager to take care of the day-to-day administration of our business operations. We believe that this is a structure that distinguishes us from many other mortgage REITs.


                                  The Offering

Securities Offered

  This prospectus covers offerings of up to:

  . 4,285,714 shares of issued and outstanding preferred stock held by the selling securityholders;



  . 1,162,731 warrants that are owned by the selling securityholders; and


  . 5,448,445 shares of common stock that may be subsequently acquired by the selling securityholders from us upon the exercise of warrants and conversion of preferred stock.


  Each share of preferred stock:

  . is convertible, at the option of the holder, into one share of common stock;

  . has a cumulative dividend payable at the rate of 7.0% per annum; and

  . may be redeemed at a price of $7.00 by NovaStar Financial at any time after March 31, 2002.

  The warrants consist of:

  . 350,000 warrants expiring February 12, 2002 issued with an exercise price of $6.9375; and


  . 812,731 warrants expiring October 13, 2003 issued with an exercise price of $4.5625.



Use of Proceeds

  We will receive no proceeds from the sale of preferred stock or warrants by the selling securityholders. We will use the net proceeds from the issuance of common stock pursuant to the exercise of the warrants to fund the acquisition of mortgage loans, as described in this prospectus and, pending such use, to reduce borrowings.

          The Structure of Our Company and Principal Subsidiaries




  We formed NFI Holding in 1997 to serve as a holding company for our taxable affiliates in order to legally separate the mortgage loan origination operation and other lines of business from the REIT entity. This was done for regulatory, tax, risk management and other reasons. Our founders, Scott F. Hartman and
W. Lance Anderson, owned 100% of the voting common stock of NFI Holding while we owned 100% of NFI Holding's non-voting preferred stock which represented a non-voting 99% economic interest in NFI Holding.


  The REIT Modernization Act, enacted December 15, 1999, permits a REIT to own, after December 31, 2000, 100% of the outstanding voting securities of a taxable subsidiary. This federal legislation change is discussed further under "Federal Income Tax Consequences" of this prospectus. Effective January 1, 2001, and as a result of the enactment of the REIT Modernization Act, we acquired the voting common stock of NFI Holding from the two founders for $370,000. Following the acquisition of the voting common stock of NFI Holding, we exchanged all of our preferred stock for additional voting common stock of NFI Holding. As a result, we now own 100% of the voting common stock of NFI Holding.


  NFI Holding wholly owns NovaStar Mortgage. NovaStar Mortgage has contracted with us to: pay interest on amounts borrowed from us; sell non-conforming mortgage loans it originates to us; pay guarantee fees on loans sold by us in which we have guaranteed the performance of NovaStar Mortgage; service our non-conforming mortgage loans; and provide administrative services to us. Mr. Hartman and Mr. Anderson serve as the sole directors of both NFI Holding and NovaStar Mortgage.



Recent Developments



  Effective January 1, 2001, we own 100% of the voting common stock of NFI Holding. Our consolidated financial statements beginning fiscal year 2001 include NFI Holding as a consolidated wholly-owned subsidiary.


  On January 1, 2001, in related transactions approved by the Audit and Compensation Committees of our Board of Directors, we restructured the promissory notes given in connection with the initial issuance of NFI Holding common stock and three other outstanding promissory notes given by each of the founders arising out of the acquisition of units in our 1997 private placement. We acquired 72,222 shares of our common stock held by our founders at an aggregate purchase price of $270,833 ($3.75 per share). The promissory notes, aggregating to $1,455,250, were cancelled in exchange for the proceeds of the two stock sales (totaling $640,833) and new 10-year nonrecourse noninterest-bearing promissory notes executed by Mr. Hartman and Mr. Anderson. Finally, we accepted the return of 289,332 shares of common stock issued upon the exercise of options by Mr. Hartman and Mr. Anderson in satisfaction of indebtedness of $4,339,980 incurred in connection with that exercise, with $521,545 of accrued interest added to the principal amount of the 10-year promissory notes. The new 10-year notes aggregate to $1,393,208. The founders have each pledged 72,222 shares of our common stock as security for each note and the notes will be forgiven in equal annual installments over a 10-year period so long as the founders remain in the employ of NovaStar Financial. The transactions described above are reflected in the consolidated financial statements beginning January 1, 2001.


  Beginning in December 1999, our management and Board authorized the purchase of up to $9 million of outstanding shares of NovaStar Financial common stock. Under this stock repurchase plan, we purchased 2,050,166 shares through December 31, 2000 and an additional 378,279 shares through March 31, 2001.

                              Summary Risk Factors

  Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the factors set forth in "Risk Factors." These risk factors include:

  . Our dependence upon borrowings can result in significant liquidity constraints. Our profitability is dependent upon our ability to borrow money on favorable terms. In October 1998, the subprime mortgage loan market faced a liquidity crisis with respect to the availability of short-term borrowings from major lenders and long-term borrowings through securitization. We faced significant liquidity constraints.

  . We have a limited operating history and incurred significant net losses in 1999 and 1998. We have not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions. Historical operating performance may be of limited relevance in predicting future performance. We incurred significant net losses in 1999 and 1998.

  . Forgivable notes may adversely affect results of operations. In our private placement, Messrs. Hartman and Anderson each acquired units paid for with promissory notes. Principal due on the notes will be forgiven if the return to private placement investors meets benchmarks. The non-cash charge against earnings resulting from forgiveness of the notes could have a material adverse effect on our results of operations and dividends paid to stockholders during periods forgiven.

  . We depend on key personnel for successful operations. Our operations and those of NovaStar Mortgage depend heavily upon the contributions of Scott Hartman and Lance Anderson, both of whom would be difficult to replace. The loss of either of these individuals could have a material adverse effect upon our businesses and results of operations.

  . Should we fail to maintain REIT status, we would be subject to tax as a regular corporation. If we fail to maintain our qualification as a REIT, we would be subject to federal income tax as a regular corporation. We intend to conduct our business at all times in a manner consistent with the REIT provisions of the Code.

  . Changes in interest rates may adversely affect results of operations. Our results of operations are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire mortgage loans in expected volumes necessary to support our fixed overhead expense levels.

  . Intense competition in the non-conforming mortgage loan industry may result in reduced net income or in revised underwriting standards which would adversely affect operations. We face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and other mortgage REITs. Any increase in the competition among lenders to originate or purchase non-conforming mortgage loans may result in either reduced interest income on such mortgage loans compared to present levels or revised underwriting standards permitting higher loan-to-value ratios on properties securing non-conforming mortgage loans.

  . Loans made to non-conforming mortgage borrowers entail higher delinquency and loss rates. Lenders in the non-conforming mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Mortgage loans made to non-conforming mortgage loan borrowers generally entail a higher risk of delinquency and foreclosure than mortgage loans made to borrowers with better credit and may result in higher levels of realized losses. Any failure by us to adequately address the risks of non-conforming lending would have a material adverse impact on our results of operations, financial condition and business prospects.

  . Historical mortgage loan performance data inhibits prediction of future results. We use historical mortgage loan performance data to estimate the level of allowances for credit losses on our mortgage loan portfolio. The delinquency, foreclosure and loss experience of the mortgage loans to date may not be indicative of future results. Actual experience that is different from our estimates may have a material adverse impact on our results of operations and financial results.

  . Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may materially adversely impact our lending operations. We are currently dependent upon a few lenders to provide the primary credit facilities for funding of our mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements could have a material adverse effect on our lending operations and our overall performance.

  . Interest rate fluctuations may result in a decrease in net interest income. Interest rate fluctuations may affect our earnings as a result of potential changes in the spread between the interest rates on our borrowings and the interest rates on our mortgage assets. In addition, mortgage prepayment rates vary depending on such factors as mortgage interest rates and market conditions. Changes in anticipated prepayment rates may adversely affect our earnings.

  . Failure to hedge effectively against interest rate changes may adversely affect results of operations. Asset/liability management hedging strategies involve risk and may not be effective in reducing our exposure to interest rate changes. Moreover, compliance with the REIT provisions of the Code may prevent us from effectively implementing the strategies that we determine, absent such compliance, would best insulate us from the risks associated with changing interest rates.

  . We face loss exposure due to the underlying real estate. A substantial portion of our mortgage assets consists of (1) single family mortgage loans or (2) mortgage securities evidencing interests in single family mortgage loans. We will be subject to the risk of loss on such mortgage assets arising from borrower defaults to the extent not covered by third-party credit enhancement.

  . Market factors may limit our ability to acquire mortgage assets at yields which are favorable relative to borrowing costs. Despite management's experience in the acquisition of mortgage assets and its relationships with various mortgage suppliers, there can be no assurance that we will be able to acquire sufficient mortgage assets from mortgage suppliers at spreads above our cost of funds.

  . Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and warrants to receive a premium for their securities. In order for us to meet the requirements for qualification as a REIT, our charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.8% of the outstanding shares. This restriction may inhibit market activity and the resulting opportunity for the holders of our common stock to receive a premium for their stock that might otherwise exist in the absence of such restrictions.

  . There is no assurance of an active public trading market. There is no assurance that an active public trading market for the common stock will be sustained. Our common stock's trading volume is relatively low compared to many other securities listed on the New York Stock Exchange. Our warrants trade through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's bulletin board service. Shares of preferred stock are available for trading by qualified institutional buyers as defined in Rule 144A through the PORTAL market. There can be no assurance as to the development or liquidity of a market for the preferred stock, which will not be listed on a national securities exchange and will not be authorized for quotation on Nasdaq. The transferability of both the warrants and the preferred stock may be extremely limited.

                        Summary Financial and Other Data
                (dollars in thousands, except per share amounts)


                           For the     For the
                            three       three
                           months      months                                                      For the
                            ended       ended      For the  year ended December 31,              period ended
                          March 31,   March 31,  -------------------------------------------     December 31,
                           2001(1)      2000       2000       1999       1998        1997            1996
                          ---------   ---------  --------   --------   --------   ----------   ----------------
Consolidated Statement
 of Operations Data
 Interest income........  $ 12,740    $ 12,812   $ 46,895   $ 66,713   $100,747   $   36,961       $   155
 Interest expense.......     8,516       9,636     33,964     46,758     80,794       28,185           --
 Net interest income....     4,224       3,176     12,931     19,955     19,953        8,776           155
 Provision for credit
  losses................       519       1,579      5,449     22,078      7,430        2,453           --
 Equity in net income
  (loss)--NFI Holding...       --          699      1,123         88     (2,984)          28           --
 Gain (loss) on sales of
  mortgage assets.......     5,023         --        (826)       351    (14,962)          51           --
 General and
  administrative
  expenses..............    11,823         711      3,017      3,590      4,379        3,451           457
 Accounting transition
  adjustment............    (1,706)        --         --         --         --           --            --
 Net income (loss) .....     3,013       1,212      5,626     (7,092)   (21,821)      (1,135)         (302)
 Basic income (loss) per
  share.................  $   0.43    $   0.09   $   0.51   $ (1.08)   $ (2.71)   $    (0.26)      $ (0.08)
 Diluted income (loss)
  per share.............  $   0.30    $   0.09   $   0.50     (1.08)   $  (2.71)  $    (0.26)      $ (0.08)
                            As of       As of                      As of December 31,
                          March 31,   March 31,  --------------------------------------------------------------
                           2001(1)      2000       2000       1999       1998        1997            1996
                          ---------   ---------  --------   --------   --------   ----------   ----------------
Consolidated Balance
 Sheet Data
 Mortgage Assets:
 Mortgage loans.........  $430,880    $551,776   $375,927   $620,406   $945,798   $  574,984       $   --
 Mortgage securities....    76,207       6,775     46,650      6,775        --       517,246        13,239
 Total assets...........   552,185     625,531    494,482    689,427    997,754    1,126,252        59,811
 Borrowings.............   411,455     520,895    382,437    586,868    891,944    1,002,560           --
 Stockholders' equity...   117,162     101,657    107,919    101,161     82,808      116,489        46,380
                          As of or    As of or
                           for the     for the
                            three       three
                           months      months         As of or for the year ended              As of or for the
                            ended       ended                December 31,                        period ended
                          March 31,   March 31,  -------------------------------------------     December 31,
                           2001(1)      2000       2000       1999       1998        1997            1996
                          ---------   ---------  --------   --------   --------   ----------   ----------------
Other Data
 Loans originated by
  NovaStar affiliates:
 Principal at purchase..  $244,639    $132,072   $719,341   $452,554   $878,871   $  409,974       $   --
 Average principal
  balance per loan......  $    117    $    107   $    115   $    101   $     94   $      130       $   --
 Weighted average
  interest rate:
  Adjustable rate
   mortgage loans.......      10.3 %      10.1%      10.6 %      9.9 %     10.0 %       10.1 %         --
  Fixed rate mortgage
   loans................      10.7 %      10.3%      10.5 %     10.0 %      9.9 %        --            --
 Loans with prepayment
  penalties.............        82 %        93%        90 %       90 %       74 %         73 %         --
 Weighted average
  prepayment period (in
  years)................       2.4         3.1        3.0        3.2        2.4          2.4           --
 Annualized return on
  assets................      2.30 %      0.74%      0.97 %    (0.83)%    (1.66)%      (0.01)%       (0.50)%
 Annualized return on
  equity................     10.71 %      4.78%      5.50 %    (6.71)%   (20.71)%      (0.06)%       (0.65)%
 Dividends declared per
  common share..........  $    --     $    --    $    --    $    --    $   1.00   $     0.28       $   --
 Dividends declared per
  preferred share.......  $   0.12    $   0.12   $   0.49   $   0.37   $    --    $     0.18       $   --
 Number of account
  executives............        91          91         85         47         63           36           --
Number of net branches..        84          16         63          4        --           --            --

--------

(1) Amounts reflect the purchase of all outstanding common stock, and concurrent consolidation for financial reporting purposes, of NFI Holding Corporation on January 1, 2001

                                  RISK FACTORS

Overall Enterprise of NovaStar Financial, Inc.

 Our dependence upon borrowings can result in significant liquidity constraints.

  Our profitability is dependent upon our ability to borrow money on favorable terms. In October 1998, the subprime mortgage market faced a liquidity crisis with respect to the availability of short-term borrowings from major lenders and long-term borrowings through securitization. We faced significant liquidity constraints and we entered into a short-term financing arrangement for approximately $18 million. In the event the long-term securitization market remains constrained, NovaStar Financial's ability to increase its portfolio and earnings will be adversely affected.

 We have a limited operating history and incurred significant net losses in 1999 and 1998.

  We began operations in December 1996 after the closing of a private placement. Our affiliate, NovaStar Mortgage, began its mortgage lending operation in late January 1997 and began servicing loans on July 15, 1997. Because we have not developed an extensive earnings history nor experienced a wide variety of interest rate or market conditions, our historical operating performance may not predict our future performance. Although we generated net income in the first three quarters of 1998, we incurred significant net losses for the fourth quarter of 1998 due to certain events that occurred early in the fourth quarter of 1998. During the year ended December 31, 1999, we recorded a significant net loss, principally a result of increased provisions for credit losses. Please read further in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus for more details.


 We depend on key personnel for successful operations.

  Our operations and the operations of NovaStar Mortgage depend heavily on the contributions of Scott Hartman and Lance Anderson. Both Mr. Hartman and Mr. Anderson would be difficult to replace. The loss of either of these individuals could materially adversely effect our business and operating results.

 We need additional equity financing to support future growth.

  To fully implement our strategy to grow our portfolio of mortgage assets, we will need to raise additional capital periodically. Accordingly, we expect to undertake both future equity offerings and long-term securitized debt offerings. There is no assurance that we will successfully and economically raise the capital we will require through such offerings.

 Should we fail to maintain REIT status, we would be subject to tax as a regular corporation.

  We intend to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our classification as a REIT for federal income tax purposes, we must satisfy tests with respect to the sources of our income, the nature and type of our assets, the amount of our distributions to stockholders, and concentration of the ownership of our stock. If we fail to qualify as a REIT in any taxable year and the relief provisions of the Code do not apply, we would be subject to federal income tax on our taxable income as a regular, domestic corporation and our stockholders would be subject to the same tax treatment as stockholders of such corporation. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible in computing our taxable income. As a result, we could be subject to income tax liability and the cash available for distribution to our stockholders would be significantly reduced or eliminated. Further, we could also be disqualified from re-electing REIT status for the four taxable years following the year we became disqualified.

  There is no assurance that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or with respect to the federal income tax consequences of such qualification. Any such changes may reduce or eliminate our competitive advantage over non-REIT competitors.


 Failure to qualify for Investment Company Act exemption may adversely affect our ability to use leverage and to conduct our business.

  We conduct our business so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business. Any such failure to qualify for such exemption could have a material adverse effect on us.

 Future revisions in policies and strategies at the discretion of Board of Directors may adversely affect operations.

  Management has established our operating policies and strategies set forth in this prospectus. These policies and strategies may be modified or waived by the Board of Directors, subject in some cases to approval by a majority of the independent directors, without stockholder approval. The ultimate effect of these changes may adversely affect our operations.

Mortgage Lending Operation

 Changes in interest rates may adversely affect results of operations.

  Any period of unexpected or rapid changes in interest rates is likely to adversely affect results of our operations. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire non-conforming mortgage loans in expected volumes necessary to support fixed overhead expense levels. Decrease in interest rates generally cause mortgage loans in the portfolio to prepay more quickly. This could result in our amortizing more of the premium we paid for the mortgage loans and would, therefore, decrease net interest income.

 Intense competition in the mortgage loan industry may result in reduced net income or in revised underwriting standards which would adversely affect operations.

  NovaStar Financial and NovaStar Mortgage face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and other mortgage REITs. We face competition from lenders with established positions in the national market and particular geographic markets in which we operate. Competition can take place on various levels, including convenience in obtaining a loan, service, marketing, origination channels and pricing.

  The non-conforming market is currently undergoing substantial changes. There are new entities leaving and entering the market creating a changing competitive environment. Furthermore, some large national finance companies and prime mortgage originators have begun to implement plans to adapt their prime mortgage loan origination programs and to allocate resources to the origination of non-conforming mortgage loans. Some of these larger mortgage companies and commercial banks have begun to offer products similar to those which are offered by NovaStar Mortgage and have begun to target customers similar to those targeted by NovaStar Mortgage. In the future, NovaStar Mortgage may also face competition from government sponsored entities, such as Fannie Mae and Freddie Mac, formerly known as FNMA and FHLMC, respectively. For example, Freddie Mac has issued securities collateralized by non-conforming mortgage loans originated by a financial institution.


  The entrance of these competitors into NovaStar Mortgage's market could have a material adverse effect on our operating results and on our financial condition. Increased competition could result in either reduced net interest income on non-conforming mortgage loans compared to present levels or in revised underwriting standards permitting higher loan-to-value ratios on properties securing non-conforming mortgage loans. Increased competition may also increase the demand for NovaStar Mortgage's experienced personnel and the potential that such personnel will leave NovaStar for its competitors. There is no assurance that NovaStar Mortgage will be able to compete successfully in this market environment. Any failure in this regard could have a material adverse effect on our operating results and on our financial condition. Fluctuations in interest rates and general and localized economic conditions may also affect the competition NovaStar Mortgage faces. Competitors with lower costs of capital have a competitive advantage over us. During periods of declining rates, competitors may solicit our customers to refinance their loans. In addition, during periods of economic slowdown or recession, our borrowers may face financial difficulties and be more receptive to the offers of our competitors to refinance their mortgage loans.

 Higher loan-to-value ratios increase the risk that we may not recover, on default, full amounts due on mortgage loans.

  Our current underwriting guidelines allow for the acquisition of originated loans with up to a 95% loan-to-value ratio. The higher the loan-to-value ratio, the greater the risk that we may be unable to recover full amounts due on our mortgage loans when a borrower defaults and we foreclose and sell the underlying collateral. As of March 31, 2001, the average loan-to-value ratio of our mortgage loan portfolio was 80.1%. Our failure to adequately address the risk of high loan-to-value products would have a material adverse effect on our operating results, our financial condition and our business prospects.


 Loans made to non-conforming mortgage borrowers entail higher delinquency and loss rates.

  Lenders in the non-conforming mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. Mortgage loans made to non-conforming mortgage borrowers generally entail a higher risk of delinquency and foreclosure than mortgage loans made to borrowers with better credit and may result in higher levels of realized loss. Most of our mortgage loans are made to borrowers who do not qualify for mortgage loans from conventional mortgage lenders. As of March 31, 2001, 5.2% of our mortgage loan portfolio was comprised of mortgage loans made to borrowers graded "C" and 0.9% of our portfolio was comprised of mortgage loans made to borrowers graded "D", "C" and "D" being our two lowest credit grade classifications. There is no assurance that our underwriting criteria or methods will afford adequate protection against the higher risks associated with mortgage loans made to non-conforming mortgage loan borrowers. Our failure to adequately address the risk of non-conforming lending would have a material adverse impact on our operating results, our financial condition and our business prospects.


 Failure to renew or obtain adequate funding under warehouse facilities and repurchase agreements may materially adversely impact our lending operations.

  We finance substantially all of our mortgage loans through interim financing facilities including our bank warehouse credit line and repurchase agreements, and with equity. These borrowings have been and will be repaid with the net proceeds we receive from financing mortgage loans through securitization or sales for cash. We are dependent upon a few lenders to provide the primary credit facilities for our mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements, find buyers for mortgage loan originations or issue asset-backed bonds could have a material adverse impact on our lending operations.


 Financing with repurchase agreements may lead to margin calls if the market value of mortgage assets declines.

  In a repurchase agreement, we sell an asset and agree to repurchase the same asset at some period in the future. Generally, the repurchase agreements we enter into stipulate that we must repurchase the asset in 30 days. These arrangements are treated as secured financings. The amount we can borrow under these arrangements is generally 96% to 98% of the asset market value. When asset market values decrease, we are required to repay the margin, or difference in the market value. To the extent the market values of assets financed with repurchase agreements decline rapidly, we will be required to meet cash margin calls. If cash is unavailable, we may default under the terms of the repurchase agreement. In that event, the lender retains the right to liquidate the collateral to settle the amount we then owe.


 Interest rate fluctuations may adversely affect the value of our mortgage loans in process or held for sale or securitization.

  Changes in interest rates can have a variety of effects on our mortgage loan origination business. The market value of fixed-rate mortgage loans has a greater sensitivity to changes in market interest rates than adjustable rate mortgage loans. To the extent an interest rate is established for a mortgage loan in process prior to the time such mortgage loan is funded, a gain or loss on the sale of the mortgage loan may result from changes in interest rates during the period between the time the interest rate is established and the time the mortgage loan is committed for sale. A sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage loans being held by us will reduce the market value of the mortgage loans. This may cause lenders to require additional collateral. Even with stable or declining interest rates, the market value of the type of mortgage loans we hold could decrease, making long term securitization expensive or unavailable. In addition, our results of operations from our origination of mortgage loans can be adversely affected to the extent rising interest rates decrease the volume of mortgage loan originations and the revenue derived therefrom.

 Competition with other prospective purchasers of mortgage loans for business with independent brokers and lenders may result in fluctuations in volume and cost of acquiring mortgage loans.

  NovaStar Financial and NovaStar Mortgage depend in large part upon independent mortgage loan brokers and mortgage lenders for originations and purchases of new mortgage loans. Our competitors also seek to establish relationships with brokers and mortgage lenders. Our future results may become more exposed to fluctuations in the volume and cost of acquiring our mortgage loans resulting from competition from other prospective purchasers of mortgage loans.

 New laws and regulations, new administrative or judicial interpretations or our failure to comply with existing federal, state, and local legislation or regulation could adversely affect our operations.

  Members of Congress and government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or, in part, based on borrower income, type of mortgage loan or principal amount. Because many of our mortgage loans will be made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans offered by us. The recently enacted 2001 tax legislation contained no provisions directly affecting the deduction by individual taxpayers of mortgage interest or points.



  The businesses of NovaStar Financial and NovaStar Mortgage are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. They are also subject to various laws and judicial and administrative decisions imposing requirements and restrictions on all or part of the businesses' operations. There can be no assurance that we will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for us. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions, all of which could cause a material adverse impact on our profitability.

  These laws and regulations are subject to legislative, administrative and judicial interpretation, and some have been infrequently interpreted or only recently enacted, all of which can result in ambiguity with respect to permitted conduct. Any ambiguity under the regulations to which we are subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action law suits, with respect to our compliance with the applicable laws and regulations. As a mortgage lender, NovaStar Mortgage will be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

 Failure to comply with future regulatory interpretations or judicial decisions regarding broker compensation programs may adversely affect results of operations.

  Future regulatory interpretations or judicial decisions may require us to change our broker compensation programs or else face material monetary judgments or other penalties. Any such changes or penalties may have a material adverse effect on our operating results, financial condition and on our business prospects. Several law suits have been filed against a number of mortgage lenders alleging that such lenders have violated the Real Estate Settlement Procedures Act, commonly called RESPA, by making payments to independent mortgage brokers. These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers and allege that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by the Real Estate Settlement Procedure Act, and are therefore illegal. Several federal district courts construing RESPA in these cases have reached conflicting results. In 1998, the United States Court of Appeals for the Eleventh Circuit ruled in two decisions in Culpepper v. Inland Mortgage Corporation that the payment by the lender to the broker in the circumstance of that particular case constituted a prohibited referral fee under the Real Estate Settlement Procedure Act. The case was remanded to the district court for further proceedings. On June 15, 2001, the Eleventh Circuit affirmed a lower court's decision to grant class action status to the pending case. If the pending cases on lender payments to brokers are ultimately resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. Our broker compensation programs currently utilize such payments.


 Contamination of properties securing mortgage loans by hazardous substances would result in our facing environmental liabilities.

  Properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on properties, we may be required to remove those substances or sources and clean up the property. The company may also be liable to tenants and other users of neighboring properties. Such clean-up costs and liabilities may be extensive and may materially and adversely affect our results of operations. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean-up.

Acquisition and Management of a Portfolio of Mortgage Assets

 General economic and financial conditions in mortgage and financial markets may affect our results of operations.

  The results of our mortgage assets portfolio operation are affected by various factors, many of which are beyond our control. The performance of our mortgage assets portfolio depends on, among other things, the level of net interest income generated by our mortgage assets, the market value of such mortgage assets and the supply and demand for such mortgage assets. Our net interest income varies primarily as a result of changes in short-term interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage assets, the geographic location of the properties securing the mortgage loans included in or underlying the mortgage assets, conditions in financial markets, the fiscal and monetary policies of the U.S. government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect our activities, our operating results depend, in large part, upon our ability to manage our interest rate and prepayment risks while maintaining our status as a REIT. Prolonged failure to manage such risks would adversely affect our results of operations.

 Interest rate fluctuations may result in a decrease in net interest income.

  Our adjustable rate mortgage loans bear adjustable interest or pass-through rates based on short-term interest rates, and substantially all of our borrowings bear interest at short-term rates and have maturities of less than one year. Consequently, changes in short-term interest rates may significantly influence our net interest income. While rising short-term interest rates generally increase the yields on our adjustable rate mortgage loans, rising short-term interest rates also increase the cost of our borrowings which are utilized to fund the mortgage loans. To the extent such costs escalate more rapidly than the yields, our net interest income may be reduced or a net loss may result. Conversely, falling short-term interest rates may decrease the interest cost on our borrowings more rapidly than the yields on the mortgage loans and hence may increase our net interest income. There is no assurance as to the amount or timing of changes in interest rates or their effect on our mortgage assets or net interest income.

  As of March 31, 2001, 54% of our mortgage loans, $232 million, had adjustable rate characteristics. Adjustable rate mortgage loans, commonly called ARMs, are inherently riskier than fixed rate mortgage loans. These loans have interest rates that may rise, resulting in higher mortgage payments for the borrower. Adjustable rate mortgage loans are usually underwritten at a higher interest rate, to ensure that the borrower has the ability to make mortgage payments as the rate on the mortgage loan increases. An increasing interest rate environment will force the borrower to make higher mortgage payments, which could result in higher delinquencies, foreclosures and losses.


 Interest rates on our borrowings adjust differently than those on related adjustable rate mortgages which may adversely affect our net interest income.

  A substantial portion of all mortgage loans we own have adjustable terms today or are fixed today, but will adjust at some point in the future. Interest rates on our borrowings are and generally will be based on short-term indices. To the extent any of our mortgage loans are financed with borrowings bearing interest based on or varying with an index different from that used for the related mortgage assets, so-called "basis" interest rate risk will arise. In this event, if the index used for the mortgage assets is a "lagging" index, such as the 11th District Cost of Funds, that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, our net interest income will be adversely affected in periods of increasing market interest rates. Additionally, our adjustable rate mortgage loans will be subject to periodic rate adjustments which may be more or less frequent than the increases or decreases in rates borne by the borrowings or financing we utilize. Accordingly, in a period of increasing interest rates, we could experience a decrease in net interest income or a net loss because the interest rates on borrowings could adjust faster than the interest rates on our adjustable rate mortgages or mortgage assets backed by adjustable rate mortgages.

  As of March 31, 2001, 54% of our mortgage loans bear rates that adjust semiannually, annually or are fixed for two or three years and adjust annually thereafter. All of our borrowings bear variable rates of interest. Rates on our repurchase agreements are variable based on the terms to maturity of individual agreements. As of March 31, 2001, these repurchase agreements were tied to one-month LIBOR. The rate on our warehouse line of credit adjusts based upon the federal funds rate.

 Interest rate caps on adjustable rate mortgages may adversely affect our net interest income.

  Adjustable rate mortgage loans are typically subject to periodic and lifetime interest rate caps that limit the amount an adjustable rate mortgage interest rate can change during any given period. Our borrowings will not be subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, we could also experience a decrease in net interest income or a net loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation while the interest rates on our adjustable rate mortgages and mortgage assets backed by adjustable rate mortgages would be limited by caps. Further, some adjustable rate mortgages may be subject to periodic payment caps that result in some portion of the interest accruing on the adjustable rate mortgage being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our adjustable rate mortgages than is required to pay interest on the related borrowings, which will not have such payment caps.

 Changes in anticipated prepayment rates may adversely affect net interest income.

  Prepayment rates vary from time to time and may cause changes in the amount of our net interest income. Prepayments of adjustable rate mortgages and mortgage assets backed by adjustable rate mortgages usually can be expected to increase when mortgage interest rates fall below the then-current interest rates on such adjustable rate mortgages and decrease when mortgage interest rates exceed the then-current interest rate on adjustable rate mortgages, although such effects are not predictable. Prepayment experience may also be affected by the geographic location of the property securing the mortgage loans, the assumability of the mortgage loans, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on adjustable rate mortgages are affected by the ability of the borrower to convert an adjustable rate mortgage to a fixed-rate mortgage loan by conditions in the fixed-rate mortgage market. If the interest rate on adjustable rates mortgage increase at a rate greater than the interest rate on fixed-rate mortgage loans, prepayments on adjustable rate mortgages may tend to increase. In periods of fluctuating interest rates, interest rates on adjustable rate mortgages may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on adjustable rate mortgages to increase at a rate greater than anticipated. We will seek to minimize prepayment risk through a variety of means to the extent they are available to us at reasonable cost at various points in time. These means may include structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage assets with prepayment prohibitions and penalties and investing in mortgage security structures which have prepayment protection. In addition, we may purchase interest-only strips to a limited extent. The basis risk that will exist between an interest-only strips and the other assets in the portfolio could increase our risk in interest rate environments where interest-only strip would amortize quickly.

  Changes in anticipated prepayment rates of mortgage assets could affect us in several adverse ways. Faster than anticipated prepayment of any mortgage asset that we purchased at a premium would generally result in a faster than anticipated write-off of any remaining capitalized premium amount and consequent reduction of our net interest income by such amount. A portion of the adjustable-rate single family mortgage loans which we may acquire, either directly as mortgage loans or through mortgage securities backed by adjustable rate mortgages, will generally bear initial interest rates which are lower than their "fully-indexed" rates. In the event that such an asset prepays faster than anticipated prior to or soon after the time of adjustment to a fully-indexed rate, we will have experienced an adverse effect on our net interest income during the time we held such adjustable rate mortgage compared with holding a fully-indexed adjustable rate mortgage and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable rate mortgage

  Subprime borrowers are frequently in a unique position to receive economic gain from refinancing due to improving their mortgage and consumer credit profiles through timely payments on outstanding loans. As a result, a subprime borrower may be able to lower the rate on their home loan without a change in interest rates.

 Failure to hedge effectively against interest rate changes may adversely affect results of operations.

  Our operating strategy subjects us to interest rate risks. We follow an asset/liability management program intended to protect against interest rate changes and prepayments. Nevertheless, developing an effective asset/liability management strategy is complex and no strategy can completely insulate us from risks associated with interest rate changes and prepayments. In addition, there is no assurance that our hedging activities will have the desired beneficial impact on our operating results or financial condition. Hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. We may increase our hedging activity, and thus increase our hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased. Moreover, federal tax laws applicable to REITs may substantially limit our ability to engage in asset/liability management transactions. Such federal tax laws may prevent us from effectively implementing hedging strategies that we determine, absent such restrictions, would best insulate us from the risks associated with changing interest rates and prepayments.

 Limitations on effective hedging may adversely affect attempts to mitigate risk of variable rate liabilities.

  We purchase interest rate caps and interest rate swaps to attempt to mitigate the risk of variable rate liabilities increasing at a faster rate than the earnings on our assets during a period of rising interest rates. In this way, we intend generally to hedge as much of the interest rate risk as we determine is in our best interests given the cost of such hedging transactions and the need to maintain our status as a REIT. In this regard, the amount of income we may earn from interest rate swaps and caps is subject to substantial limitations under the REIT provisions of the Code. We may hedge the risk of our borrowing costs on our variable rate liabilities increasing faster than our income, due to the effect of the periodic and lifetime caps on our mortgage assets, through the acquisition of


  . qualified REIT assets, such as interest-only REMIC regular interests, that function in a manner similar to hedging instruments;

  . qualified hedges, the income from which qualifies for the 95% income test, but not the 75% income test for REIT qualification purposes; and

  . other hedging instruments, whose income qualifies for neither the 95% income test nor the 75% income test.

The latter form of hedging may be accomplished through one of our taxable affiliates. This determination may result in our election to bear a level of interest rate risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risk is advisable.

 Hedging poses a credit risk.

  In the event that we purchase interest rate caps or other interest rate agreements to hedge against lifetime and periodic rate or payment caps, and the provider of interest rate agreements becomes financially unsound or insolvent, we may be forced to unwind our interest rate agreements with such provider and may take a loss on such interest rate agreements. Although we intend to purchase interest rate agreements only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, there is no assurance that we can avoid such third party risks.

 Hedging poses a legal risk.

  We accept legal risk in entering into interest rate swap and cap agreements. No assurance can be given as to the enforceability of these agreements. An agreement that is not enforceable may subject us to unexpected interest rate risk and have a material adverse affect on results of operations.

 Hedging poses a basis risk.

  We also accept basis risk in entering into interest rate swap and cap agreements. Basis risk occurs as the performance of hedged financing sources vary from expectations and differ from the performance of the hedging instrument. For instance, we hedge our borrowing to mitigate interest rate risk of mortgage assets that are fixed or we reprice at different times or based on different indices. Although the hedging item may reduce interest rate risk, borrowers may prepay at speeds which vary from initial expectation. Absent proper monitoring, we could have a hedging instrument in place without an underlying financing source. The consequence of which may be a material adverse effect on results of operations.

  We are not regulated in regards to our hedging activities. However, in order to maintain our exemption from the registration requirements of the Commodities Exchange Act, we are limited with respect to investments in futures contracts, options on futures contracts and options on commodities.

 We face loss exposure on single family mortgage assets.

  A substantial portion of our investment portfolio consists of single family mortgage loans or mortgage assets evidencing interests in single family mortgage loans. We will generally bear the risk of loss on any such mortgage assets we purchase in the mortgage market or through our mortgage lending business. To the extent third parties have been contracted to provide the credit enhancement, we are dependent in part upon the credit worthiness and claims-paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited in amount and losses in excess of the limitation would be borne by us.

  Accordingly, during the time we hold such mortgage loans, we will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance, such as those occurring from earthquakes or floods. In the event of a default on any single family mortgage loan held by us, including, without limitation, resulting from higher default levels as a result of declining property values and worsening economic conditions, among other factors, we would bear the risk of loss of principal to the extent of any deficiency between the value of the related real property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans would also cease to be eligible collateral for borrowings and would have to be financed by us out of other funds until ultimately liquidated, resulting in increased financing costs and reduced net income or a net loss.

  We may pool and finance or sell through securitizations a substantial portion of the single family mortgage loans we acquire. In securitizations, we continue to bear risk of loss on the underlying mortgage loans.

 We face loss exposure due to the credit risks of non-conforming mortgage loans.

  Credit risks associated with non-conforming mortgage loans may be greater than those associated with prime mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal difference between non-conforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the borrowers, the documentation required for approval of the borrowers, the types of properties securing the mortgage loans, loan sizes and the borrowers occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming mortgage loans are often higher than those charged for conforming mortgage loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming mortgage loans and could have an adverse effect on us to the extent that we invest in those mortgage loans or securities secured by such mortgage loans.

 We face loss exposure due to the underlying real estate.

  Many of the risks of holding subprime mortgage loans and retaining, after securitization, credit risk derived therefrom reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of subprime mortgage loans. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition, including environmental considerations, may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage securities. Foreclosure laws in various states may extend the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Some borrowers on underlying mortgages may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected.

 Market factors may limit our ability to acquire mortgage assets at yields which are favorable relative to borrowing costs.

  Our net income depends, in large part, on our ability to acquire mortgage assets at favorable spreads over our borrowing costs. In acquiring mortgage assets, we compete with other REITs, securities dealers, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, Ginnie Mae, Fannie Mae, Freddie Mac and other entities purchasing mortgage assets. In addition, there are several mortgage REITs similar to us, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of mortgage assets suitable for our purchase.

  Despite management's experience in the acquisition of mortgage assets and its relationships with various mortgage suppliers, there is no assurance that we will be able to acquire sufficient mortgage assets from mortgage suppliers at spreads above our cost of funds. We will also face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

 We face substantial leverage and potential net interest and operating losses in connection with borrowings.

  We employ a financing strategy to increase the size of our mortgage asset portfolio by borrowing a substantial portion of the market value of our mortgage assets. The portion borrowed may vary depending upon the mix of the mortgage assets in our portfolio and the application of our policies with respect to such mix of mortgage assets. If the returns on the mortgage assets purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, due to increases in haircuts, i.e., the discount from face value applied by a lender or purchaser with respect to our mortgage securities, decreases in the market value of our mortgage assets, increases in interest rate volatility, availability of financing in the market, circumstances then applicable in the lending market and other factors, we may not be able to achieve the degree of leverage we believe to be optimal. This may cause us to be less profitable than we might be otherwise. As of March 31, 2001, our equity represented 21.2% of assets.


 Our failure to refinance outstanding borrowings on favorable terms may affect results of operations.

  Additionally, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. Our business strategy relies on short-term financing agreements to fund mortgage asset originations and purchases. We have not at the present time entered into any commitment agreements under which a lender would be required to enter into new borrowing agreements during a specified period of time; however, we may enter into one or more of such commitment agreements in the future if deemed favorable. In the event we are not able to renew or replace maturing borrowings, we could be required to sell mortgage assets under adverse market conditions and could incur losses as a result. In addition, in such event, we may be required to terminate hedge positions, which could result in further costs to us. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage assets in which our portfolio is concentrated will reduce the market value of the mortgage assets, which would likely cause lenders to require additional collateral. At the same time, the market value of the mortgage assets in which our liquidity capital is invested may have decreased. A number of such factors in combination may cause us difficulties, including a possible liquidation of a major portion of our mortgage assets at disadvantageous prices with consequent losses, which could have a materially adverse effect on our profitability and our solvency.

  A majority of our borrowings are collateralized borrowings, primarily in the form of reverse repurchase agreements and similar borrowings, the availability of which are based on the market value of the mortgage assets pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of borrowings under reverse repurchase agreements generally corresponds to LIBOR or the federal funds rate plus a spread. The cost of borrowings under other sources of funding which we may use may refer or correspond to other short-term indices, plus a margin. The margins on such borrowings over or under LIBOR, the federal funds rate or such other short-term indices vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the actual cash flow characteristics are other than as expected, we may experience reduced net interest income.

 Decline in market value of mortgage assets may limit our ability to borrow, result in lenders initiating margin calls and require us to sell mortgage assets in adverse market conditions.

  A decline in the market value of our portfolio of mortgage assets may limit our ability to borrow or result in lenders initiating margin calls. A lender's margin call requires a pledge of cash or additional mortgage assets to re-establish the ratio of the amount of the borrowing to the value of the collateral. This remains true despite the employment of hedging strategies. We could be required to sell mortgage assets under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage assets, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of our bankruptcy, reverse repurchase agreements may qualify for special treatment under the bankruptcy laws, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the bankruptcy laws and to liquidate the collateral under such agreements without delay. Conversely, in the event of the bankruptcy of a party with whom we had a reverse repurchase agreement, we might experience difficulty recovering the collateral subject to such agreement if the agreement were to be repudiated and our claim against the bankrupt lender for any resulting damages were to be treated simply as one of an unsecured creditor. Should this occur, our claims would be subject to significant delay. In addition, recoveries, if and when received, may be substantially less than the damages we actually suffered. There is no assurance that we will be able to avoid such third-party risks.

  To the extent that we are compelled to liquidate mortgage assets that are qualified REIT assets to repay borrowings, we may be unable to comply with the REIT provisions of the Code regarding assets and sources of income requirements. This could ultimately jeopardize our status as a REIT or could result in the imposition of substantial taxes and penalties.

 Adverse changes in the securitization market could impair our ability to acquire and finance mortgage loans through securitizations on a favorable or timely basis.

  Any impairment to the securitization market could have a material adverse effect on our operating results and financial condition. In addition, in order to gain access to the securitization market, we generally expect to rely upon credit enhancements provided by one or more monoline insurance carriers. Any substantial reductions in the size or availability of the securitization market for our mortgage loans, or the unwillingness of insurance companies to provide credit enhancement for collateral underlying our mortgage securities could have a material adverse effect on our operating results and financial condition.

 Mortgage loan performance may adversely affect future results.

  The delinquency, foreclosure and loss experience to date of the mortgage loans we have originated may not be indicative of future results. We do maintain reserves based on estimated delinquency, foreclosure and loan loss rates. Actual results may differ from the estimates which may adversely affect our results of operation.


 Illiquidity of investments restricts resale of mortgage securities.

  We may invest in mortgage securities, which have been sold in private placements and have not been registered under the Securities Act. Unregistered mortgage securities may be subject to restrictions on resale that may limit our ability to sell them when it might be most desirable to do so. Some of our investments may lack a regular trading market and may be illiquid. In addition, during turbulent market conditions, the liquidity of all of our mortgage assets may be adversely impacted. There is no limit in the percentage of our investments that may be invested in illiquid mortgage assets.

 Lack of geographic diversification of properties underlying mortgage assets may subject such mortgage assets to greater risk of default in event of hazards that affect such region.

  We seek geographic diversification of the properties underlying our mortgage assets and have established a diversification policy. Nevertheless, properties underlying such mortgage assets may be located in the same or a limited number of geographical regions. For example, as of March 31, 2001, 16% and 14% of our mortgage loan portfolio was comprised of loans secured by California and Florida real estate, respectively. To the extent that properties underlying such mortgage assets are located in the same geographical region, such mortgage assets may be subject to a greater risk of default than other comparable mortgage assets in the event of adverse economic, political or business developments and natural hazard risks that may affect such region and, ultimately, the ability of property owners to make payments of principal and interest on the underlying mortgages.


Investment in the Securities in the Offering

 Restrictions on ownership of capital stock may inhibit market activity and the resulting opportunity for holders of our capital stock and warrants to receive a premium for their securities.

  Our charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized capital stock into a class or classes of preferred stock. The issuance of preferred stock could have the effect of making an attempt to gain control of NovaStar Financial more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, could have a preference on dividend payments over our common stock which could affect our ability to make dividend distributions to the holders of our common stock.

  In order that we may meet the requirements for qualification as a REIT at all times, the charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% of the outstanding shares of capital stock.

  These provisions may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their securities that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of capital stock.

  In addition, provisions of Maryland law relating to "business combinations" and a "control share acquisition" and of our charter and bylaws, e.g., staggered terms for directors, may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control which would be beneficial to shareholders and might otherwise result in a premium over then prevailing market prices.

 Future sales of securities may dilute the equity of our stockholders or reduce the price of shares of our common stock.

  We expect to increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes, mortgage-backed obligations and senior or subordinated debt. All debt securities and classes of preferred stock will be senior to the common stock in the event of our liquidation. Additional equity offerings may dilute the equity of our stockholders or reduce the price of shares of our common stock, or both. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

  As of March 31, 2001, options to purchase 546,910 shares of common stock were outstanding under our stock option plan, which will vest on various dates extending through March 7, 2005. We filed a Form S-8 registration statement to permit shares issued pursuant to the exercise of options to be sold.


 There is no assurance of an active public trading market.

  There is no assurance that an active public trading market for the common stock will be sustained. Our common stock's trading volume is relatively low compared to many other securities listed on the New York Stock Exchange. Our warrants trade through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's bulletin board service. Shares of preferred stock are available for trading by qualified institutional buyers as defined in Rule 144A through the PORTAL market. There can be no assurance as to the development or liquidity of a market for the preferred stock, which will not be listed on a national securities exchange and will not be authorized for quotation on Nasdaq. The transferability of both the warrants and the preferred stock may be extremely limited.

 Possible volatility of stock price may adversely impact the liquidity of our common stock and may result in losses to stockholders who sell shares of common stock.

  In the active trading market for the common stock, the market price of our common stock may experience fluctuations unrelated to our operating performance. In particular, the price of our common stock may be affected by general market price movements as well as developments specifically related to the finance industry such as interest rate movements and credit quality trends.

  It is likely that the market price of our common stock will be influenced by any variation between the net yield on our mortgage assets and prevailing market interest rates and by the markets perception of our ability to achieve earnings growth. Our earnings are derived primarily from any positive spread between the yield on our mortgage assets and the cost of our borrowings. During the period immediately following our receipt of net proceeds from an offering or other source, prior to the time we have fully implemented our financing strategy to employ such net proceeds, our earnings and levels of dividend distributions may be lower than if the financing strategy were fully implemented, which may affect the market value of our common stock. In addition, the positive spread between the yield on our mortgage assets and the cost of borrowings will not necessarily be larger in high interest rate environments than in low interest rate environments regardless of our business strategy to achieve such result. Accordingly, in periods of high interest rates, our net income and, therefore, the dividend yield on our common stock may be less attractive compared with alternative investments, which could negatively impact the price of our common stock. If the anticipated or actual net yield on our mortgage assets declines or if prevailing market interest rates rise, thereby decreasing the positive spread between the net yield on the mortgage assets and the cost of our borrowings, the market price of our common stock may be materially adversely affected. In addition, if the market price of other REIT stocks decline for any reason, or there is a broad-based decline in real estate values or in the value of our portfolio of mortgage assets, the market price of the common stock may be adversely affected. During any period when the market price of our common stock has been adversely affected due to any of the foregoing reasons, the liquidity of our common stock may be negatively impacted and stockholders who may desire or be required to sell their shares of common stock may experience losses.

                            NOVASTAR FINANCIAL, INC.

  We were founded by Scott Hartman and Lance Anderson and incorporated in the State of Maryland on September 13, 1996. We have elected to be a REIT for federal income tax purposes. As a result of our REIT status, we are permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends.


  NFI Holding, Inc. was incorporated in the State of Delaware on February 6, 1997. As of January 1, 2001, we acquired the common stock of NFI Holding from our two founders. Following the acquisition of the voting common stock of NFI Holding, we exchanged all of our NFI Holding preferred stock for additional voting common stock of NFI Holding. As a result, we own 100% of the voting common stock of NFI Holding. NFI Holding owns NovaStar Mortgage, NovaStar Capital, NovaStar Mortgage Funding Corporation II, NovaStar REMIC Financing Corporation, and NovaStar Home Mortgage. NovaStar Mortgage was incorporated in the State of Virginia on May 16, 1996. Although NovaStar Mortgage was formed in 1996, substantial operations did not commence until January 1997. NovaStar Capital, a Delaware corporation, was incorporated on September 29, 1998. In February 2000, NovaStar Capital discontinued operations. NovaStar Mortgage Funding Corporation II and NovaStar REMIC Financing Corporation were incorporated in the State of Delaware on January 25, 1999. NovaStar Home Mortgage was created in May of 1999 to provide administrative services to a select group of brokers. As of March 31, 2001, there were 84 NovaStar Home Mortgage branches in operation located in 31 states. On October 1, 1997, we founded NovaStar Assets Corporation, a wholly-owned, REIT-qualifying subsidiary, in conjunction with our first issuance of a collateralized mortgage obligation, and on December 3, 1997, we founded NovaStar Certificates Financing Corporation, a second wholly-owned REIT-qualifying subsidiary. NovaStar Capital Access Corporation, an inactive corporation organized in Delaware on February 26, 1998, is also one of our wholly-owned REIT-qualifying subsidiaries.




  Our basic function is to manage our mortgage assets. NovaStar Mortgage serves as a source for loan origination--a primary source of our mortgage loans. In addition, NovaStar Mortgage services our loans. Through June 30, 1998, we purchased substantially all of NovaStar Mortgage's loan originations. Beginning July 1, 1998, NovaStar Mortgage began retaining the loans it originates to be sold or securitized in the open market. During 2000 and 1999, $450.7 million and $390.8 million, respectively, in mortgage loans were sold to unrelated third parties for cash, recognizing net gains of $14.8 million and $10.2 million, respectively. Also included in net gains on sales is a $9.7 million and $1.6 million gain recognized in NovaStar Mortgage's securitization transactions during 2000 and 1999, respectively. This securitization was treated as a sale for accounting and tax purposes.


  We are self-advised and self-managed. Our management oversees our day-to-day operations, subject to supervision by our Board of Directors. Our management team has considerable expertise in the origination, acquisition and management of mortgage loans and securities and asset/liability management. The principal executive offices of NovaStar Financial and NovaStar Mortgage are at 1901 W. 47th Place, Suite 105, Westwood, Kansas 66205, telephone (913) 514-3500. Novastar Mortgage operates a loan origination facility at 23046 Avenue De La Carlota, Laguna Hills, California 92653.

                                USE OF PROCEEDS

  We will receive no proceeds from the sale of the preferred stock or warrants by the selling securityholders, but we will receive the net proceeds from the sale of common stock underlying the warrants. Net proceeds from the sale of the underlying common stock will be used to purchase mortgage assets and for working capital and general corporate purposes. Pending these uses, the net proceeds may be temporarily invested to the extent consistent with the REIT provisions of the Code, or alternatively, may be used to temporarily pay down warehouse borrowing facilities. We anticipate that we will fully invest our net proceeds in mortgage loans or securities as soon as reasonably practicable upon receipt of such proceeds. No mortgage assets have been specifically identified in which to invest our net proceeds of this offering.

                       DIVIDEND POLICY AND DISTRIBUTIONS

  We generally intend to distribute substantially all of our taxable income each year to our stockholders so as to comply with the REIT provisions of the Code. Taxable income does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles. We generally intend to make dividend distributions quarterly. We intend to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the first regular quarterly dividend payment of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made at the discretion of the Board of Directors. Dividends will depend on taxable income, our financial condition, maintenance of REIT status and other factors as the Board of Directors deems relevant.

  Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of such distributions may be designated by us as capital gain or may constitute a tax-free return of capital. We will annually furnish to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains, or return of capital.

  No dividends will be paid or set apart for payment on shares of common stock unless full cumulative dividends have been paid on the preferred stock. Dividends are payable on the preferred stock quarterly at an amount per share equal to the greater of (1) $0.1225, which is 7% per annum, or (2) the cash dividend, if any, declared on common stock, and are cumulative from the date of original issuance in March 1999.


  During 1999 and 2000, we declared dividends of $0.37 and $0.49 per share on preferred stock. During the first quarter of 2001, we declared a $0.12 per share dividend on our preferred stock. No dividends were declared on common stock in 1999, 2000 or 2001. We declared dividends on common stock in the amount of $0.28 per share and $1.00 per share during 1997 and 1998, respectively.

                           DIVIDEND REINVESTMENT PLAN

  We may adopt a dividend reinvestment plan for stockholders who wish to reinvest all or part of their distributions in additional shares of common stock. Generally, under a dividend reinvestment plan dividends paid with respect to shares of capital stock are automatically invested in additional shares of stock at a discount to the then current market price.

  Stockholders who own more than a specified number of shares of common stock will be eligible to participate in the dividend reinvestment plan following the effectiveness of the registration of securities issuable thereunder. This offering is not related to the proposed dividend reinvestment plan, nor have we prepared or filed a registration statement with the SEC registering the shares to be issued under the dividend reinvestment plan. Prior to buying shares through the dividend reinvestment plan, participants will be provided with a dividend reinvestment plan prospectus, which will constitute a part of such dividend reinvestment plan registration statement. Our transfer agent will act as the trustee and administrator of the dividend reinvestment plan.

  Stockholders will not be automatically enrolled in the dividend reinvestment plan. Each stockholder desiring to participate in the dividend reinvestment plan must complete and deliver to the agent an enrollment form, which will be sent to each eligible stockholder following the effectiveness of the registration of the shares to be issued under the dividend reinvestment plan. Participation in the dividend reinvestment plan will commence with all dividends and distributions payable after receipt of a participant's authorization, provided that the authorization must be received by the agent at least two business days prior to the record date for any dividends in order for any stockholder to be eligible for reinvestment of such dividends.

                                 CAPITALIZATION

  The table below sets forth our capitalization as of March 31, 2001 and as adjusted to give effect to the exercise of all warrants and conversion of preferred stock.


                                                        As of March 31, 2001
                                                       ------------------------
                                                        Actual   As Adjusted(1)
                                                       --------  --------------
                                                           (in thousands)
      Stockholders' Equity:
      Capital stock, $0.01 par value, 50,000,000
       shares authorized:
        Common Stock; 5,716,316 (actual) and
         11,164,761 (as adjusted) shares issued and
         outstanding.................................  $     57     $    111
      Class B, convertible preferred stock, 4,285,714
       (actual) and 0 (as adjusted) shares issued and
       outstanding...................................        43          --
      Additional paid-in capital.....................   137,325      143,450
      Accumulated deficit............................   (35,488)     (35,488)
      Accumulated other comprehensive income.........    16,583       16,583
      Forgivable notes receivable from founders......    (1,358)      (1,358)
                                                       --------     --------
          Total......................................  $117,162     $123,298
                                                       ========     ========

--------

(1) Does not include 546,910 shares of common stock options outstanding under our stock option plan, of which 376,750 are outstanding to executive officers and directors. We refer you to "Management--Executive Compensation."

                        MARKET PRICES AND DIVIDEND DATA

  The common stock of NovaStar Financial is traded on the NYSE under the symbol "NFI". NovaStar Financial's warrants trade through market makers, such as Stifel, Nicolaus & Company, Incorporated, using the NASD's bulletin board service. The following table sets forth, for the periods indicated, the high and low sales prices per share of common stock on the NYSE and the cash dividends paid or payable per share of capital stock.

                                  Common Stock

                             Common
                              Stock
                             Prices         Cash Dividends(1)
                            --------- -----------------------------
                                        Date   Date Paid   Amount
                            High Low  Declared or Payable Per Share
                            ---- ---- -------- ---------- ---------
   1/1/99 to 3/31/99        7.25 5.63    --        --         --
   4/1/99 to 6/30/99        7.06 5.63    --        --         --
   7/1/99 to 9/30/99        6.50 3.13    --        --         --
   10/1/99 to 12/31/99      3.75 2.63    --        --         --
   1/1/00 to 3/31/00        4.38 3.13    --        --         --
   4/1/00 to 6/30/00        4.19 2.88    --        --         --
   7/1/00 to 9/30/00        4.06 2.88    --        --         --
   10/1/00 to 12/31/00      4.31 3.56    --        --         --
   1/1/01 to 3/31/01        6.20 3.75    --        --         --

--------

(1) NovaStar Financial did not declare dividends on its common stock in 1999, 2000 or 2001.


                               Preferred Stock(2)

                                        Cash Dividends
                                     --------------------
                              Date   Date Paid   Amount
                            Declared or Payable Per Share
                            -------- ---------- ---------
   1/1/99 to 3/31/99         4/21/99   5/10/99    $0.01
   4/1/99 to 6/30/99         7/21/99   8/10/99    $0.12
   7/1/99 to 9/30/99        10/20/99  11/10/99    $0.12
   10/1/99 to 12/31/99      12/21/99   1/10/00    $0.12
   1/1/00 to 3/31/00         4/26/00   5/10/00    $0.12
   4/1/00 to 6/30/00         7/26/00   8/10/00    $0.12
   7/1/00 to 9/30/00        10/25/00  11/10/00    $0.12
   10/1/00 to 12/31/00      12/20/00   1/10/01    $0.12
   1/1/01 to 3/31/01         4/25/01   5/10/01    $0.12

--------

(2) NovaStar Financial issued the Class B 7% Convertible Preferred Stock in March 1999.


  Reports provided by NovaStar Financial's third party broker, Corporate Investors Communication Inc., and transfer agent, UMB Bank, indicate that as of March 31, 2001, over 2,000 stockholders held NovaStar Financial's 5,716,316 shares of common stock.


  NovaStar Financial intends to make distributions to its stockholders of all or substantially all of its taxable income in each year, subject to certain adjustments, so as to qualify for the tax benefits accorded to a REIT under the Code. All distributions will be made by NovaStar Financial at the discretion of the board of directors and will depend on the earnings of NovaStar Financial, financial condition of NovaStar Financial, maintenance of REIT status and such other factors as the board of directors may deem relevant from time to time.

                       SELECTED FINANCIAL AND OTHER DATA
                (dollars in thousands, except per share amounts)

  The following selected consolidated financial data are derived from the audited consolidated financial statements of NovaStar Financial for the periods presented and should be read in conjunction with the more detailed information therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Operating results are not necessarily indicative of future performance.

                     Summary Financial and Other Data


             (dollars in thousands, except per share amounts)



                          For the     For the
                           three       three
                          months      months                                                       For the
                           ended       ended       For the  year ended December 31,              period ended
                         March 31,   March 31,   -------------------------------------------     December 31,
                          2001(1)      2000        2000       1999       1998        1997            1996
                         ---------   ---------   --------   --------   --------   ----------   ----------------
Consolidated Statement
 of Operations Data
 Interest income........ $ 12,740    $ 12,812    $ 46,895   $ 66,713   $100,747   $   36,961       $   155
 Interest expense.......    8,516       9,636      33,964     46,758     80,794       28,185           --
 Net interest income....    4,224       3,176      12,931     19,955     19,953        8,776           155
 Provision for credit
  losses................      519       1,579       5,449     22,078      7,430        2,453           --
 Equity in net income
  (loss)--NFI Holding...      --          699       1,123         88     (2,984)          28           --
 Gain (loss) on sales of
  mortgage assets.......    5,023         --         (826)       351    (14,962)          51           --
 General and
  administrative
  expenses..............   11,823         711       3,017      3,590      4,379        3,451           457
 Accounting transition
  adjustment............   (1,706)        --          --         --         --           --            --
 Net income (loss) .....    3,013       1,212       5,626     (7,092)   (21,821)      (1,135)         (302)
 Basic income (loss) per
  share................. $   0.43    $   0.09    $   0.51   $  (1.08)  $  (2.71)  $    (0.26)      $ (0.08)
 Diluted income (loss)
  per share............. $   0.30    $   0.09    $   0.50      (1.08)  $  (2.71)  $    (0.26)      $ (0.08)
                           As of       As of                       As of December 31,
                         March 31,   March 31,   --------------------------------------------------------------
                          2001(1)      2000        2000       1999       1998        1997            1996
                         ---------   ---------   --------   --------   --------   ----------   ----------------
Consolidated Balance
 Sheet Data
 Mortgage Assets:
 Mortgage loans......... $430,880    $551,776    $375,927   $620,406   $945,798   $  574,984       $   --
 Mortgage securities....   76,207       6,775      46,650      6,775        --       517,246        13,239
 Total assets...........  552,185     625,531     494,482    689,427    997,754    1,126,252        59,811
 Borrowings.............  411,455     520,895     382,437    586,868    891,944    1,002,560           --
 Stockholders' equity...  117,162     101,657     107,919    101,161     82,808      116,489        46,380
                         As of or    As of or
                          for the     for the
                           three       three
                          months      months          As of or for the year ended              As of or for the
                           ended       ended                 December 31,                        period ended
                         March 31,   March 31,   -------------------------------------------     December 31,
                          2001(1)      2000        2000       1999       1998        1997            1996
                         ---------   ---------   --------   --------   --------   ----------   ----------------
Other Data
 Loans originated by
  NovaStar affiliates:
 Principal at purchase.. $244,639    $132,072    $719,341   $452,554   $878,871   $  409,974       $   --
 Average principal
  balance per loan...... $    117    $    107    $    115   $    101   $     94   $      130       $   --
 Weighted average
  interest rate:
 Adjustable rate
  mortgage loans........     10.3 %      10.1 %      10.6 %      9.9 %     10.0 %       10.1 %         --
 Fixed rate mortgage
  loans.................     10.7 %      10.3 %      10.5 %     10.0 %      9.9 %        --            --
 Loans with prepayment
  penalties.............       82 %        93 %        90 %       90 %       74 %         73 %         --
 Weighted average
  prepayment period (in
  years)................      2.4         3.1         3.0        3.2        2.4          2.4           --
 Annualized return on
  assets................     2.30 %      0.74 %      0.97 %    (0.83)%    (1.66)%      (0.01)%       (0.50)%
 Annualized return on
  equity................    10.71 %      4.78 %      5.50 %    (6.71)%   (20.71)%      (0.06)%       (0.65)%
 Dividends declared per
  common share.......... $    --     $    --     $    --    $    --    $   1.00   $     0.28       $   --
 Dividends declared per
  preferred share....... $   0.12    $   0.12    $   0.49   $   0.37   $    --    $     0.18       $   --
 Number of account
  executives............       91          91          85         47         63           36           --
 Number of net
  branches..............       84          16          63          4        --           --            --

--------

(1) Amounts reflect the purchase of all outstanding common stock, and concurrent consolidation for financial reporting purposes, of NFI Holding Corporation on January 1, 2001

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



   The following discussion should be read in conjunction with the preceding consolidated financial statements of NovaStar Financial and the notes thereto included elsewhere in this prospectus.


Safe Harbor Statement


   "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this discussion regarding NovaStar Financial, Inc. and its business, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties. Certain matters discussed in this annual report may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the time of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in prepayment speeds, fluctuations in losses due to defaults on mortgage loans, the availability of non-conforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in this prospectus. Other factors not presently identified may also cause actual results to differ. Management continuously updates and revises these estimates and assumptions based on actual conditions experienced. It is not practicable to publish all revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements will continue to be accurate in the future.


Basis of Presentation


   The subsidiaries of NovaStar Financial, Inc. are presented in Note 1 to the consolidated financial statements.


Recent Developments


   Federal Tax Legislation. Recently adopted legislation allows a real estate investment trust (REIT) to own directly all of the stock of taxable subsidiaries beginning in the tax year 2001. The value of all taxable subsidiaries of a REIT will be limited to 20% of the total value of the REIT's assets. NovaStar Financial acquired all of the common stock of NFI Holding Corporation from Scott Hartman and Lance Anderson on January 1, 2001.


   Also, effective beginning with the 2001 tax year, the minimum dividend distributions of a REIT will have to equal 90% of taxable income, down from 95% of taxable income under current law. These and other federal tax legislation changes and proposals are discussed further in NovaStar Financial's Annual Report on Form 10K under "Federal Income Tax Consequences".


Description of Businesses


 Investment Portfolio


  . Invest in assets generated primarily from our wholesale origination of nonconforming, single-family, residential mortgage loans.


  . Operates as a long-term portfolio investor.


  . Financing is provided by issuing asset-backed bonds and entering into reverse repurchase agreements.


  . Earnings are generated from return on mortgage securities and spread income on the mortgage loan portfolio.

 Residential Mortgage Lending


  . Primary customer is the retail mortgage broker who deals with the borrower. NovaStar Mortgage's account executives work with more than 5,800 brokers to solicit loans.


  . Borrowers generally are individuals or families who do not qualify for agency/conventional lending programs because of a lack of available documentation or previous credit difficulties.


  . Loans are financed through short-term warehouse facilities.


  . Loans are held for sale in either outright sales for cash or in securitization transactions accounted for as sales.


 Branch Operations


  . Retail mortgage brokers and their staffs operate under the NovaStar Home
    Mortgage name and are employees of NovaStar Home Mortgage.


  . Branches operate under a strict set of established policies.


  . Branch can broker loans to any approved investor, including NovaStar
    Mortgage, Inc.


  . Net operating income for the branch is returned as compensation to the branch "owner/manager."


  . As of March 31, 2001, there were 84 active branches in 31 states operating under the NovaStar Home Mortgage name.


Financial Condition of NovaStar Financial, Inc. as of March 31, 2001, December 31, 2000 and 1999


   On January 1, 2001, we purchased 100 percent of the voting common stock of NFI Holding Corporation (Holding), which NovaStar Mortgage, NovaStar Capital and NovaStar Home Mortgage are subsidiaries. Since we did not own the voting common stock of NFI Holding, NFI Holding was not a part of our consolidated financial statements prior to January 1, 2001.


   Mortgage Loans. Our balance sheet consists primarily of mortgage assets we have originated. We classify our mortgage loans into two categories: "held-for-sale" and "held-in-portfolio." A majority of our loans serve as collateral for asset-backed bonds we have issued and are classified as "held-in-portfolio." The carrying value of "held-in-portfolio" mortgage loans as of March 31, 2001 was $333 million compared to $376 million and $620 million as of December 31, 2000 and 1999.


   Loans we have originated, but have not yet securitized, are classified as "held-for-sale." We expect to sell these loans outright in third party transactions or in securitization transactions that will be, for tax and accounting purposes, recorded as sales. We use warehouse lines of credit and mortgage repurchase agreements to finance our held-for-sale loans.


   Premiums are paid on substantially all mortgage loans. Premiums are amortized as a reduction of interest income over the estimated lives of the assets. Tables 3 and 6 provide information to analyze the impact of principal payments on amortization. To mitigate the effect of prepayments on interest income from mortgage loans, we generally strive to originate mortgage loans with prepayment penalties.


   In periods of decreasing interest rates, borrowers are more likely to refinance their mortgages to obtain a better interest rate. Even in rising rate environments, borrowers tend to repay their mortgage principal balances earlier than is required by the terms of their mortgages. Non-conforming borrowers, as they update their credit rating, are more likely to refinance their mortgage loan to obtain a lower interest rate.


   Prepayment rates in Table 6 represent the annualized principal prepayment rate in the most recent one, three and twelve month periods and over the life of the pool of loans. This information has not been presented for held-for-sale loans as we do not expect to own the loans for a period long enough to experience material repayments.


   Characteristics of the mortgage loans we own are provided in Tables 1 through 8. The operating performance of our mortgage loan portfolio, including net interest income, allowances for credit losses and effects of hedging are discussed under "Results of Operations" and "Interest Rate/Market Risk." Gains on the sales of mortgage loans, including impact of securitizations treated as sales, is also discussed under "Results of Operations for the Three Months Ended March 31, 2001 Compared with the Three Months Ended March 31, 2000" and "Results of Operations for the Years Ended December 31, 2000, 1999 and 1998."

                                 Table 1


                      Mortgage Loans by Credit Grade


                          (dollars in thousands)



                                                      March 31, 2001             December 31, 2000
                                                --------------------------- ---------------------------
                                                                   Weighted                    Weighted
                         Allowed       Maximum            Weighted Average            Weighted Average
                        Mortgage        Loan-    Current  Average  Loan-to-  Current  Average  Loan-to-
    Credit Grade        Lates(A)       to-value Principal  Coupon   Value   Principal  Coupon   Value
    ------------    ----------------   -------- --------- -------- -------- --------- -------- --------
 Held-for-sale:
 AAA...............      0 X 30           97(B) $ 16,887   10.03%    75.8%
 AA................      0 X 30           95      27,665   10.41     83.1
 A.................      1 X 30           90      15,403   10.40     78.8
 A-................      2 X 30           90      11,753   11.02     75.4
 B.................  3 X 30, 1 X 60,      85       8,779   11.21     77.9
                     5 X 30, 2 X 60
 C.................      1 X 90           75       1,721   11.63     69.5
 D.................  6 X 30, 3 X 60,      65         --      --       --
                         2 X 90
 Other.............      Varies           97      16,106   11.95     93.8
                                                --------   -----     ----
                                                $ 98,314   10.76%    81.3%
                                                ========   =====     ====
 Held-in-portfolio:
 AA................      0 X 30           95    $ 50,687   10.09%    82.5%  $ 56,463   10.17%    82.6%
 A.................      1 X 30           90     134,069   10.57     79.5    152,621   10.66     79.4
 A-................      2 X 30           90      78,197   11.28     81.7     88,617   11.30     81.7
 B.................  3 X 30, 1 X 60       85      44,919   11.81     78.2     51,001   11.80     78.1
                     5 X 30, 2 X 60
 C.................      1 X 90           75      20,695   12.25     73.0     22,902   12.30     72.8
 D.................  6 X 30, 3 X 60,      65       3,999   13.06     63.9      4,268   13.13     63.8
                         2 X 90
                                                --------   -----     ----   --------   -----     ----
                                                $332,566   10.97%    79.7%  $375,872   11.02%    79.7%
                                                ========   =====     ====   ========   =====     ====
             December 31, 1999
        ---------------------------
                           Weighted
                  Weighted Average
         Current  Average  Loan-to-
        Principal  Coupon   Value
        --------- -------- --------
        $ 85,476    9.50%    83.2%
         244,187   10.06     80.1
         149,248   10.45     81.8
          89,477   10.86     78.4
          42,766   11.35     72.5
           7,668   12.16     62.1
        --------- -------- --------
        $618,822   10.31%    80.0%
        ========= ======== ========

----

(A) Represents the number of times a prospective borrower is allowed to be late more than 30, 60 or 90 days. For instance, a 3X30, 1X60 category would afford the prospective borrower to be more than 30 days late on three separate occasions and 60 days late no more than one time.


(B) 97% on fixed-rate purchases; all other maximum of 95%.

                                  Table 2


                              Mortgage Loans


                         Geographic Concentration


                         Percent Current Principal



                                                                December 31,
                                                             -------------------
                                           March 31, 2001      2000      1999
                                         ------------------- --------- ---------
                                         Held-for- Held-in-  Held-in-  Held-in-
Collateral Location                        sale    portfolio portfolio portfolio
-------------------                      --------- --------- --------- ---------
California..............................     16%       13%       15%       16%
Florida.................................     15        16        16        14
Michigan................................      7         3         3         3
Nevada..................................      6         4         4         4
Ohio....................................      6         3         3         3
Tennessee...............................      4         4         4         3
Oregon..................................      3         5         4         5
Washington..............................      3         6         6         7
Texas...................................      2         5         5         5
All other states........................     38        41        40        40
                                            ---       ---       ---       ---
  Total.................................    100%      100%      100%      100%
                                            ===       ===       ===       ===


                                  Table 3


             Carrying Value of Mortgage Loans by Product/Type



                                                             December 31,
                                                           -------------------
                                                 March
Product/Type                                    31, 2001     2000       1999
------------                                    --------   --------   --------
                                                      (in thousands)
Held-in-portfolio:
Two and three-year fixed....................... $139,198   $166,627   $343,193
Six-month LIBOR and one-year CMT...............   20,244     23,428     43,178
30/15-year fixed and balloon...................  173,124    185,817    232,451
                                                --------   --------   --------
Outstanding principal..........................  332,566    375,872    618,822
Premium........................................    6,832      7,745     12,689
Allowance for credit losses....................   (6,632)    (7,690)   (11,105)
                                                --------   --------   --------
Carrying Value................................. $332,766   $375,927   $620,406
                                                --------   --------   --------
Carrying value as a percent of principal.......   100.06 %   100.01 %   100.26 %
                                                ========   ========   ========
Held-for-sale:
Two and three-year fixed....................... $ 72,309
30/15-year fixed and balloon...................   26,005
                                                --------
Outstanding principal..........................   98,314
Premium........................................    1,098
Allowance for credit losses....................     (193)
                                                --------
Carrying Value................................. $ 99,219
                                                ========
Carrying value as a percent of principal.......   100.92 %
                                                ========

                                  Table 4


             Mortgage Credit Analysis--Held-in-portfolio Loans


                   March 31, 2001 (dollars in thousands)



                                                              Defaults as Percent of Original
                                                Weighted                 Principal
                                                 Average    -----------------------------------
                          Original   Current  Loan-to-Value 60-89 90 days and Foreclosure
      Credit Grade        Balance   Principal     Ratio     days    greater     and REO   Total
      ------------       ---------- --------- ------------- ----- ----------- ----------- -----
NovaStar Home Equity
 Series 1997-1:
A....................... $  117,904 $ 20,212      75.6       --       2.0         5.6      7.6
A-......................     73,499   13,841      77.8       --       5.1         9.0     14.1
B.......................     53,812    8,459      73.0      1.33      --         10.8     12.1
C.......................     23,065    3,364      71.0      0.86     22.9        11.4     35.2
D.......................      9,021    1,315      69.4       --       --         20.7     20.7
NovaStar Home Equity
 Series 1997-2:
AA...................... $    3,153 $    378      86.5       --       --          --       --
A.......................    104,582   21,378      78.2      0.73      0.7        10.0     11.4
A-......................     63,660   11,979      82.2      4.29      4.1         6.1     14.5
B.......................     36,727    6,914      78.5      1.74      0.7        16.2     18.7
C.......................     11,354    2,973      69.9       --       2.1         5.1      7.2
D.......................      1,529      512      59.7      8.86      --          7.0     15.9
NovaStar Home Equity
 Series 1998-1:
AA...................... $   59,213 $ 19,213      83.4      4.06      1.5         8.6     14.2
A.......................    113,457   39,033      80.7      0.94      0.5         9.2     10.6
A-......................     63,100   21,753      81.8      1.74      4.1         9.8     15.7
B.......................     38,249   11,374      78.3      0.67      0.6        13.1     14.4
C.......................     22,908    6,501      75.5       --       2.1        13.9     16.0
C-......................        123      121      80.0       --       --          --       --
D.......................      5,493    1,193      64.0       --      17.2        10.9     28.0
NovaStar Home Equity
 Series 1998-2:
AA...................... $   64,851 $ 30,315      81.9      0.68      1.1         4.5      6.3
A.......................    113,557   54,006      83.2      1.75      3.0        10.5     15.2
A-......................     70,399   30,360      80.7      0.47      0.6         8.4      9.5
B.......................     40,818   18,431      80.1      1.26      6.0        17.0     24.2
C.......................     22,335    7,922      72.8      0.32      1.8        14.8     16.9
D.......................      2,951    1,019      63.6       --       --         23.9     23.9
                         ---------- --------
Total................... $1,115,760 $332,566
                         ========== ========


                                  Table 5


                  Loss Analysis--Held-in-portfolio Loans


                   March 31, 2001 (dollars in thousands)



                                                  Loans Repurchased
                                                     From Trusts
                                  Cumulative ----------------------------
                                  Losses As                 As a % of     Total
                                   Reported  Loss Amount Original Balance Losses
                                  ---------- ----------- ---------------- ------
     NHES 1997-1.................    1.69%     $3,503          1.27%       2.96%
     NHES 1997-2.................    1.91       6,068          2.73        4.63
     NHES 1998-1.................    1.54       7,255          2.40        3.94
     NHES 1998-2.................    1.34       1,807          0.57        1.92

                                 Table 6


               Mortgage Loan Coupon and Prepayment Analysis


                          (dollars in thousands)



                                                                                         Remaining    Constant Prepayment
                                                                                         Prepayment      Rate (Annual
                                                                     Percent           Penalty Period      Percent)
                                                                       with            (in years) for -------------------
                                        Original   Current          Prepayment           Loans with   Three- Twelve-
                        Issue Date     Principal  Principal Premium  Penalty   Coupon     Penalty     month   Month  Life
                     ----------------- ---------- --------- ------- ---------- ------  -------------- ------ ------- ----
As of March, 31,
 2001
Held-in-portfolio--
 serving as
 collateral for
 NovaStar Home
 Equity Series
 asset backed
 bonds:
Series 1997-1......  October 1, 1997   $  277,301 $ 47,191  $ 2,173     26%    11.51%       0.25        40      39    40
Series 1997-2......  December 11, 1997    221,005   44,134      891     19     11.32        0.28        46      45    37
Series 1998-1......  April 30, 1998       302,543   99,188    1,620     22     10.87        0.40        41      41    31
Series 1998-2......  August 18, 1998      314,911  142,053    2,148     52     10.50        0.69        33      35    25
                                       ---------- --------  -------
Total..............                    $1,115,760 $332,566  $ 6,832     35%    10.86%       0.48
                                       ========== ========  =======    ===     =====        ====
Held-for-sale:                                    $ 98,314  $ 1,098     79%    10.76%       3.01        Not meaningful
                                                  ========  =======    ===     =====        ====
As of December 31,
 2000
Held-in-portfolio--
 serving as
 collateral for
 NovaStar Home
 Equity Series
 asset backed
 bonds:
Series 1997-1......  October 1, 1997   $  277,301 $ 52,282  $ 2,494     25%    11.80%       0.30        29      38    39
Series 1997-2......  December 11, 1997    221,005   53,727    1,040     16     11.55        0.28        52      45    36
Series 1998-1......  April 30, 1998       302,543  114,367    1,877     33     11.03        0.46        38      41    30
Series 1998-2......  August 18, 1998      314,911  155,376    2,328     60     10.57        0.85        32      32    24
                                       ---------- --------  -------
Total..............                    $1,115,760 $375,752  $ 7,739     40%    11.02%       0.57
                                       ========== ========  =======    ===     =====        ====
As of December 31,
 1999
Held-in-portfolio--
 serving as
 collateral for
 NovaStar Home
 Equity Series
 asset backed
 bonds:
Series 1997-1......  October 1, 1997   $  277,301 $ 85,015  $ 3,942     32%    11.04%       0.51        42      50    40
Series 1997-2......  December 11, 1997    221,005  101,031    1,917     35     10.90        0.55        58      42    32
Series 1998-1......  April 30, 1998       302,543  195,170    3,205     63     10.08        0.93        36      29    23
Series 1998-2......  August 18, 1998      314,911  237,223    3,606     74      9.97        1.51        21      21    18
                                       ---------- --------  -------
Total..............                    $1,115,760 $618,439  $12,670     58%    10.31%       1.03
                                       ========== ========  =======    ===     =====        ====

  Mortgage Securities--available-for-sale. During 2001, 2000 and 1999, $211 million, $570 million, and $165 million in loans were pooled in securitization transactions. These transactions were treated as sales for accounting and tax purposes. We service the loans sold in these securitizations and we retain the AAA-rated, interest-only and other subordinated securities issued in the securitizations. Under the section "Mortgage Loan Sales", we discuss the details of the loan securitization transactions.


  As of March 31, 2001, December 31, 2000 and 1999, the carrying value of mortgage securities was $76.2 million, $46.6 million and 6.8 million, respectively. This value represents the present value of the securities' cash flows that we expect to receive over their lives, considering estimated prepayment speeds and credit losses of the underlying loans, discounted at an appropriate risk-adjusted market rate of return. The cash flows are realized over the life of the loan collateral as cash distributions are received from the trust that manages the collateral. In estimating the fair value of our mortgage securities, management must make assumptions regarding the future performance and cash flow of the mortgage loans collateralizing the securities. These estimates are based on management's judgements about the nature of the loans. We believe the value of the securities is fair, but can provide no assurance that future prepayment and loss experience or changes in the required market discount rate will require write-downs of the residual asset. Write-downs would reduce income of future periods. Table 7 summarizes our mortgage securities and the underlying collateral and senior asset-backed bonds. Table 8 provides a summary of the critical assumptions used in estimating the cash flows of the collateral and the resulting estimated fair value of the mortgage securities.


                                  Table 7


                            Mortgage Securities


                          (dollars in thousands)



                                                                         Mortgage Loans
                                                                 -------------------------------
                                             Asset-Backed Bonds              Weighted Average
                           Estimated Fair    -------------------           ---------------------
                              Value of       Remaining  Interest Remaining          Estimated
                         Mortgage Securities Principal    Rate   Principal Coupon Months to Call
                         ------------------- ---------- -------- --------- ------ --------------
March, 31, 2001
NMFT 1999-1.............       $ 5,900       $   85,441   5.65   $ 88,360  10.60        54
NMFT 2000-1.............        16,500          198,199   4.63    202,017  10.20        61
NMFT 2000-2.............        28,700          317,685   4.76    323,603  10.60        62
NMFT 2001-1.............        25,107          413,082   5.31    209,502  10.54        69
                               -------       ----------          --------
Total...................       $76,207       $1,014,407          $823,482
                               =======       ==========          ========
December 31, 2000
NMFT 1999-1.............       $ 6,900       $   96,521   6.23   $103,968  10.66        57
NMFT 2000-1.............        14,950          210,261   6.11    216,216  10.18        64
NMFT 2000-2.............        24,800          328,025   6.12    333,865  10.57        65
                               -------       ----------          --------
Total...................       $46,650       $  634,807          $654,049
                               =======       ==========          ========
December 31, 1999
NMFT 1999-1.............       $ 6,775       $  138,768   6.28   $143,328  10.08        69
                               =======       ==========          ========

                                  Table 8


       Characteristics of Loan Collateral and Valuation Assumptions



                                                          December 31,     December 31,
                                March 31, 2001                2000             1999
                          --------------------------- -------------------- ------------
                          1999-1 2000-1 2000-2 2001-1 1999-1 2000-1 2000-2    1999-1
                          ------ ------ ------ ------ ------ ------ ------ ------------
NovaStar Mortgage
 Funding Trust Series:
Constant prepayment rate
 (%)....................     29     30     30     29     32     32     32        31
Discount rate...........   16.5   14.8   15.0   20.0   16.5   14.8   15.0      16.5
As a percent of mortgage
 loan principal:
  Delinquent loans (30
   days and greater)....   17.1    5.8    2.5    --    17.0    5.7    1.1       7.0
  Loans in foreclosure
   .....................    5.3    1.8    1.0    --     5.5    1.6    0.3       3.2
  Real Estate Owned.....    5.6    1.3    0.1    --     4.2    0.1    --        1.3
  Cumulative losses.....    1.2    --     --     --     1.0    --     --        --


  The performance of the loans serving as collateral for our mortgage securities is critical to the return our mortgage securities will generate. Credit quality and prepayment experience characteristics of the loan collateral, among others, are important to properly analyze the performance of our mortgage securities. We have presented characteristics of the loans collateralizing our mortgage securities in Tables 8 through 14. The operating performance of our mortgage securities portfolio, including net interest income and effects of hedging are discussed under "Results of Operations" and "Interest Rate/Market Risk."

                                 Table 9


                Loans Collateralizing Mortgage Securities


                   Credit Grade (dollars in thousands)



                                                               March 31, 2001             December 31, 2000
                                                         --------------------------- ---------------------------
                                                Maximum                     Weighted                    Weighted
                            Allowed              Loan-             Weighted Average            Weighted Average
                            Mortgage              to-     Current  Average  Loan-to-  Current  Average  Loan-to-
                           Lates (A)             value   Principal  Coupon   Value   Principal  Coupon   Value
  Credit Grade   ------------------------------ -------  --------- -------- -------- --------- -------- --------
Held-for-sale:
AAA.............             0 x 30                97(B) $165,688    9.74%    80.9%  $143,673    9.71%    80.9%
AA..............             0 x 30                95     231,580   10.26     83.6    175,068   10.25     83.5
A...............             1 x 30                90     153,662   10.53     81.3    130,027   10.54     81.2
A-..............             2 x 30                90     102,547   10.70     78.1     86,660   10.65     81.3
B............... 3 x 30, 1 x 60, 5 x 30, 2 x 60    85      61,713   11.05     69.7     44,487   11.16     79.3
C...............             1 x 90                75      18,708   11.71     69.7     18,398   11.69     70.1
D...............     6 x 30, 3 x 60, 2 x 90        65       1,336   12.67     61.6      1,568   12.69     61.6
Other...........             Varies                97      88,248   11.57     93.0     54,168   11.44     92.7
                                                         --------   -----     ----   --------   -----     ----
                                                         $823,482   10.50     82.6   $654,049   10.45     82.2
                                                         ========   =====     ====   ========   =====     ====
                      December 31, 1999
                 ---------------------------
                                    Weighted
                           Weighted Average
                  Current  Average  Loan-to-
                 Principal  Coupon   Value
  Credit Grade   --------- -------- --------
Held-for-sale:
AAA............. $  3,474    9.18%    80.7%
AA..............   27,236    9.47     84.8
A...............   43,119    9.86     83.1
A-..............   35,311   10.09     83.1
B...............   19,612   10.59     79.7
C...............   11,405   11.09     71.9
D...............    3,171   12.16     61.1
Other...........
                 --------- -------- --------
                 $143,328   10.08     81.5
                 ========= ======== ========

----

(A) Represents the number of times a prospective borrower is allowed to be late more than 30, 60 or 90 days. For instance, a 3 x 30, 1 x 60 category would afford the prospective borrower to be more than 30 days late on three separate occasions and 60 days late no more than one time.


(B) 97% on fixed-rate purchases; all other maximum of 95%.

                                 Table 10


                 Loans Collateralizing Mortgage Securities


             Percent of Current Principal as of March 31, 2001



                             Collateral Location
   Florida.................................................................  14%
   California..............................................................  11
   Michigan................................................................   9
   Nevada..................................................................   6
   Ohio....................................................................   6
   Tennessee...............................................................   5
   Washington..............................................................   5
   Texas...................................................................   3
   Oregon..................................................................   3
   All other states........................................................  38
                                                                            ---
     Total................................................................. 100%
                                                                            ===


                                 Table 11


                 Loans Collateralizing Mortgage Securities


          Carrying Value of Loans by Product/Type (in thousands)



                                                                December 31,
                                                              -----------------
   Product/Type                               March, 31, 2001   2000     1999
   ------------                               --------------- -------- --------
   Two and three-year fixed..................    $595,077     $465,976 $ 78,238
   Six-month LIBOR and one-year CMT..........       2,876        2,492    5,052
   30/15-year fixed and balloon..............     225,529      185,581   60,038
                                                 --------     -------- --------
   Outstanding principal.....................    $823,482     $654,049 $143,328
                                                 ========     ======== ========
   Mortgage securities retained..............    $ 76,207     $ 46,650 $  6,775
                                                 ========     ======== ========

                                 Table 12


                 Loans Collateralizing Mortgage Securities


   Mortgage Loan Coupon and Prepayment Penalties (dollars in thousands)



                                                                                     Remaining
                                                                                     Prepayment Constant Prepayment
                                                                                      Penalty      Rate (Annual
                                                                                     Period (in      Percent)
                                                                Percent with         years) for -------------------
                                            Original   Current   Prepayment          Loans with Three- Twelve-
                             Issue Date     Principal Principal   Penalty    Coupon   Penalty   month   Month  Life
                         ------------------ --------- --------- ------------ ------  ---------- ------ ------- ----
March 31, 2001
NovaStar Mortgage Funding Trust Series:
1999-1.................. January 29, 1999   $164,995  $ 88,360       64      10.61%     1.11      37      33    24
2000-1.................. March, 31, 2000     230,138   202,017       94      10.21      2.20      20      12    11
2000-2.................. September 28, 2000  339,688   323,603       91      10.60      2.28      11      --     8
2001-1.................. March 29, 2001      209,502   209,502       87      10.57      2.50      --      --     8
                                            --------  --------      ---      -----      ----
Total...................                    $944,323  $823,482       88%     10.50%     2.19
                                            ========  ========      ===      =====      ====
December 31, 2000
NovaStar Mortgage Funding Trust Series:
1999-1.................. January 29, 1999   $164,995  $103,968       60      10.66      1.23      38      28    21
2000-1.................. March, 31, 2000     230,138   216,216       94      10.03      2.43      10      --     8
2000-2.................. September 28, 2000  339,502   333,865       90      10.57      2.49       5      --     5
                                            --------  --------      ---      -----      ----
Total...................                    $734,635  $654,049       70%     10.45%     1.65
                                            ========  ========      ===      =====      ====
December 31, 1999
NovaStar Mortgage Funding Trust Series:
1999-1.................. January 29, 1999   $164,995  $143,328       84%     10.08%     2.03      20      14    14
                                            ========  ========      ===      =====      ====

                                 Table 13


                 Loans Collateralizing Mortgage Securities


                         Mortgage Credit Analysis


                              March 31, 2001



                                                                  Defaults as Percent
                                              Weighted           Of Original Principal
                                               Average    -----------------------------------
                         Original  Current  Loan-to-Value 60-89 90 days and Foreclosure
      Credit Grade       Balance  Principal     Ratio     days    greater     and REO   Total
      ------------       -------- --------- ------------- ----- ----------- ----------- -----
NovaStar Mortgage
 Funding Trust
 Series 1999-1:
AAA..................... $  4,024 $  2,746      80.0        --      --          2.3      2.3
AA......................   30,772   17,175      85.1        --      --          5.8      5.8
A.......................   50,693   27,383      82.3       0.7     0.62        10.9     12.2
A-......................   38,953   20,739      82.8       1.6     2.53        11.6     15.8
B.......................   23,135   12,078      79.7       2.3     6.27        15.0     23.6
C.......................   12,959    6,931      71.9       1.2     3.99        22.6     27.7
C-......................       47       46      49.0        --      --          --       --
D.......................    4,412    1,262      61.6        --      --         32.5     32.5
NovaStar Mortgage
 Funding Trust
 Series 2000-1:
AAA..................... $ 85,222 $ 73,377      80.6       0.2     0.31         2.8      3.2
AA......................   55,874   49,834      82.9       0.6     0.34         2.2      3.1
A.......................   36,422   32,781      80.2       0.2     0.77         3.2      4.1
A-......................   23,329   21,101      80.6       3.0      --          6.4      9.4
B.......................   13,089   10,950      80.4       0.8      --         11.2     12.0
C.......................    5,922    4,733      68.9       0.9      --          7.0      7.9
C-......................      335      238      51.7        --      --          --       --
D.......................       51       50      58.0        --      --          --       --
Other...................    9,894    8,968      91.9        --      --          4.1      4.1
NovaStar Mortgage
 Funding Trust
 Series 2000-2:
AAA..................... $ 57,846 $ 54,117      81.6       0.3      --          0.1      0.4
AA......................  103,454  100,014      83.3       0.4     0.08         1.2      1.7
A.......................   60,735   56,857      81.4       0.1      --          1.8      1.9
A-......................   39,939   38,547      81.1        --     0.43         1.9      2.3
B.......................   19,843   19,286      76.6        --      --          1.1      1.1
C.......................    4,275    3,610      67.4       1.4      --          --       1.4
C-......................      388      387      64.4        --      --          --       --
Other...................   53,208   50,784      92.9        --      --          1.0      1.0
NovaStar Mortgage
 Funding Trust
 Series 2001-1:
AAA..................... $ 34,480 $ 34,480      80.5        --      --          --       --
AA......................   64,807   64,807      84.1        --      --          --       --
A.......................   36,217   36,217      81.4        --      --          --       --
A-......................   22,869   22,869      79.7        --      --          --       --
B.......................   20,058   20,058      77.5       0.3      --          --       0.3
C.......................    3,003    3,003      68.3        --      --          1.0      1.0
C-......................      134      134      85.1        --      --          --       --
Other...................   28,002   28,002      93.5        --      --          --       0.3

                                 Table 14


     Mortgage Loss Analysis--Loans Collateralizing Mortgage Securities


                              March 31, 2001


                          (dollars in thousands)



                                                     Loans Repurchased
                                                        From Trusts
                                       Cumulative -----------------------
                                       Losses As   Loss     As a % of     Total
                                        Reported  Amount Original Balance Losses
                                       ---------- ------ ---------------- ------
   NMFT 1999-1........................    0.91%    $423        0.26%       1.17%
   NMFT 2000-1........................    0.01        2        0.00        0.01
   NMFT 2000-2........................    0.01       16        0.00        0.01
   NMFT 2001-1........................     --       --          --          --


  Assets Acquired through Foreclosure. The following table breaks out characteristics of our assets acquired through foreclosure as March 31, 2001, December 31, 2000 and 1999:


                                 Table 15


                    Assets Acquired Through Foreclosure


                              (in thousands)



                                                                  December 31,
                                                       March 31, ---------------
                                                         2001     2000    1999
                                                       --------- ------- -------
   Carrying Value.....................................  $12,835  $13,054 $16,891
   Principal Value....................................   14,800   14,500  24,400
   Number of properties...............................      171      154     192


  Short-term Financing Arrangements. Mortgage loan originations are funded with various financing facilities prior to securitization. Loans originated are funded initially through one of two committed warehouse lines of credit. Amounts outstanding and available for borrowing are listed below.


                                 Table 16


                      Short-term Financing Resources


                              March, 31, 2001


                              (in thousands)



                                   Maximum   Lending
                                  Borrowing  Value of
                                    Limit   Collateral Borrowings Availability
                                  --------- ---------- ---------- ------------
Cash.............................                                   $10,533
Warehouse lines of credit,
 mortgage loan and securities
 repurchase agreements...........  435,000    146,183    93,266      52,917
                                  --------   --------   -------     -------
Total............................ $435,000   $146,183   $93,266     $63,450
                                  ========   ========   =======     =======


  Long-term Financing Arrangements. On a long-term basis, we finance mortgage loans by issuing asset-backed bonds. Investors in asset-backed bonds are repaid based on the performance of the mortgage loans collateralizing the bonds. These non-recourse financing arrangements match the loans with the financing arrangement for long periods of time, as compared to lines of credit and repurchase agreements that mature frequently with interest rates that reset frequently and have liquidity risk in the form of margin calls. Under the terms of our asset-backed bonds we are entitled to repurchase the mortgage loan collateral and repay the remaining bond obligations when the aggregate collateral principal balance falls below 35% of their original balance for the loans in NHES 97-01 and 25% for the loans in NHES 97-02, 98-01 and 98-02.

  Table 17 provides details for all asset-backed bonds, and the related collateral that we have issued.


                                 Table 17


                            Asset-backed Bonds


                   March, 31, 2001 and December 31, 2000


                          (dollars in thousands)



                                                       Mortgage Loans
                                             ----------------------------------
                         Asset-Backed Bonds                 Weighted Average
                         -------------------              ---------------------
                         Remaining  Interest  Remaining            Estimated
                         Principal    Rate   Principal(A) Coupon Months to Call
                         ---------  -------- ------------ ------ --------------
March, 31, 2001
NHES 1997-1............. $ 43,617     5.53%    $ 47,943   11.51         0
NHES 1997-2.............   42,091     5.57       45,850   11.32         0
NHES 1998-1.............   92,877     5.33      102,527   10.87         6
NHES 1998-2.............  140,392     5.26      148,599   10.50        19
Unamortized debt
 issuance costs, net....     (788)
                         --------
Total................... $318,189
                         ========
December 31, 2000
NHES 1997-1............. $ 48,121     7.13%      52,910   11.80         0
NHES 1997-2.............   51,114     6.91       55,736   11.55         0
NHES 1998-1.............  105,780     6.92      117,121   11.03         9
NHES 1998-2.............  153,508     6.86      163,039   10.57        22
Unamortized debt
 issuance costs, net....   (1,086)
                         --------
Total................... $357,437
                         ========
December 31, 1999
NHES 1997-1............. $ 75,580     6.94%      87,534   11.04         0
NHES 1997-2.............   95,053     6.72      104,851   10.90        12
NHES 1998-1.............  186,493     6.55      200,625   10.08        21
NHES 1998-2.............  231,969     6.71      244,109    9.97        34
Unamortized debt
 issuance costs, net....   (2,227)
                         --------
Total................... $586,868
                         ========

--------

(A) Including assets acquired through foreclosure.


Mortgage Loan Production


  Our non-conforming loans are originated through a network of mortgage brokers throughout the United States. Approximately 1,000 brokers are active customers and approximately 5,800 are approved. Loans are underwritten and funded in a centralized facility by our employees. We increased our sales force from 85 on January 1, 2001 to 91 on March 31, 2001. The increase has contributed to our significant increase in mortgage loan originations. Our sales force operates in 35 states, which allows us to mitigate the risk of geographical concentrations of credit risk.

                                 Table 18


                        Wholesale Loan Originations


          (dollars in thousands, except for average loan balance)



                                                                     Weighted Average
                                          Average                ------------------------  Percent
                                            Loan   Price Paid to Loan to  Credit          Prepayment
                         Number Principal Balance     Broker      Value  Rating(A) Coupon  Penalty
                         ------ --------- -------- ------------- ------- --------- ------ ----------
2001:
First quarter........... 2,087  $244,639  $117,220     101.1%       82%    5.25     10.4%     82%
                         =====  ========  ========     =====       ===     ====     ====     ===
2000:
Fourth quarter.......... 1,768  $208,232  $117,778     101.1%       82%    5.12     10.7%     86%
Third quarter........... 1,793   207,662   115,818     101.1        84     5.20     10.7      90
Second quarter.......... 1,473   171,375   116,344     101.0        82     5.32     10.5      91
First quarter........... 1,232   132,072   107,201     101.1        80     5.45     10.2      93
                         -----  --------
  Total................. 6,266  $719,341  $114,801     101.1        82     5.28     10.5      90
                         =====  ========  ========     =====       ===     ====     ====     ===
1999:
Fourth quarter.......... 1,265  $130,288  $102,994     101.0        82%    5.30     10.0%     91%
Third quarter........... 1,204   125,140   103,937     100.8        82     5.28      9.9      91
Second quarter.......... 1,161   114,631    98,735     101.1        82     5.14      9.8      89
First quarter...........   865    82,495    95,370     100.5        80     4.95      9.9      89
                         -----  --------
  Total................. 4,495  $452,554  $100,679     100.9        82%    5.19      9.9%     90%
                         =====  ========  ========     =====       ===     ====     ====     ===

--------

(A) AAA=7, AA=6, A=5, A-=4, B=3, C=2, D=1


                                 Table 19


                          Quarterly Mortgage Loan



                         Originations by State (based on original principal)
                      ---------------------------------------------------------
                             2001               2000                1999
                      ------------------ ------------------- ------------------
Collateral Location   First Fourth Third Second First Fourth Third Second First
-------------------   ----- ------ ----- ------ ----- ------ ----- ------ -----
California...........   17%   11%    11%   10%    10%   10%    10%    8%     6%
Florida..............   15    14     12    13     14    12     15    12     15
Michigan.............    8     9     10    11     11    12     10    10     12
Arizona..............    6     4      5     5      5     8      5     7      4
Ohio.................    5     6      7     8      7     8     12    10      8
Tennessee............    4     4      4     6      7     6      4     6      9
Washington...........    3     3      5     5      5     4      4     5      3
All other states.....   42    49     46    42     41    40     40    42     43

  The following table presents a summary of our mortgage loans during 2001, 2000 and 1999 as a percent of the respective quarter's beginning principal of mortgage loans held in warehouse and loan origination principal.


                                 Table 20


                          Mortgage Loan Activity



                          Sold to Third     Sold in      Held in
                             Parties    Securitizations Warehouse Payments Total
                          ------------- --------------- --------- -------- -----
2001
First quarter............        3%            66%          30%       1%    100%

2000
Fourth quarter...........        9             55           34        2     100
Third quarter............        9             60           30        1     100
Second quarter...........       12             44           43        1     100
First quarter............       20             53           26        1     100

1999
Fourth quarter...........       52             --           46        2     100
Third quarter............       54             --           44        2     100
Second quarter...........       32             13           54        1     100
First quarter............       25             45           29        1     100

Results of Operations for the Three Months Ended March 31, 2001 Compared with the Three Months Ended March 31, 2000


Presentation


   On January 1, 2001, we purchased the voting common shares of NFI Holding Corporation. Previously, two members of NovaStar management owned these securities. The assets and liabilities and operating results of NFI Holding Corporation were not consolidated with that of NovaStar Financial. Beginning January 1, 2001, the financial statements of NFI Holding Corporation are consolidated with those of NovaStar Financial. For comparative purposes, we have presented prior period information as if the financial results of NFI Holding had been consolidated with those of NovaStar Financial in relevant analyses that follow. In these cases, we have marked the proforma information accordingly. Table 21 is a presentation of proforma consolidated operating results.


                    Table 21 - NovaStar Financial, Inc.


              PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS


              (dollars in thousands except per share amounts)



                                                       For the three months
                                                          ended March 31,
                                                       ------------------------
                                                         2001       Pro Forma
                                                                      2000
Interest income:
  Mortgage loans......................................    $12,740      $16,203
  Mortgage securities.................................      1,350          266
                                                       ----------   ----------
Total interest income.................................     14,090       16,469
Interest expense......................................      8,516       11,735
                                                       ----------   ----------
Net interest income before provision for credit
 losses...............................................      5,574        4,734
Provision for credit losses...........................       (519)      (1,430)
                                                       ----------   ----------
Net interest income...................................      5,055        3,304
Prepayment penalty income.............................        250          494
Premiums for mortgage loan insurance..................       (437)        (365)
Loan servicing income.................................      6,204          667
Gain on sale of mortgage assets.......................      5,023        2,666
Other income..........................................        447          364
General and administrative expenses:
  Compensation and benefits...........................      6,685        3,288
  Travel and public relations.........................      1,897          276
  Office administration...............................      1,790        1,521
  Loan expense........................................        519          189
  Professional and outside services...................        414          526
  Other...............................................        518          118
                                                       ----------   ----------
    Total general and administrative expenses.........     11,823        5,918
                                                       ----------   ----------
Net income before cumulative effect of change in
 accounting principle.................................      4,719        1,212
Cumulative effect of change in accounting principle...     (1,706)         --
                                                       ----------   ----------
Net income............................................      3,013        1,212
Dividends on preferred shares.........................       (525)        (525)
                                                       ----------   ----------
Net income available to common shareholders...........    $ 2,488   $      687
                                                       ==========   ==========


  Table 22 is a summary of income by our primary operating units. Mortgage portfolio operating results are driven from the income generated on the assets we manage less associated management costs. Mortgage lending and servicing operations include the marketing, underwriting and funding of loan production. Servicing operations represent the income and costs to service our on and off-balance sheet loans. Branch operations include the collective income generated by NovaStar Home Mortgage brokers and the associated operating costs. Branch management costs include the corporate-level income and costs to support branch operations. Each of these operations is discussed below.


                                 Table 22


                           Divisional Operations


                     Three Months Ended March 31, 2001



                                     Mortgage
                          Mortgage  Lending and   Branch     Branch
                          Portfolio  Servicing  Operations Management  Total
                          --------- ----------- ---------- ---------- --------
Net interest income.....   $3,511     $ 2,063        --        --     $  5,574
Provision for losses....     (480)        (39)       --        --         (519)
Prepayment penalty
 income.................      250         --         --        --          250
Mortgage insurance......     (240)       (197)       --        --         (437)
Gains (loss) on sales of
 loans..................      (22)      5,045        --        --        5,023
Fee income (expense)....     (479)      1,393      4,840       450       6,204
Other income (expense)..       51      (1,310)                          (1,259)
General and
 administrative
 expenses...............     (760)     (5,729)    (4,840)     (494)    (11,823)
                           ------     -------    -------      ----    --------
Net income..............   $1,831     $ 1,226    $   --       ($44)   $  3,013
                           ======     =======    =======      ====    ========


  During the three months ended March 31, 2001, we earned net income of $3.0 million, $0.30 per diluted share, compared with net income of $1.2 million, $0.09 per diluted share, for the three months ended March 31, 2000.


  Our primary sources of revenue are interest earned on our mortgage loan portfolio and securities, prepayment penalty income and gains from the sales and securitizations of mortgage loans.


Net Interest Income


  Table 23 presents a summary of the average interest-earning assets, average interest-bearing liabilities and the related yields and rates thereon for the three months ended March 31, 2001 and 2000.


  Interest Income. During the three months ended March 31, 2001, mortgage loans earned $12.7 million, or a yield of 10.32%, compared with $16.2 million, or a yield of 9.7% for the same period of 2000. Mortgage securities income for 2001 consists of earnings on mortgage securities that we retained in our securitizations of mortgage loans as discussed above. In total, assets earned $14.1 million or a yield of 9.80% for the three months ended March 31, 2001. During the same period of 2000, assets earned $16.5 million or a 10.6% yield. As noted in Table 23, interest income is a function of volume and rates. Increasing the volume of assets will cause future increases in interest income, while declining balances will reduce interest income. Market interest rates will also affect future interest income on adjustable-rate mortgages.


  Interest Expense. The cost of borrowed funds was $8.5 million for the three months ended March 31, 2001, or 6.8% of average borrowings compared with $11.7 million, or 7.0% for the same period of 2000. Average interest-bearing liabilities for the three months ended March 31, 2001 consisted primarily of financing costs on our asset-backed bonds.


  Our asset-backed bonds are indexed to LIBOR. During the three months ended March 31, 2001, one-month LIBOR averaged 5.51% compared with 5.92% for same period of 2000. As with interest income, the cost of funds in the future will largely depend on market conditions, most notably levels of short-term interest rates. Rates on other borrowings generally fluctuate with short-term market interest rates, such as LIBOR or the federal funds rate.

                                 Table 23


                             Interest Analysis


                          (dollars in thousands)



                              Mortgage Loans          Mortgage Securities
                         -------------------------  -----------------------            Total
                                  Interest  Annual          Interest Annual           Interest  Annual
                         Average  Income/   Yield/  Average Income/  Yield/  Average  Income/   Yield/
                         Balance  Expense    Rate   Balance Expense   Rate   Balance  Expense    Rate
                         -------- --------  ------  ------- -------- ------  -------- --------  ------
Three months ended
 March 31, 2001
Interest-earning
 mortgage assets........ $493,852 $12,740   10.32%  $35,613  $1,350  15.15%  $529,966 $14,090   10.63%
                         ======== =======   =====   =======  ======  =====   ======== =======   =====
Interest-bearing
 liabilities:
  Asset-backed bonds.... $341,598   5,763    6.75%      --      --     --     341,598   5,763    6.75%
  Other borrowings......  135,113   2,406    7.12    25,000     481   7.69    160,113   2,887    7.24
                         --------                   -------  ------          --------
  Cost of derivative
   financial instruments
   hedging liabilities..             (133)                      --                       (133)
                                  -------                    ------                   -------
Total borrowings........ $476,711   8,036    6.74   $25,000     480   7.69   $501,711   8,516    6.79
                         ======== =======   =====   =======  ======  =====   ======== =======   =====
Net interest income.....          $ 4,705                    $  870                   $ 5,574
                                  =======                    ======                   =======
Net interest spread.....                     3.58                     7.46                       2.26
                                            =====                    =====                      =====
Net yield...............                     3.81                     9.76                       4.21
                                            =====                    =====                      =====
Three months ended
 March 31, 2000
 (pro forma)
Interest-earning
 mortgage assets........ $669,053 $16,203    9.70%  $ 6,375  $  266  16.50%  $675,429 $16,469    9.77%
                         ======== =======   =====   =======  ======  =====   ======== =======   =====
Interest-bearing
 liabilities:
  Asset-backed bonds.... $557,238 $ 9,334    6.63%  $   --   $  --     --    $557,238 $ 9,334    6.63%
  Other borrowings......  109,560   2,099    7.58       --      --     --     109,560   2,099    7.58
                         --------                   -------  ------          --------
  Cost of derivative
   financial instruments
   hedging liabilities..              302                       --                        302
                                  -------                    ------                   -------
Total borrowings........ $666,799  11,735    6.96   $   --      --     --    $666,799  11,735    6.96
                         ======== =======   =====   =======  ======  =====   ======== =======   =====
Net interest income.....          $ 4,468                    $  266                   $ 4,734
                                  =======                    ======                   =======
Net interest spread.....                     2.74                    16.50                       2.81
                                            =====                    =====                      =====
Net yield...............                     2.64                    16.50                       2.77
                                            =====                    =====                      =====


  Net Interest Income and Spread. Net interest income on mortgage loans for the three months ended March 31, 2001 was $4.7 million compared with $4.5 million for the same period in 2000. Net interest spread on mortgage loans was 3.6% and 2.7%, respectively, for the three months ended March 31, 2001 and 2000. Net interest income on mortgage securities during the three months ended March, 31, 2001 was $870,000, or 7.5% of average interest-earning mortgage securities compared with $266,000 and 16.5% for the same period of 2000. The volume of assets and liabilities and how well the spread between earnings on assets and the cost of funds is managed will dictate future net interest income.


  Impact of Interest Rate Agreements. We have executed interest rate agreements designed to mitigate exposure to interest rate risk. Interest rate cap agreements require us to pay either a one-time "up front" premium or a quarterly premium, while allowing it to receive a rate that adjusts with LIBOR when rates rise above a certain agreed-upon rate. Interest rate swap agreements to which we are a party allow us to pay a fixed rate of interest while receiving a rate that adjusts with one-month LIBOR. These agreements are used to alter, in effect, the interest rates on funding costs to more closely match the yield on interest-earning assets.

Provisions for Credit Losses


  We originate and own loans in which the borrower possesses credit risk higher than that of conforming borrowers. Delinquent loans and losses are expected to occur. Provisions for credit losses are made in amounts considered necessary to maintain an allowance at a level sufficient to cover probable losses inherent in the loan portfolio. Charge-offs are recognized at the time of foreclosure by recording the value of real estate owned property at its estimated realizable value. One of the principal methods used to estimate expected losses is a delinquency migration analysis. This analysis takes into consideration historical information regarding foreclosure and loss severity experience and applies that information to the portfolio at the reporting date.


  We use several techniques to mitigate credit losses, including pre-funding audits by quality control personnel and in-depth appraisal reviews. Another loss mitigation technique allows a borrower to sell their property for less than the outstanding loan balance prior to foreclosure in transactions known as short sales, when it is believed that the resulting loss is less than what would be realized through foreclosure. Loans are charged off in full when the cost of pursuing foreclosure and liquidation exceed recorded balances. While short sales have served to reduce the overall severity of losses incurred, they also accelerate the timing of losses. As discussed further under the caption "Premiums for Mortgage Loan Insurance", lender paid mortgage insurance is also used as a means of managing credit risk exposure. Generally, the exposure to credit loss on insured loans is considered minimal. Management also believes aggressive servicing is an important element to managing credit risk.


  During the three months ended March 31, 2001, we made provisions for losses of $519,000 and incurred net charge-offs of $1.6 million, compared to $1.6 million and $2.9 million during the same period of 2000. Charge-offs during the first quarter of 2001 include $114,000 resulting from short sale transactions and loans charged off in full compared with $191,000 during the same period of 2000.


                                 Table 24


              Quarterly Activity-Allowance for Credit Losses


                              (in thousands)



                            2001                      2000
                          --------  ------------------------------------------
                          March 31  December 31 September 30 June 30  March 31
                          --------  ----------- ------------ -------  --------
Beginning balance........ $ 7,944     $ 8,701     $ 9,770    $10,230  $11,817
Provision for credit
 losses..................     519       1,460       1,252      1,336    1,430
Amounts charged off, net
 of recoveries...........  (1,638)     (2,217)     (2,321)    (1,796)  (3,017)
                          -------     -------     -------    -------  -------
Ending balance........... $ 6,825     $ 7,944     $ 8,701    $ 9,770  $10,230
                          =======     =======     =======    =======  =======


Prepayment Penalty Income


  A large percentage of the loans we originate require the borrower to pay a cash penalty if they pay off their loan early in the loan's life, generally within two years of origination. This income serves to mitigate and offset prepayment risk and the amortization expense of premiums we paid to loan brokers. The penalty is generally six months of interest on 80% of the unpaid principal at prepayment. During the three months ended March 31, 2001, 93% of the mortgage loans we originated had prepayment penalties, as compared to 93% during the same period of 2000. As of March 31, 2001, 54% our mortgage loan portfolio had prepayment penalties. Prepayment penalty income was $250,000 and $489,000 during the three months ended March 31, 2001 and 2000, respectively. The decrease is due to the seasoning of the portfolio and the expiration of prepayment penalties.


Premiums for Mortgage Loan Insurance


  We purchase mortgage insurance on substantially all of the loans we originate. The use of mortgage insurance is one method of managing the credit risk in the mortgage asset portfolio. As of March 31, 2001, approximately 73% of the loans we service are covered by mortgage insurance. By the end of April 2001, this number increased to 93%.


  Premiums for mortgage insurance on loans maintained on our balance sheet are recorded as a portfolio cost and included in the income statement under the caption "Premiums for Mortgage Loan Insurance."


  It is important to note that substantially all of the mortgage loans that serve as collateral for our mortgage securities carry mortgage insurance. This serves to reduce credit loss exposure in those mortgage pools. Insurance premiums on these loans are paid from the collateral proceeds and, therefore, are not included in the amount of total premium expense in our statement of operations.


Sales of Mortgage Loans


  During 2000 and 1999, we executed securitization transactions in which we transferred mortgage loan collateral to an independent trust. In those transactions, we retained the interest-only and subordinated securities. In addition, we continue to service the loan collateral. Accounting principles require us to record these transactions as loan sales. Whole loan sales have also been executed whereby we sell loans outright.


                                 Table 25


                       Quarterly Mortgage Loan Sales


                          (dollars in thousands)



                                                                Mortgage Loans
                                                                Transferred in
                             Outright Mortgage Loan Sales      Securitizations
                             -----------------------------   --------------------
                                                  Weighted
                                                  Average
                             Principal  Net Gain  Price to   Principal  Net Gain
                              Amount   Recognized   Par       Amount   Recognized
                             --------- ---------- --------   --------- ----------
2001:
First quarter............... $ 10,773    $  262    102.9(A)  $211,420    $4,944
                             ========    ======    =====     ========    ======
2000:
Fourth quarter.............. $ 46,158    $1,666    104.6     $151,277    $3,227
Third quarter...............   50,334     1,552    104.4      188,734     3,584
Second quarter..............   27,799       661    103.8      101,675     1,392
First quarter...............   48,548     1,204    104.0      128,121     1,544
                             --------    ------    -----     --------    ------
  Total..................... $172,839    $5,083    104.2     $569,857    $9,747
                             ========    ======    =====     ========    ======

--------

(A) Includes sales of loans in our highest credit category, which have relatively low coupons. Average price of 102.9 represent market prices for similar loans, but are lower than market prices for high coupon loans such as those sold in prior quarters.

  In the outright sales of mortgage loans, we retain no assets or servicing rights. For mortgage loans transferred in securitizations, we allocate our basis in the mortgage loans between the portion of the mortgage loans sold and the retained assets, securities and servicing rights, based on the relative fair values of those portions at the time of sale. The values of these assets are determined by discounting estimated future cash flows using the cash out method. The following table details the significant assumptions used to determine the value of the resulting retained assets at the time of securitization.


                                 Table 26


 Mortgage Loans Transferred in Securitizations Valuation Assumptions at Closing


                                              Total Projected
                              Constant       Default Rate (% of
                           Prepayment Rate original principal)(A) Discount Rate
                           --------------- ---------------------- -------------
NovaStar Mortgage Funding
 Trust Series:
1999-01..................     25 to 30              2.5%              16.5%
2000-01..................     25 to 30              1.0               14.8
2000-02..................     25 to 30              1.0               15.0
2001-01..................     25 to 30              1.2               20.0

--------

(A) After the effect of mortgage insurance.


Fee Income


  Fee income primarily consists of fees from two sources--servicing fees from investors and borrowers and broker fees from loan investors. As a loan servicer, we collect normal fees for servicing loans that collateralize asset-backed bonds. These fees are generated at the rate of 50 basis points of the principal balance and are earned as interest is collected from borrowers. In addition, we collect fees directly from the borrower in the normal course of servicing loans for such items as late payment assessments and processing fees for special handling.


  Loan investors who fund the loans we broker pay fees to our branches. These fees constitute standard broker "premiums" for the types of loans we broker. As discussed below under Branch Operations, the net income of the branches accrues to the branch manager.


General and Administrative Expenses


                                 Table 27


                    General and Administrative Expenses


                          (dollars in thousands)



                                                                Quarter Ended
                                                                  March 31,
                                                             -------------------
                                                                        2000
                                                              2001   (pro forma)
                                                             ------- -----------
Quarter ended March 31, 2001
Compensation and benefits................................... $ 6,685   $3,288
Travel and entertainment....................................   1,897      276
Office administration.......................................   1,790    1,521
Loan expense................................................     519      189
Other.......................................................     518      118
Professional and outside services...........................     414      526
                                                             -------   ------
Total general and administrative expenses................... $11,823   $5,918
                                                             =======   ======


  Compensation and benefits includes employee base salaries, benefit costs and incentive compensation awards.

  Professional and outside services include fees for legal and accounting services. In the normal course of business, fees are incurred for professional services related to general corporate matters and specific transactions. Office administration includes items such as rent, depreciation, telephone, office supplies, postage, delivery, maintenance and repairs.


  Cost of production. Our quarter-to-quarter wholesale loan production costs steadily declined as a result of increased efficiencies in the mortgage lending operation. During the third quarter of 1999, we introduced Internet Underwriter, "IU", a web-based origination system that has allowed us to increase production volumes without adding proportionate infrastructure. Account executive costs typically are higher in the first few months of employment and are expected to decline as the sales force becomes more productive with added experience and exposure to our loan products and markets.


                                 Table 28


                          Wholesale Loan Costs of


                   Production, as a Percent of Principal



                                                    Premium Paid to     Total
                                        Gross Loan    Broker, Net    Acquisition
                                        Production of Fees Collected    Cost
                                        ---------- ----------------- -----------
   2001:
   First quarter.......................    2.3            0.7            3.0
   2000:
   Fourth quarter......................    2.8            0.5            3.3
   Third quarter.......................    2.6            0.5            3.1
   Second quarter......................    3.0            0.5            3.5
   First quarter.......................    3.3            0.5            3.8


                                 Table 29


        Divisional Operations--General and Administrative Expenses


                     Three Months Ended March 31, 2001



                                        Mortgage
                             Mortgage  Lending and   Branch     Branch
                             Portfolio  Servicing  Operations Management  Total
                             --------- ----------- ---------- ---------- -------
   Compensation and
    benefits...............    $442      $3,513      $2,475      $255    $ 6,685
   Office administration...     123       1,165         413        89      1,790
   Professional and outside
    services...............     195         207           3         9        414
   Loan expense............     --          461          58       --         519
   Travel and
    entertainment..........      11         310       1,549        27      1,897
   Other...................     (11)         73         342       114        518
                               ----      ------      ------      ----    -------
   Total...................     760       5,729       4,840       494     11,823
                               ====      ======      ======      ====    =======


Mortgage Loan Servicing


  Loan servicing is a critical part of our business. In the opinion of management, maintaining contact with borrowers is vital in managing credit risk and in borrower retention. Non-conforming borrowers are prone to late payments and are more likely to default on their obligations than conventional borrowers. We strive to identify issues and trends with borrowers early and take quick action to address such matters.

                                 Table 30


                      Summary of Servicing Operations



                               2001                                    2000
                          --------------- --------------------------------------------------------------
                           March 31       December 31      September 30      June 30       March 31
                            Amount    %     Amount     %      Amount     %    Amount   %    Amount   %
                          ---------- ---- ----------- ---- ------------ ---- -------- ---- -------- ----
Unpaid principal........  $1,263,773      $1,112,615        $1,016,951       $970,026      $872,702
                          ==========      ==========        ==========       ========      ========
Units...................      11,999          10,774            10,041          9,683         8,919
                          ==========      ==========        ==========       ========      ========
Servicing income, net of
 amortization of
 mortgage servicing
 rights.................  $    1,465 0.46 $    1,473  0.53  $    1,392  0.55 $  1,321 0.54 $  1,219 0.56
Costs of servicing......       1,238 0.39      1,185  0.43       1,095  0.43    1,015 0.42    1,064 0.49
                          ---------- ---- ----------  ----  ----------  ---- -------- ---- -------- ----
Net servicing income....  $      227 0.07 $      288  0.10  $      297  0.12 $    306 0.12 $    155 0.07
                          ========== ==== ==========  ====  ==========  ==== ======== ==== ======== ====
Annualized costs of
 servicing per unit.....  $   412.70      $   439.95        $  436.214       $ 419.29      $ 477.18
                          ==========      ==========        ==========       ========      ========


Branch Operations


  We operate our mortgage brokerage unit under the name NovaStar Home Mortgage, Inc. Our first branch was opened in December 1999. A summary of the operations is set forth under "Business."


  Under our agreements with branch managers, fee income generated by the branches, excluding our management fee, is paid to the branch manager as compensation. Fees we retain are designed to cover our management costs and generate a profit. For the fees we retain, we provide administrative functions for the branches, including accounting, human resources, license/registration and loan investor management. A summary of the branch management fee income and costs is set forth under "Business."


Results of Operations for the Years Ended December 31, 2000, 1999 and 1998


Net Income


  During the year ended December 31, 2000, we recorded net income of $5.6 million, $0.50 per diluted common share, compared with net losses of $7.1 million and $21.8 million for the years ended December 31, 1999 and 1998. Our net loss for 1999 is a result of increased provisions for credit losses that aggregated $22.1 million in 1999 versus $7.4 million in 1998. In 1998, we recognized losses aggregating $23.4 million when we sold all of our agency securities and terminated various interest rate agreements because of the liquidity crisis faced by the capital markets.


  Our primary sources of revenue prior to January 1, 2001, when we purchased 100% of the voting common of NFI Holding, are interest earned on our securitized mortgage loan portfolio and prepayment penalty income. In addition, results indirectly reflect gains from the sale of whole loans to third parties and securitization transactions executed by NovaStar Mortgage.

Net Interest Income


  Table 31 presents a summary of the average interest-earning assets, average interest-bearing liabilities and the related yields and rates thereon for the years ended December 31, 2000, 1999 and 2000.


                                 Table 31


                             Interest Analysis


                          (dollars in thousands)



                              Mortgage Loans         Mortgage Securities
                         ------------------------  ------------------------              Total
                                  Interest Annual           Interest Annual             Interest Annual
                         Average  Income/  Yield/  Average  Income/  Yield/   Average   Income/  Yield/
                         Balance  Expense   Rate   Balance  Expense   Rate    Balance   Expense   Rate
                         -------- -------- ------  -------- -------- ------  ---------- -------- ------
Year ended December 31,
 2000
Interest-earning
 mortgage assets........ $446,874 $44,676  10.00%  $ 17,839 $ 2,951  16.54%  $  464,713 $ 47,627 10.25%
                         ======== =======  =====   ======== =======  =====   ========== ======== =====
Interest-bearing
 liabilities:
 Asset-backed bonds..... $471,991  33,960   7.20%       --      --     --       471,991   33,960  7.20%
 Other borrowings.......      --      --     --       8,993     732   8.14        8,993      732  8.14
                         --------                  -------- -------
 Cost of derivative
  financial instruments
  hedging liabilities...                4                                                      4
                                  -------                                               --------
Total borrowings........ $471,991  33,964   7.20   $  8,993     732   8.14   $  480,984   34,696  7.21
                         ======== -------  =====   ======== -------  =====   ========== -------- =====
Net interest income.....          $10,712                   $ 2,219                     $ 12,931
                                  =======                   =======                     ========
Net interest spread.....                    2.80                      8.40                        3.04
                                           =====                     =====                       =====
Net yield...............                    2.40                     12.44                        2.78
                                           =====                     =====                       =====

Year ended December 31,
 1999
Interest-earning
 mortgage assets........ $709,371 $66,324   9.35%  $  2,357 $   389  16.50%  $  711,728 $ 66,713  9.37%
                         ======== =======  =====   ======== =======  =====   ========== ======== =====
Interest-bearing
 liabilities:
 Asset-backed bonds..... $785,547 $43,963   5.60%  $    --  $   --      --   $  785,547 $ 43,963  5.60%
 Other borrowings.......    4,206     541  12.86        --      --      --        4,206      541 12.86
                         --------                  -------- -------          ----------
 Cost of derivative
  financial instruments
  hedging liabilities...            2,254                       --                         2,254
                                  -------                   -------                     --------
   Total borrowings..... $789,753  46,758   5.92   $    --      --     --    $  789,753   46,758  5.92
                         ======== -------  =====   ======== =======  =====   ========== -------- =====
Net interest income.....          $19,566                   $   389                     $ 19,955
                                  =======                   =======                     ========
Net interest spread.....                    3.43                     16.50                        3.45
                                           =====                     =====                       =====
Net yield...............                    2.76                     16.50                        2.80
                                           =====                     =====                       =====
Year ended December
 31, 1998
Interest-earning
 mortgage assets........ $822,180 $86,183   9.44%  $375,222 $23,996   6.40%  $1,197,402 $100,747  8.41%
                         ======== =======  =====   ======== =======  =====   ========== ======== =====
Interest-bearing
 liabilities:
                                                            $
 Asset-backed bonds..... $703,328 $43,287   6.15%  $    --      --      --%  $  703,328 $ 43,287  6.15%
 Other borrowings.......  137,316  12,725   9.27    392,859  21,891   5.57      530,175   34,616  6.53
                         --------                  -------- -------          ----------
 Cost of derivative
  financial instruments
  hedging liabilities...            2,162                       729                        2,891
                                  -------                   -------                     --------
   Total borrowings..... $840,644  58,174   6.92   $392,859  22,620   5.76   $1,233,503   80,794  6.55
                         ======== -------  =====   ======== -------  =====   ========== -------- =====
Net interest income.....          $18,577                   $ 1,376                     $ 19,953
                                  =======                   =======                     ========
Net interest spread.....                    2.42                      0.64                        1.86
                                           =====                     =====                       =====
Net yield...............                    2.26                      0.37                        1.67
                                           =====                     =====                       =====

  The composition of our mortgage assets and liabilities is significantly different for the years ended December 31, 2000, 1999 and 1998 due to the following factors:


  . The majority of our mortgage loans served as collateral on asset-backed bonds in 2000 and 1999. During 1998, mortgage loans secured debt consisting of asset-backed bonds and warehouse facilities. The change in financing composition is due to the fact we discontinued purchasing mortgage loans from NovaStar Mortgage during the last half of 1998. Prior to that point, we had purchased 100% of NovaStar Mortgage's loan production upon origination. During that time, we reimbursed NovaStar Mortgage for warehousing costs incurred prior to sale. Repurchase and warehouse facility costs for 1998 are included under other borrowings in Table 33.


  . Mortgage securities and related borrowings in 2000 and 1999 consist of AAA-rated and other subordinated interests retained in NovaStar Mortgage's securitization transactions. Mortgage securities in 1998 consisted of lower yielding agency securities. We sold all of our agency securities in October 1998 and paid off all related borrowings. No agency securities have been purchased since that time.


  . In connection with the capital markets' liquidity crisis that occurred in the last quarter of 1998, we executed a short-term liquidity line with GMAC/Residential Funding Corporation that was secured by mortgage interests in our asset-backed bonds. This facility carried a substantially higher interest cost than other borrowing arrangements. This debt was paid off in February 1999 with funds from a similar facility provided by First Union National Bank. The First Union line was repaid in full with proceeds from convertible preferred stock issued in March 1999. The interest on these facilities during the year ended December 31, 1999 and 1998 is included as a component of other borrowings in Table 33.


Provisions for Credit Losses


  The following table summarizes the activity in the allowance for credit losses in 2000, 1999 and 1998:


                                 Table 32


               Annual Activity--Allowance for Credit Losses


                              (in thousands)



                                                      2000      1999     1998
                                                     -------  --------  -------
   Beginning balance................................ $11,105  $  3,573  $ 2,313
   Provision for credit losses......................   5,449    22,078    7,430
   Amounts charged off, net of recoveries...........  (8,864)  (14,546)  (6,170)
                                                     -------  --------  -------
   Ending balance................................... $ 7,690  $ 11,105  $ 3,573
                                                     =======  ========  =======


  Charge-offs during 2000 include $803,000 resulting from short sale transactions and loans charged off in full compared with $1.9 million in 1999. The level and trend of charge-offs in 1999 led management to conclude that total losses on securitized mortgage loans will be higher, and will occur earlier, than originally projected. The provisions during 1999 and resulting allowance as of December 31, 1999 reflect the increased loss activity. In the opinion of management, the allowance for credit losses as of December 31, 2000 is adequate to cover losses inherent in the portfolio at that date. If losses do not develop in accordance with current expectations, future provisions will be increased or decreased as necessary. Management also believes that internal processes involving quality control, appraisal review and servicing that have been made as a result of experience to-date will result in lower losses being incurred on loans currently being originated.


Loan Servicing Fees Paid to NovaStar Mortgage, Inc.


  Loan servicing fees paid to NovaStar Mortgage, Inc. include the 50 basis point fee charged by NovaStar Mortgage for servicing the loans we own that serve as collateral on asset-backed bonds (ABB). The fee charged is based on the loan principal balance of the mortgage loans serviced. Loan servicing fees for 2000 were $2.5 million compared with $3.9 million and $3.8 million for the same periods of 1999 and 1998. The decrease in 2000 is due to principal paydowns between the two periods.


Net Fees for Other Services Provided by NFI Holding Corporation


  The net fees for other services provided by NFI Holding Corporation during 2000, 1999 and 1998 are further detailed in Note 12 to the consolidated financial statements. The significant fluctuation in these fees for the years ended December 31, 2000, 1999 and 1998 is due to composition changes in the intercompany agreements between NovaStar Financial and NFI Holding as discussed in Note 12 to the consolidated financial statements.


Other Income


  The following table summarizes the components of other income for 2000, 1999 and 1998:


                                 Table 33


                               Other Income


                              (in thousands)



                                                        2000    1999    1998
                                                       ------  ------ --------
Prepayment penalties.................................. $1,776  $3,143 $  1,985
                                                       ======  ====== ========
Gain (loss) on sales of mortgage assets...............   (826)    351  (14,962)
                                                       ======  ====== ========
Loss on termination of interest rate agreements.......    --      --    (7,977)
                                                       ======  ====== ========
Interest on securitization funds held in trust........    234     235      749
Interest earned on money market funds.................    147      52      --
Interest earned on notes receivable from founders.....    --      496      441
Other.................................................    --       18       13
                                                       ------  ------ --------
Other Income.......................................... $  381  $  801 $  1,203
                                                       ======  ====== ========


  The decrease in prepayment penalties in 2000 compared with 1999 is due to seasoning of the loan portfolio and prepayment penalty windows expiring. As of December 31, 2000, 40% of our mortgage loan portfolio had prepayment penalties compared with 58% in 1999. The remaining prepayment penalty period as of December 31, 2000 was 0.57 years compared with 1.03 for the same period end of 1999. The increase in prepayment penalties in 1999 over 1998 can be attributable to an increase in loans that paid-in-full.


  In 2000 and 1999, the gain (loss) on sales of mortgage assets resulted from the sale of real estate owned properties. The increase in net losses in 2000 compared with 1999 is due to the liquidation of aged properties with slightly higher severities than our historical average severity. The significant losses on mortgage asset sales and termination of interest rate agreements in 1998 were due to the sale of 100% of our agency securities portfolio and termination of certain interest rate agreements because of the liquidity crisis our industry faced in the latter part of 1998.


  In 2000, management determined to stop the accrual on the notes receivable from founders for collectibility reasons. Interest payments from founders made from dividend payments received on NovaStar Financial common stock collateralizing these notes. We have not paid dividends on our common stock since April of 1999. The founders notes were restructured on January 1, 2001 as discussed in Note 8 of the consolidated financial statements.

Premiums for Mortgage Loan Insurance


  The following is a summary of mortgage insurance premiums in 2000, 1999 and 1998 and the percent of our mortgage loan portfolio covered by mortgage insurance.


                                 Table 34


                   Premiums for Mortgage Loan Insurance


                          (dollars in thousands)



                                                          2000    1999   1998
                                                         ------  ------  ----
   Mortgage insurance premiums.......................... $1,272  $1,731  $744
   Percent of managed loan portfolio with mortgage
    insurance as of December 31.........................     72%     39%   26%


  Our managed loan portfolio includes mortgage loan collateral on our AAA-rated and subordinated securities, which are not included in our mortgage loan portfolio. However, the performance of our AAA-rated and subordinated securities is dependent on the credit losses of this underlying collateral. Premiums for mortgage insurance on these loans are paid from the loan collateral proceeds and therefore are not included in the above premium amounts. We first contracted lender-paid mortgage insurance in August 1999. The decline in mortgage insurance premiums in 2000 is due to the decline in our on-balance-sheet mortgage loan portfolio from $620.4 million as of December 31, 1999 to $375.9 million as of December 31, 2000.


General and Administrative Expenses


                                 Table 35


                    General and Administrative Expenses


                          (dollars in thousands)



                                                             2000   1999   1998
                                                            ------ ------ ------
   Compensation and benefits............................... $1,485 $1,804 $1,785
   Office administration...................................    751    804    903
   Professional and outside services.......................    690    801  1,117
   Other...................................................     91    181    574
                                                            ------ ------ ------
     Total general and administrative expenses............. $3,017 $3,590 $4,379
                                                            ====== ====== ======


  The decline in compensation and benefits in 2000 compared with 1999 is due to staff reductions and employee cost allocations to NovaStar Mortgage.


  The decline in professional and outside services and other in 1999 compared with 1998 is attributable in part to increased general and administrative costs incurred during the capital markets' liquidity crisis of 1998. Also, in 1998, fees were paid for portfolio management related services prior to the hiring of additional personnel to this department.


Equity in Earnings of NFI Holding Corporation


  For the year ended December 31, 2000, NFI Holding recorded net income of $1.1 million compared with net income of $89,000 and a net loss of $3.0 million for the same periods of 1999 and 1998. Prior to January 1, 2001, we recorded our portion of the earnings of NFI Holding as equity in net earnings of NFI Holding in our income statement. The tables presented in this section reflect the key components contributing to NFI Holding's operational performance over the last three years.

  Table 36 is a summary of income by NFI Holding's primary operating units:
Mortgage Portfolio, Mortgage Lending and Servicing, Branch Operations and Branch Management. NFI Holding's net branch operations began the latter part of 1999. Summaries of these operations for 2000, 1999 and 1998 are presented in the tables below.


                                 Table 36


              NFI Holding Corporation's Divisional Operations


                Year Ended December 31, 2000, 1999 and 1998



                                Mortgage
                                 Lending
                                   and        Branch        Branch
                                Servicing  Operations(A) Management(A)  Total
                                ---------  ------------- ------------- --------
2000:
Net interest income............ $  6,274      $   --        $   --     $  6,274
Provision for losses...........       88          --           (262)       (174)
Mortgage insurance.............     (402)         --            --         (402)
Gains (loss) on sales of
 loans.........................   14,793          --            --       14,793
Fees for services provided to,
 net of fees paid to, NovaStar
 Financial, Inc. and NovaStar
 Home Mortgage, Inc. ..........       61          --            (40)         21
Fee income (expense)...........    1,562        7,661           685       9,908
Other income (expense).........     (300)         300           --          --
General and administrative
 expenses......................  (20,405)      (7,657)       (1,225)    (29,287)
                                --------      -------       -------    --------
Net income..................... $  1,671      $   304       $  (842)   $  1,133
                                ========      =======       =======    ========
1999:
Net interest income............ $  5,531      $   --        $   --     $  5,531
Provision for losses...........     (860)         --            --         (860)
Mortgage insurance.............     (245)         --            --         (245)
Gains (loss) on sales of
 loans.........................   11,767          --            --       11,767
Fees for services provided to,
 net of fees paid to, NovaStar
 Financial, Inc. and NovaStar
 Home Mortgage, Inc............    4,031          --            --        4,031
Fee income (expense)...........      882           23           --          905
General and administrative
 expenses......................  (20,997)         (25)          (18)    (21,040)
                                --------      -------       -------    --------
Net income..................... $    109      $    (2)      $   (18)   $     89
                                ========      =======       =======    ========
1998:
Net interest income............ $  4,311          --            --     $  4,311
Provision for losses...........     (210)         --            --         (210)
Gains (loss) on sales of
 loans.........................    3,148          --            --        3,148
Fees for services provided to,
 net of fees paid to, NovaStar
 Financial, Inc. and NovaStar
 Home Mortgage, Inc. ..........    6,486          --            --        6,486
Fee income (expense)...........    2,829          --            --        2,829
General and administrative
 expenses......................  (19,579)         --            --      (19,579)
                                --------      -------       -------    --------
Net income..................... $ (3,015)     $   --        $   --     $ (3,015)
                                ========      =======       =======    ========

                                 Table 37


         NFI Holding Corporation's Summary of Servicing Operations


 (dollars in thousands, except unpaid principal, units and per unit costs)



                                      2000           1999           1998
                                 --------------- ------------- ---------------
                                   Amount    %    Amount   %     Amount    %
                                 ---------- ---- -------- ---- ---------- ----
Unpaid principal................ $1,112,615      $894,572      $1,179,967
                                 ==========      ========      ==========
Units...........................     10,774         9,152          11,722
                                 ==========      ========      ==========
Servicing income, net of
 amortization of mortgage
 servicing rights............... $    4,890 0.44 $  5,920 0.66 $    5,813 0.49
Costs of servicing..............      3,972 0.36    4,570 0.51      3,376 0.29
                                 ---------- ---- -------- ---- ---------- ----
Net servicing income............ $      918 0.08 $  1,350 0.15 $    2,437 0.20
                                 ========== ==== ======== ==== ========== ====
Annualized costs of servicing
 per unit....................... $   368.67      $ 499.34      $   288.01
                                 ==========      ========      ==========


                                 Table 38


                NFI Holding Corporation's Branch Operations


                          (dollars in thousands)



                                                                 2000  1999 1998
                                                                ------ ---- ----
   Branches (end of quarter)...................................     63   4   --
   Loans originated............................................  1,775   6   --
   Fee income.................................................. $7,661 $23   --
   General and administrative costs............................ $7,657 $25   --
   Personnel...................................................    252  18   --


                                 Table 39


                NFI Holding Corporation's Branch Management


                          (dollars in thousands)



                                                                 2000  1999 1998
                                                                 ----- ---- ----
   Fee income...................................................   685  --   --
   General and administrative costs............................. 1,225  18   --
   Personnel....................................................    12   2   --


Sales of Mortgage Loans


  The following tables detail NFI Holding's mortgage loan sales by channel for the years 2000, 1999 and 1998.


                                 Table 40


           NFI Holding Corporation's Annual Mortgage Loan Sales


                          (dollars in thousands)



                                                              Mortgage Loans
                                                              Transferred in
                           Outright Mortgage Loan Sales      Securitizations
                         --------------------------------- --------------------
                                                Weighted
                         Principal  Net Gain    Average    Principal  Net Gain
                          Amount   Recognized Price To Par  Amount   Recognized
                         --------- ---------- ------------ --------- ----------
   2000................. $172,839   $ 5,083      104.2     $569,857    $9,747
                         ========   =======      =====     ========    ======
   1999................. $390,827   $10,162      104.1     $164,647    $1,605
                         ========   =======      =====     ========    ======
   1998................. $133,675   $ 2,984      104.0     $    --     $
                         ========   =======      =====     ========    ======

Fee Income


  Fee income primarily consists of fees from two sources--servicing fees from investors and borrowers and broker fees from loan investors. Fees recognized by type for 2000, 1999 and 1998 are as follows:



                                                               2000  1999  1998
                                                              ------ ---- ------
   Servicing fees............................................ $1,562 $882 $2,829
   Broker fees...............................................  8,346   23    --
                                                              ------ ---- ------
     Total fee income........................................ $9,908 $905 $2,829
                                                              ====== ==== ======


                                 Table 41


             NFI Holding Corporation's Wholesale Loan Costs of


                   Production, as a Percent of Principal



                                                    Premium paid to     Total
                                        Gross Loan    broker, net    Acquisition
                                        Production of fees collected    Cost
                                        ---------- ----------------- -----------
   2000................................    2.9            0.5            3.4
   1999................................    4.2            0.4            4.6
   1998................................    2.4            1.0            3.4


                                 Table 42


  NFI Holding Corporation's Divisional Operations--General and Administrative
                                 Expenses


               Years Ended December 31, 2000, 1999 and 1998



                                       Mortgage
                                      Lending and   Branch     Branch
                                       Servicing  Operations Management  Total
                                      ----------- ---------- ---------- -------
Year Ended December 31, 2000
Compensation and benefits............   $10,883     $4,278     $  538   $15,699
Office administration................     4,844        693        151     5,688
Travel and entertainment.............     1,556      1,510        168     3,234
Professional and outside services....     1,510        --         --      1,510
Loan expense.........................     1,330         94          3     1,427
Other................................       282      1,082        365     1,729
                                        -------     ------     ------   -------
  Total..............................   $20,405     $7,657     $1,225   $29,287
                                        =======     ======     ======   =======
Year Ended December 31, 1999
Compensation and benefits............   $10,985     $   21     $  --    $11,006
Office administration................     5,991          3          6     6,000
Travel and entertainment.............     1,468          1          1     1,470
Professional and outside services....     1,031        --          10     1,041
Loan expense.........................     1,163        --         --      1,163
Other................................       359        --           1       360
                                        -------     ------     ------   -------
  Total..............................   $20,997     $   25     $   18   $21,040
                                        =======     ======     ======   =======
Year Ended December 31, 1998
Compensation and benefits............   $10,280     $  --      $  --    $10,280
Office administration................     4,730        --         --      4,730
Travel and entertainment.............     1,151        --         --      1,151
Professional and outside services....     1,257        --         --      1,257
Loan expense.........................     1,901        --         --      1,901
Other................................       260        --         --        260
                                        -------     ------     ------   -------
  Total..............................   $19,579     $  --      $  --    $19,579
                                        =======     ======     ======   =======

Liquidity and Capital Resources


  Liquidity means the need for, access to and uses of cash. The primary needs for cash include the acquisition of mortgage loans, principal repayment and interest on borrowings, operating expenses and dividend payments. Substantial cash is required to support the operating activities of the business, especially the mortgage origination operation. Mortgage asset sales, principal, interest and fees collected on mortgage assets support cash needs. Drawing upon various borrowing arrangements typically satisfies major cash requirements.


  Mortgage lending requires significant cash to fund loan originations and for operating costs. Our warehouse lending arrangements, including repurchase agreements, are used to support the mortgage lending operation. Loans financed with warehouse and repurchase credit facilities are subject to changing market valuation and margin calls. Loans we originate can be sold to third a party, which also generates cash to fund on-going operations. We believe we can operate indefinitely in this manner, provided that the level of loan originations is at or near the capacity of its production infrastructure. Our liquidity position is shown under "Financial Condition--Short-term Financing Arrangements."


  Cash activity during the three months ended March 31, 2001 and 2000 are presented in the consolidated statement of cash flows.


  Our capital has come from


  . a private placement offering of preferred stock, raising net proceeds of $47 million.


  . an initial public offering of common stock, raising net proceeds of $67 million, and


  . a private offering of convertible preferred stock, raising net proceeds of $29 million.


  We use capital when financing loans on a long-term basis. Under short-term financing arrangements, we can borrow up to the lessor of 98% of the face amount or 95% of the market value of our loans. In long-term financing (i.e. in the form of asset-backed bonds) we can finance approximately 95% of the market value of the loans. Capital is used to fund the difference between the financed portion and the full loan cost.


  During 2000 and 2001, a portion of the loans we originated were sold to third parties and in securitization transactions treated as sales for tax and financial reporting purposes. In doing so, we do not use capital. In fact, if the sales prices are above the full cost to originate loans, this method of operation will generate capital.


  During 2001, we expect to finance 75% or more of the loans we produce. The remainder will be sold to third parties. We currently have excess capital to support this mode of operation. When we fully deploy our capital, we expect to either raise more equity from the capital markets or sell enough loans so that we operate without the need for additional capital.


Inflation


  Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors drive company performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with generally accepted accounting principles and dividends are based on taxable income. In each case, financial activities and balance sheet are measured with reference to historical cost or fair market value without considering inflation.


Impact of Recently Issued Accounting Pronouncements


  Note 1 of the consolidated financial statements contained in the annual report on Form 10-K for the fiscal year ended December 31, 2000 describes certain recently issued accounting pronouncements. Management believes the implementation of these pronouncements and others that have gone into effect since the date of these reports will not have a material impact on the consolidated financial statements.

Interest Rate/Market Risk


  Our investment policy sets the following general goals:


  (1) Maintain the net interest margin between assets and liabilities, and


  (2) Diminish the effect of changes in interest rate levels on the market value of NovaStar Financial.


  Loan Price Volatility. Under our current mode of operation, we depend heavily on the market for wholesale non-conforming mortgage loans. To conserve capital, we may sell loans we originate. Financial results will depend, in part, on the ability to find purchasers for the loans at prices that cover origination expenses. Exposure to loan price volatility is reduced as we resume acquisition and retention of mortgage loans.


  Interest Rate Risk. Interest rate risk is the risk that the market value of assets will increase or decrease at different rates than that of the liabilities. Expressed another way, this is the risk that net asset value will experience an adverse change when interest rates change. When interest rates on the assets do not adjust at the same rates as the liabilities or when the assets are fixed rates and the liabilities are adjusting, future earnings potential is affected. Management primarily uses financing sources where the interest rate resets frequently. As of March, 31, 2001 borrowings under all financing arrangements adjust daily, monthly, or quarterly. On the other hand, very few of the mortgage assets we own, adjust on a monthly or daily basis. Most of the mortgage loans contain features where their rates are fixed for some period of time and then adjust frequently thereafter. For example, one of our loan products is the "2/28" loan. This loan is fixed for its first two years and then adjusts every six months thereafter.


  While short-term borrowing rates are low and long-term asset rates are high, this portfolio structure produces good results. However, if short-term interest rates rise rapidly, earning potential is significantly affected, as the asset rate resets would lag the borrowing rate resets. The converse can be true when sharp declines in short-term interest rates cause interest costs to fall faster than asset rate resets, thereby increasing earnings.


  In its assessment of the interest sensitivity and as an indication of exposure to interest rate risk, management relies on models of financial information in a variety of interest rate scenarios. Using these models, the fair value and interest rate sensitivity of each financial instrument, or groups of similar instruments is estimated, and then aggregated to form a comprehensive picture of the risk characteristics of the balance sheet. The risks are analyzed on both an income and market value basis.

  The following are summaries of the analysis as of March 31, 2001, December 31, 2000 and 1999.


                                 Table 43


                     Interest Rate Sensitivity-Income


                          (dollars in thousands)



                             Basis Point Increase
                                  (Decrease)
                             in Interest Rate(A)
                          ----------------------------
As of March 31, 2001       (100)      Base      100
Income (expense) from:
 Assets.................. $103,707  $105,554  $107,210
 Liabilities(B)..........   57,107    66,577    76,309
 Interest rate
  agreements.............   (1,299)   (1,299)   (1,291)
                          --------  --------  --------
Net interest income...... $ 45,301  $ 37,678  $ 29,610
                          ========  ========  ========
Percent change in net
 interest income from
 base....................     18.8       --      (21.3)
                          ========  ========  ========
Percent change of
 capital(C)..............      6.5       --       (6.9)
                          ========  ========  ========
As of December 31, 2000
Income (expense) from:
 Assets.................. $ 91,334  $ 93,189  $ 95,138
 Liabilities(B)..........  (60,327)  (68,686)  (77,207)
 Interest rate
  agreements.............   (1,587)   (1,424)    ( 119)
                          --------  --------  --------
Net interest income...... $ 29,420  $ 23,079  $ 17,812
                          ========  ========  ========
Percent change in net
 interest income from
 base....................     27.5       --      (22.8)
                          ========  ========  ========
Percent change of
 capital(C)..............      5.8       --       (4.8)
                          ========  ========  ========
As of December 31, 1999
Income (expense) from:
 Assets.................. $ 61,610  $ 64,419  $ 66,954
 Liabilities(B)..........  (42,173)  (47,803)  (53,442)
 Interest rate
  agreements.............   (1,379)   (1,379)    1,122
                          --------  --------  --------
Net interest income...... $ 18,058  $ 15,237  $ 14,634
                          ========  ========  ========
Percent change in net
 interest income from
 base....................     18.5       --       (4.0)
                          ========  ========  ========
Percent change of
 capital(C)..............      2.8       --       (0.6)
                          ========  ========  ========

--------

(A) Income of asset, liability or interest rate agreement in a parallel shift in the yield curve, up and down 1%.


(B) Includes debt issuance costs, amortization of loan premiums, mortgage insurance premiums and provisions for credit losses.


(C) Total change in estimated spread income as a percent of total stockholders' equity as of March 31, 2001, December 31, 2000 and 1999.

                                 Table 44


                  Interest Rate Sensitivity--Market Value


                          (dollars in thousands)



                                                              Basis Point
                                                                Increase
                                                             (Decrease) in
                                                            Interest Rate(A)
                                                            ------------------
                                                             (100)      100
As of March 31, 2001
  Change in market values of:
    Assets................................................. $ 9,564   $(12,220)
    Liabilities............................................  (1,876)     2,176
    Interest rate agreements...............................  (3,825)     5,677
                                                            -------   --------
  Cumulative change in market value........................ $ 3,863   $ (4,367)
                                                            =======   ========
  Percent change of market value portfolio equity(B).......     3.9 %     (4.4)%
                                                            =======   ========
As of December 31, 2000
  Change in market values of:
    Assets................................................. $ 2,448   $ (9,763)
    Liabilities............................................  (1,624)     1,865
    Interest rate agreements...............................    (524)     2,220
                                                            -------   --------
  Cumulative change in market value........................ $   300   $ (5,678)
                                                            =======   ========
  Percent change of market value portfolio equity(B).......     0.3 %     (5.7)%
                                                            =======   ========
As of December 31, 1999
  Change in market values of:
    Assets................................................. $ 1,913   $ (7,652)
    Liabilities............................................  (2,068)     2,376
    Interest rate agreements...............................  (2,809)     4,723
                                                            -------   --------
  Cumulative change in market value........................ $(2,964)  $   (553)
                                                            =======   ========
  Percent change of market value portfolio equity(B).......    (3.0)%     (0.6)%
                                                            =======   ========

--------

(A) Change in market value of assets, liabilities or interest rate agreements in a parallel shift in the yield curve, up and down 1%.


(B) Total change in estimated market value as a percent of market value portfolio equity as of March 31, 2001, December 31, 2000 and 1999.


  Interest Rate Sensitivity Analysis. The values under the heading "Base" are management's estimates of spread income for assets, liabilities and interest rate agreements on March 31, 2001, December 31, 2000 and 1999. The values under the headings "100" and "(100)" are management's estimates of the income and change in market value of those same assets, liabilities and interest rate agreements assuming that interest rates were 100 basis points, or 1 percent higher and lower. The cumulative change in income or market value represents the change in income or market value of assets, net of the change in income or market value of liabilities and interest rate agreements.


  The interest sensitivity analysis is prepared monthly. If the analysis demonstrates that a 100 basis point shift, up or down, in interest rates would result in 25 percent or more cumulative decrease in income from base, or a 10% cumulative decrease in market value from base, policy requires management to adjust the portfolio by adding or removing interest rate cap or swap agreements. The Board of Directors reviews and approves our interest rate sensitivity and hedged position quarterly. Although management also evaluates the portfolio using interest rate increases and decreases less than and greater than one percent, management focuses on the one percent increase.

  Assumptions Used in Interest Rate Sensitivity Analysis. Management uses a variety of estimates and assumptions in determining the income and market value of assets, liabilities and interest rate agreements. The estimates and assumptions have a significant impact on the results of the interest rate sensitivity analysis, the results of which are shown as of March 31, 2001, December 31, 2000 and 1999.


  Management's analysis for assessing interest rate sensitivity on its mortgage loans relies significantly on estimates for prepayment speeds. A prepayment model has been internally developed based upon four main factors:


  . Refinancing incentives (the interest rate of the mortgage compared with the current mortgage rates available to the borrower)


  . Borrower credit grades


  . Loan-to-value ratios


  . Prepayment penalties, if any


  Generally speaking, when market interest rates decline, borrowers are more likely to refinance their mortgages. The higher the interest rate a borrower currently has on his or her mortgage the more incentive he or she has to refinance the mortgage when rates decline. In addition, the higher the credit grade, the more incentive there is to refinance when credit ratings improve. When a borrower has a low loan-to-value ratio, he or she is more likely to do a "cash-out" refinance. Each of these factors increases the chance for higher prepayment speeds during the term of the loan. On the other hand, prepayment penalties serve to mitigate the risk that loans will prepay because the penalty is a deterrent to refinancing.


  These factors are weighted based on management's experience and an evaluation of the important trends observed in the non-conforming mortgage origination industry. Actual results may differ from the estimates and assumptions used in the model and the projected results as shown in the sensitivity analyses.


  Projected prepayment rates in each interest rate scenario start at a prepayment speed less than 5% in month one and increase to a long-term prepayment speed in nine to 18 months, to account for the seasoning of the loans. The long-term prepayment speed ranges from 20% to 40% and depends on the characteristics of the loan which include type of product (ARM or fixed rate), note rate, credit grade, LTV, gross margin, weighted average maturity and lifetime and periodic caps and floors. This prepayment curve is also multiplied by a factor of 60% on average for periods when a prepayment penalty is in effect on the loan. Prepayment assumptions are also multiplied by a factor of greater than 100% during periods around rate resets and prepayment penalty expirations. These assumptions change with levels of interest rates. The actual historical speeds experienced on NovaStar Financial's loans shown in Table 6 are weighted average speeds of all loans in each deal.


  Actual prepayment rates on loans that have been held in portfolio for shorter periods are slower than long term prepayment rates used in the interest rate sensitivity analysis. This table also indicates that as pools of loans held in portfolio season, the actual prepayment rates are more consistent with the long term prepayment rates used in the interest sensitivity analysis.


  Hedging with Off-Balance-Sheet Financial Instruments. In order to address a mismatch of assets and liabilities, the hedging section of the investment policy is followed, as approved by the Board. Specifically, the interest rate risk management program is formulated with the intent to offset the potential adverse effects resulting from rate adjustment limitations on mortgage assets and the differences between interest rate adjustment indices and interest rate adjustment periods of adjustable-rate mortgage loans and related borrowings.


  We use interest rate cap and swap contracts to mitigate the risk of the cost of variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising rates. In this way, management intends generally to hedge as much of the interest rate risk as determined to be in the best interest of NovaStar Financial, given the cost of hedging transactions and the need to maintain REIT status.

  We seek to build a balance sheet and undertake an interest rate risk management program that is likely, in management's view, to enable us to maintain an equity liquidation value sufficient to maintain operations given a variety of potentially adverse circumstances. Accordingly, the hedging program addresses both income preservation, as discussed in the first part of this section, and capital preservation concerns.


  Interest rate cap agreements are legal contracts between us and a third party firm or "counter-party". The counter-party agrees to make payments to us in the future should the one- or three-month LIBOR interest rate rise above the strike rate specified in the contract. We make either quarterly premium payments or have chosen to pay the premiums upfront to the counterparties under contract. Each contract has a fixed notional face amount on which the interest is computed, and a set term to maturity. When the referenced LIBOR interest rate rises above the contractual strike rate, we earn cap income. Payments on an annualized basis equal the contractual notional face amount times the difference between actual LIBOR and the strike rate. Interest rate swaps have similar characteristics. However, interest rate swap agreements allow us to pay a fixed rate of interest while receiving a rate that adjusts with one-month LIBOR.

                                    BUSINESS

  We broker, originate and service mortgage loans. The mortgage loans we originate are non-conforming, while the loans we broker consist of both conforming and non-conforming loans. We securitize or sell the loans we originate. We service the loans pooled for securitization and we retain AAA-rated interest only and other subordinated securities that we have issued in connection with the securitizations. We manage the resulting portfolio of mortgage assets, consisting of mortgage securities and pools of non-conforming loans.



Mortgage Lending Operation

 Market Overview

  During 2000, total mortgage loan originations as estimated by the National Mortgage News were approximately $1,067 billion. Approximately 88% of these loans were classified as "prime" mortgages which generally means they have credit quality and documentation sufficient to qualify for a guarantee by GNMA, FNMA or FHLMC. More than $125 billion of the total mortgage loans originated in 2000 were classified as "non-conforming" as cited by National Mortgage News.

  We believe there is strong national demand by borrowers for non-conforming mortgage loans. Across the country, many borrowers have suffered dislocation and temporary unemployment, resulting in negative entries on their credit reports. Erratic market and economic conditions and other factors have resulted in high ratios of debts to assets and high levels of credit card and other installment debt for these individuals. In addition, more borrowers are choosing to become self-employed. These are some of the circumstances, which create the market for non-conforming mortgage loans.

  One of the significant differences between the conforming and non-conforming mortgage loan markets has been the comparative dependence upon the overall level of interest rates. Generally, the non-conforming mortgage loan market's historical performance has been more consistent without regard to interest rates. This is evident by the growth in non-conforming originations from 1993 through 1997. While the prime market experienced a decline in originations due primarily to an increase in interest rates, mortgage loan originations in the non-conforming market continued to grow.

  The size of the non-conforming mortgage loan market in 2000 was approximately $125 billion in annual originations. Historically, the non-conforming mortgage loan market has been a highly fragmented niche market dominated by local brokers with direct ties to investors who owned and serviced this relatively higher margin, riskier product. Although there have recently been several new entrants into the non-conforming mortgage business, we believe the non-conforming mortgage market is still highly fragmented, with no single competitor having more than a 7% market share. The growth and profitability of the non-conforming mortgage loan market, the demise of numerous financial institutions in the late 1980s which had served this market, and reduced profits and mortgage loan volume at traditional financial institutions have together drawn new participants and capital to the non-conforming mortgage loan market. We believe the non-conforming mortgage loan market requires more business judgement from underwriters in evaluating borrowers with previous credit problems. Non-conforming lending is also generally a lower volume/higher profit margin business rather than the generally higher volume/lower profit margin conforming mortgage loan business to which traditional mortgage bankers have become accustomed. Non-conforming mortgage lending is also more capital intensive than the conforming mortgage market due to the fact that the securitization function requires a higher level of credit enhancement which must be provided by the issuer in the form of over-collateralization or subordination.


  We believe that the non-conforming mortgage market will continue to grow and to generate relatively attractive risk-adjusted returns over the long term due in part to the following reasons:

  . growth in the number of existing homeowners with negative entries on their credit reports;

  . growth in the number of immigrants with limited credit histories who are in the prime home buying ages of 25 to 34;

  . growth in the number of self-employed individuals who have sources of income which are inconsistent and difficult to document;

  . growth in consumer debt levels which are causing many borrowers to have higher debt/income ratios; and

  . growth in consumer bankruptcy filings which cause borrowers to be classified as subprime.

  We expect more competitors to attempt to enter the market. While this may cause profit margins to narrow, we believe that the non-conforming mortgage market will be able to sustain relatively attractive profit margins due to certain barriers to entry which include:

  . the capital intensive nature of the business as issuers of securities backed by non-conforming mortgage loans are required to retain the credit and prepayment risks;

  . the higher level of expertise required to underwrite the mortgage loans;

  . the higher cost to service the mortgage loans due to the additional emphasis required on collections and loss mitigation; and

  . the highly fragmented nature of business due to the difficulty of sourcing the mortgage loans.

 Competition


  We face intense competition in the business of originating, purchasing, selling and securitizing non-conforming mortgage loans. The number of participants is believed to be well in excess of 100 companies and no single participant holds a dominant share of the non-conforming market. In addition to other residential mortgage REITs, we are in competition for non-conforming borrowers with consumer finance companies, conventional mortgage bankers, commercial banks, credit unions and thrift institutions. We compete for holding mortgage loans with life insurance companies, institutional investors and other well-capitalized publicly-owned mortgage lenders. Many of these competitors are substantially larger than we are and have considerably greater financial, technical and marketing resources than we do.

  Based on market capitalization, as researched by management, NovaStar Financial ranked number 7 of 16 publicly traded non-conforming lenders. In addition, management's research of the asset size of these companies indicates NovaStar Financial ranks number 11 of 16.


  Competition among industry participants can take many forms, including convenience in obtaining a mortgage loan, amount and term of the loan, customer service, marketing/distribution channels, loan origination fees and interest rates. To the extent any competitor significantly expands its activities in the non-conforming mortgage loan market, we could be materially adversely affected.

  We believe that one of our key competitive strengths is our employees and the level of service they are able to provide our borrowers. By servicing our loan portfolio directly, we are able to stay in close contact with our borrowers and identify potential problems early. NovaStar Mortgage's servicing staff is comprised of seasoned mortgage professionals with significant experience in the non-conforming mortgage loan marketplace.

  We effectively compete due to our:

  . experienced management team;

  . tax advantaged status as a REIT;

  . vertical integration through our relationship with NovaStar Mortgage, which originates and services mortgage loans;

  . direct access to capital markets to securitize our assets; and

  . cost-efficient operations.

  Prior to 1999, our asset-backed bond transactions were designed to meet accounting rules that resulted in securitizations being treated as financing transactions. The mortgage loans and related debt continue to be presented on our balance sheet, and no gain is recorded. Beginning in January 1999 our asset-backed bond transactions have been structured as sales for accounting and tax purposes. Details regarding asset-backed bonds issued by us and the securitization transactions issued by NovaStar Mortgage can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 3 and 4 to our consolidated financial statements.


  We believe we have an advantage over other mortgage REITs through our infrastructure that allows us to acquire wholesale loan production through our subsidiary, NovaStar Mortgage, at a total cost lower than purchasing those mortgage loans in the secondary market. Moreover, the relationship we have with NovaStar Mortgage results in a vertically integrated organization. Because of this integration, there are no material conflicts between the interests of the mortgage lending operation and the portfolio management operation. Conflicts may arise in REITs where the incentives and interest of management are dependent on asset size rather than return on equity or stockholder returns. Conflict may arise in entities that have external management contracts or situations where management's compensation is not directly related to the company's performance or return to stockholders. Our primary management incentive programs are dependent on return on equity, in the annual bonus plan, and stock price appreciation for forgivable loans to founders and the stock option plan.


  For 2000, we filed our own income tax return, while NFI Holding filed a consolidated income tax return that included NovaStar Mortgage. This structure was designed to separate the mortgage loan origination operation from our operations, i.e., the REIT entity, for tax purposes. This structure allowed for activities and transactions to be entered into by NovaStar Mortgage, while preserving our REIT status. These activities include such items as the sale of assets, hedging techniques and forms of indebtedness. NFI Holding was formed in order to provide an efficient means of adding additional taxable affiliates to the organization. We refer you to the "Federal Income Tax Consequences-- Qualification as a REIT" section of this prospectus for further information on recently adopted legislation. For 2001, NFI Holding and its subsidiary NovaStar Mortgage will be treated as consolidated with NovaStar Financial for financial accounting, but not tax purposes.



 Loan Origination

  As discussed in the following sections, NovaStar Mortgage originates and services non-conforming mortgage loans. NovaStar Mortgage has agreed to service the mortgage loans owned by NovaStar Financial. We have entered into other agreements with NovaStar Mortgage in which NovaStar Mortgage has agreed to pay us interest on amounts borrowed from us as well as pay us guaranty fees on loans sold by us in which we have guaranteed their performance. In addition, NovaStar Mortgage has entered into loan servicing support, financing commitment, residual repurchase commitment, securitization consulting and guaranty spread agreements with NovaStar Financial.


  The historical amounts and nature of these intercompany fees are further described under "Loan Servicing Fees Paid to NovaStar Mortgage, Inc." and "Net Fees for Other Services Provided by NFI Holding Corporation" categories in "Management's Discussion and Analysis of Financial Condition and Results of Operations". Intercompany fees are also disclosed in the consolidated financial statements of NovaStar Financial and the notes thereto. As of January 1, 2001, these fees are eliminated in our consolidated financial statements. NFI Holding became our wholly-owned subsidiary with the purchase of 100% of its voting common stock.


  Loans originated by NovaStar Mortgage are primarily non-conforming mortgage loans, generally secured by first liens on single family residential properties. Non-conforming mortgage lending involves lending to individuals whose borrowing needs are generally not being served by traditional financial institutions due to poor credit history and/or other factors which make it difficult for them to meet prime mortgage loan underwriting criteria. NovaStar Mortgage targets as potential customers individuals with relatively significant equity value in their homes, but who have impaired credit profiles, are self-employed, tend to experience some volatility in their income or have difficult-to-document sources of income, or are otherwise unable to qualify for traditional conforming mortgage loans. Mortgage loan proceeds are used by borrowers for a variety of purposes such as to consolidate consumer credit card and other installment debt, to finance home improvements and to pay educational expenses. These borrowers are often seeking to lower their monthly payments by reducing the rate of interest they would otherwise pay or extending their debt amortization period or doing both. Customer service is emphasized by providing prompt responses and flexible terms to broker-initiated customer borrowing requests. Through this approach, NovaStar Mortgage expects to originate new mortgage loans and purchase closed mortgage loans with relatively higher interest rates than are typically charged by lenders for prime mortgage loans while having comparable or lower loan-to-value ratios. The pricing differential between typical prime non-conforming mortgage loans and non-conforming mortgage loans is often as much as 300 basis points. With proper management of the credit risk, most of this additional spread may become additional profit for the owner of these mortgage loans.

  Originations have primarily been made for debt consolidation purposes, with the remainder of our origination either rate/term refinances or purchase money loans. Given the borrowers needs, non-conforming mortgage lending tends to be less interest rate sensitive than the prime mortgage purchase market or rate/term refinance market, since borrowings secured by real estate are generally less expensive than credit card or installment debt. Non-conforming borrowers are also generally more willing to accept a prepayment penalty since they have fewer options for obtaining financing then the typical conforming mortgage loan borrower. During 2000, 90% of the mortgage loans originated by NovaStar Mortgage had a prepayment penalty. During the first quarter of 2001, 81% of the mortgage loans originated by NovaStar Mortgage had a prepayment penalty.


 Marketing and Production Strategy

  General. NovaStar Mortgage's competitive strategy is to build efficient channels of production for originating non-conforming mortgage loans. NovaStar Mortgage has generated mortgage product through two distinctive production channels:

  . direct origination through a wholesale broker network; and

  . bulk acquisitions from originators.

  NovaStar Mortgage's long-term strategy is to emphasize production through the wholesale broker network. We believe that production channels that allow us to get closer to the customer and eliminate as many intermediaries as possible will generally be the most efficient over the long-term and that by developing the direct origination channel through a mortgage broker network, we will be able to differentiate ourselves from other end investors who purchase their production in bulk from other originators. From time to time, we may participate in the bulk acquisition market depending on market conditions and the availability of capital.

  We believe that non-conforming mortgage loans provide a relatively attractive net earnings profile, producing higher yields without commensurately higher credit risks when compared to prime mortgage loans. With the proper focus on underwriting, appraisal, management and servicing of non-conforming mortgage loans, we believe we can be successful in developing a profitable business in this segment of the market. While many new competitors have recently entered the non-conforming mortgage loan market, We believe that the experience of our management in this industry and the infrastructure, which has been established, allows it to effectively compete in this segment.

  Mortgage Products. NovaStar Mortgage offers a broad menu of products in order to serve our customers. These products are comprised of both fixed rate and adjustable-rate mortgages. During 2000, the percentage of fixed rate and adjustable rate loans originated by NovaStar Mortgage is 39% and 61%, respectively. For the three months ended March 31, 2001, these percentages were 24% and 76%, respectively. NovaStar Mortgage categorizes the mortgage loans that it originates into one of eight different credit risk classifications. Mortgage loans are assigned a credit classification based on several factors consisting of such things as loan-to-value ratios, the credit history of the borrower, debt ratios of the borrower and other characteristics. NovaStar Mortgage provides loans up to a maximum loan-to-value ratio of 97% based on the credit risk classification and the loan amount. For loans originated in 2000, the average loan-to-value ratio is

82% and the average loan amount was $114,801. For the first quarter 2001, the average loan-to-value ratio is 82% with average loan amount of $117,220.


  Wholesale Channel. NovaStar Mortgage's wholesale origination consists of a network of brokers and mortgage lenders that offer our line of mortgage products. We believe that our wholesale channel allows NovaStar Mortgage to originate mortgage loans at a lower cost, including the cost to originate the loan, than it could purchase the loan in the market. For example, assume the price to purchase a loan in bulk is 104% of the face amount. If NovaStar Mortgage can originate the same loan at 101% of face amount and incurs origination costs of 1% of par, the wholesale loan would be 2% less expensive than the mortgage loan purchased in bulk.

  The wholesale origination infrastructure consists of a sales force to call on mortgage loan brokers, an underwriting and processing center to underwrite, close and fund mortgage loans and systems to process data. As of March 31, 2001, we had a staff of 91 account executives, located in offices nationwide, whose job is to call on brokers. Supporting the sales force is a staff of 104 in Orange County, California. We believe we can originate loans through the wholesale channel at a price 1.5 to 2.0% lower than the cost of acquiring mortgage loans in bulk when our mortgage lending operation is running at full capacity.


  We believe we have been, and will continue to be, successful in competing in the wholesale business for several reasons. First, we are vertically integrated with our wholesale originator. Management believes this approach will provide a competitive advantage over many competitors who either only originate loans or only act as end investors because of the elimination of redundancy in separating the two functions. Second, we believe our REIT status gives us a pricing advantage over non-REIT mortgage investors. Third, NovaStar Mortgage assembled a mortgage loan production staff with extensive experience and contacts in the non-conforming mortgage loan market. We believe that important factors influencing success or failure in the wholesale channel are offering competitive prices, consistent application of underwriting guidelines, and responsive service.

  During the third quarter of 1999, we released Internet Underwriter(R), or "IU", a web-based automated underwriting system used by selected customers for non-conforming residential mortgage loans. IU serves to provide customers with the ability to obtain underwriting approval and a loan purchase commitment in a manner of minutes. All loans are subject to our underwriting guidelines described below. Today more than 95% of the loans received by us are submitted via IU. NovaStar Mortgage continues to become more efficient in underwriting and funding wholesale mortgage loans through IU. NovaStar Mortgage's cost to originate a loan decreased from 4.6% in 1999 to 3.0% in 2001.


  Bulk Acquisitions. The bulk acquisition channel was the first channel developed by us as it required the least infrastructure to operate and it allowed us to acquire non-conforming mortgage loans very quickly. Although it generally carries a lower margin than the wholesale channel, from time to time we may still acquire mortgage loans through this channel. In bulk acquisitions, pools of mortgage loans ranging in size from $2 million to in excess of $25 million are acquired from large originators of mortgage loans.

  Due diligence with respect to bulk acquisitions may be performed from time to time by contract underwriters under the guidance of our Chief Credit Officer. The Chief Credit Officer personally reviews the resumes of each contract underwriter prior to the performance of the due diligence process. Any exceptions to our underwriting guidelines must be approved by the Chief Credit Officer. Only the Chief Credit Officer and the President can make the ultimate decision to approve a loan when the borrower has an open bankruptcy. Personnel for this channel are centralized in the mortgage operations headquarters with the only field personnel consisting of the sales force strategically located in select markets. Through this production channel, capital quickly invested in pools of non-conforming mortgage loans.

  Retail Channel. Neither NovaStar Mortgage nor NovaStar Financial has yet established a retail or direct origination channel to the consumer. This is the typical finance company model with a local office in a strip center and commissioned loan originators. Retail origination is the most expensive and potentially the most profitable origination channel. The overhead cost to originate retail mortgage loans can be as high as four to 6% of the face amount of the loan. However, the gross profit on such a mortgage loan can be as high as 10%
of the face amount of the mortgage loan and the prepayment risk is mitigated due to the loan being funded at a discount to par. Success in retail origination often times depends on the branch's ability to generate leads, access to an outlet to sell mortgage loan products which are attractive to borrowers, and flexible, common sense underwriting. This segment of the mortgage industry remains highly fragmented and dominated by local brokers. While NovaStar Mortgage or NovaStar Financial do not have plans to implement a retail production channel initially, it may test a variety of direct consumer marketing strategies in the future.

  Profitability and Capital Allocation by Production Channel. In general, we believe that the closer it gets to the consumer in the mortgage process chain, the more profitable the production channel will be due to the elimination of unnecessary intermediaries. While over the long term we believe this to be true, there may be times when market conditions are such that the bulk acquisition channel, the furthest from the customer, is the most profitable. In order to properly manage the allocation of capital, we will measure the profitability of each channel on a stand-alone basis. Direct expenses will be tracked by channel and measured against mortgage loans originated via each channel.

  By measuring each channel independently, we intend to avoid supporting a channel, which has been unprofitable over time. In addition, by knowing the profitability of each channel at any given point in time, as well as on average over a specified time period, we can make the proper decisions in deciding where to invest our capital to obtain the best return for stockholders.





 Underwriting and Quality Control Strategy


   Underwriting Guidelines. We purchase loans in accordance with our underwriting guidelines and the underwriting guidelines of certain other investors and mortgage insurance providers. Our underwriting guidelines were developed by senior management utilizing their experience in the industry. The underwriting guidelines are intended to evaluate the credit history of the potential borrower, the capacity and willingness of the borrower to repay the loan and the adequacy of the collateral securing the loan. The guidelines of the mortgage insurance providers and other investors were developed by those companies. Loans originated to the guidelines of other investors are originated for sale to those investors.


   We underwrite all mortgage loans originated through our wholesale channel. Loans we acquire in bulk pools are subject to the same underwriting guidelines as established for our production. We have hired experienced underwriters who work under the supervision of the Chief Credit Officer. Our underwriters all have substantial experience in the underwriting of non-conforming mortgage loans.


   Underwriters are given approval authority only after their work has been reviewed by the Chief Credit Officer for a period of at least two weeks. Thereafter, the Chief Credit Officer re-evaluates the authority levels of all underwriting personnel on an ongoing basis. All loans in excess of $350,000 currently require the approval of the Chief Credit Officer. In addition, the President approves all loans in excess of $750,000.


   On a case-by-case basis, exceptions to the underwriting guidelines are made where compensating factors exist. Compensating factors may consist of factors like length of time in residence, lowering of the borrower's monthly debt service payments, the loan to value ratio on the loan or other criteria that in the judgment of the underwriter warrants an exception.




   All loans are underwritten using our automated underwriting system. A credit report is pulled by the system and the borrower's credit history along with certain other information input by the broker is analyzed for eligibility for one of our loan programs. When the file is submitted to us, the information in the system is reviewed for accuracy by one of our underwriters. An appraisal is also required on all loans and in many cases a review appraisal or second appraisal may be required depending on the value of the property and the underwriters comfort with the original valuation.


   The underwriting guidelines include many levels of applicant documentation requirements. The documentation requirements are dependent upon the credit profile of the borrower and the loan-to-value ratio.

  Our categories and criteria for grading the credit history of potential and the maximum loan to value ratios allowed for each category are shown below.


                        AAA Risk       AA Risk       A Risk        A- Risk       B Risk        C Risk         C- Risk
                      ------------- ------------- ------------- ------------- ------------- ------------- ---------------
Mortgage History..... No mortgage   No mortgage   Maximum one   Maximum two   Maximum three Maximum five   Maximum two
                      lates allowed lates allowed 30-day late   30-day lates  30 day lates  30 day lates,  90 day lates
                      within the    within the    and no 60-day and no 60-day and one 60    and two 60     within the last
                      last 12       last 12       lates within  lates within  day late or   day lates,     12 months. Must
                      months        months. Month the last 12   the last 12   four 30-day   and one 90     never been 120
                                    13-24 permits months        months        lates within  day late       days
                                    a maximum of                              the last      within the     delinquent.
                                    one 30-day                                12 months.    last
                                    late.                                     NOTE: LTV is  12 months.
                                                                              reduced 5%    NOTE: LTV is
                                                                              with 1 x 60   reduced 5%
                                                                              or 4 x 30.    with 1 x 90.

Other Credit......... Ignored as    Maximum three Maximum three Maximum three Maximum five  Maximum four   Discretionary--
                      grade is      30 day lates  30 day lates  30 day lates  30 day lates  60 day lates   credit over
                      based on FICO within the    within the    and one 60    and two 60    and two 90     that last
                      and mortgage  last 24       last 12       day late or   day lates and day lates or   12 months and
                      history.      months.       months.       five 30 day   one 90 day    six 60 day     is generally
                                                                lates within  late or six   lates and one  expected to be
                                                                the last      30 day lates  90 day late    late pay
                                                                12 months.    and three 60  the last 12
                                                                              day lates     months
                                                                              within the
                                                                              last 12
                                                                              months. NOTE:
                                                                              LTV is
                                                                              reduced 5%
                                                                              with 1 x 90
                                                                              on a Major
                                                                              account.

Bankruptcy Filings... Chapter 13    Chapter 13    Chapter 13    Chapter 13    Chapter 13    Chapter 13,    Chapter 13, no
                      must be       must be       must be       must be       must be       12 month       seasoning
                      discharged    discharged    discharged    discharged    discharged    seasoning      required on
                      minimum of 2  minimum of 2  minimum of 2  minimum of 1  minimum of 1  required with  discharge with
                      years with    years with    years with    year with     year with     satisfactory   evidence of
                      reestablished reestablished reestablished reestablished reestablished pay history    satisfactory
                      credit;       credit;       credit;       credit;       credit;       and buyout     pay history;
                      Chapter 7     Chapter 7     Chapter 7     Chapter 7     Chapter 7     required;      Chapter 7 no
                      must be       must be       must be       must be       must be       Chapter 7      seasoning
                      discharged    discharged    discharged    discharged    discharged    minimum        required on
                      minimum of 2  minimum of 2  minimum of 2  minimum of 2  minimum of    discharge of   discharge
                      years with    years with    years with    years with    18 months     1 year
                      reestablished reestablished reestablished reestablished with
                      credit        credit        credit        credit        reestablished
                                                                              credit

Foreclosure/NOD       All           All           All           All           All           All            All
Completion........... Foreclosures  Foreclosures  Foreclosures  Foreclosures  Foreclosures  Foreclosures   Foreclosures or
                      or NOD must   or NOD must   or NOD must   or NOD must   or NOD must   or NOD must    NOD must be
                      be completed  be completed  be completed  be completed  be completed  be completed   completed a
                      a minimum of  a minimum of  a minimum of  a minimum of  a minimum of  a minimum of   minimum of
                      36 months.    36 months.    36 months.    36 months.    24 months.    24 months.     12 months.

Adverse Accounts..... All adverse   All adverse   All adverse   Adverse       Adverse       Adverse        Adverse
                      accounts in   accounts in   accounts in   accounts in   accounts in   accounts in    accounts in the
                      the last 24   the last 24   the last 24   the last 24   the last 24   the last 24    last 24 months
                      months must   months must   months must   months may    months may    months may     may remain open
                      be satisfied. be satisfied. be satisfied. remain open   remain open   remain open    up to an
                      12 month      12 month      12 month      up to an      up to an      up to an       accumulated
                      accumulated   accumulated   accumulated   accumulated   accumulated   accumulated    balance of
                      balance       balance       balance       balance of    balance of    balance of     $5,000.
                      cannot exceed cannot exceed cannot exceed $1,000.       $2,500.       $5,000.
                      $1,500 and    $1,500 and    $1,500 and
                      only one      only one      only one
                      greater than  greater than  greater than
                      $500          $500          $500
                      permitted.    permitted.    permitted.

                           AAA Risk       AA Risk       A Risk        A- Risk       B Risk        C Risk        C- Risk
                         ------------- ------------- ------------- ------------- ------------- ------------- -------------
Debt Service Ratio.....            50%           50%           50%           50%           50%           55%           55%

Maximum Loan-to-Value
 Ratio:

Full documentation.....            97%           95%           90%           90%           85%           75%           65%

24-month bank                      95%           95%           90%           90%           85%           75%            NA
 statements............

Limited documentation..            90%           90%           85%           80%           80%           70%            NA

Stated income..........            90%           85%           80%           75%           75%           65%            NA

NINA/NO RATIO/ NO DOC
 Doc level requires a
 minimum FICO of 620
 and a Maximum LTV of
 95%

Maximum Combined-Loan-
 to-Value Ratio........           100%          100%          100%          100%           90%           80%            NA

  Loan Portfolio by Credit Risk Category. Table 5 of the Management's Discussion and Analysis of Financial Condition and Results of Operations sets forth our mortgage loan portfolio by credit grade as of March 31, 2001, December 31, 2000 and 1999, all of which are non-conforming.

  Geographic Diversification. Close attention is paid to geographic diversification in managing our credit risk. We believe one of the best tools for managing credit risk is to diversify the markets in which we originate and purchase mortgage loans. While there generally is some geographic concentration in mortgage loans originated through the bulk acquisition channel, over time our mortgage lending operation plans to diversify our credit risk by selecting target markets through the wholesale channel. Presented in Table 7 of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this private placement memorandum is a breakdown of our current geographic diversification as of March 31, 2001, December 31, 2000 and 1999.

  Collateral Valuation. Collateral valuation also receives close attention in our underwriting of our mortgage loans. Given that we primarily lend to non-conforming borrowers, we place great emphasis on the ability of collateral to protect against losses in the event of default by borrowers. We have established an appraisal policy as part of our underwriting guidelines. This policy includes requiring second and/or review appraisals on certain properties in order to verify the value of the property.

  Quality Control. Quality control reviews are conducted to ensure that all mortgage loans, whether originated or purchased, meet established quality standards. The type and extent of the reviews depend on the production channel through which the mortgage loan was obtained and the characteristics of the mortgage loan. Reviews are performed on a high percentage of mortgage loans with principal balances in excess of $350,000, high loan to value, limited documentation, or those made for "cash out" refinance purposes. Appraisal reviews and compliance reviews are also performed as part of the quality control process to ensure adherence to appraisal policies and state and federal regulations.

  Regulation. We are regulated with respect to mortgage loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, rights of rescission on mortgage loans, mortgage loan closing and servicing, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws. The Truth in Lending Act, and Regulation Z promulgated thereunder, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions so consumers have the ability to compare credit terms. Additionally, the Truth in Lending Act guarantees consumers a three-day right to cancel on certain credit transactions. The Truth in Lending Act also imposes disclosure, underwriting and documentation requirements on mortgage loans with (1) total points and fees upon origination in excess of eight percent of the mortgage loan amount or (2) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities. We are also required to comply with the Equal Credit Opportunity Act of 1974, as amended, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under the Equal Credit Opportunity Act restricts creditors from obtaining information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of credit decisions and provide reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with a name and address of the reporting agency. We will also be subject to the Real Estate Settlement Procedures Act [Regulation X], the Home Mortgage Disclosure Act [Regulation C], and the Fair Debt Collection Practices Act. We will also be subject to the rules and regulations and examinations of the Government National Mortgage Association, HUD and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans.

 Mortgage Loan Servicing Strategy


  Overview. Through July 14, 1997, Advanta Mortgage Corp. USA was acting as sub-servicer for the mortgage loans we acquired in bulk. Effective, July 15, 1997, NovaStar Mortgage began servicing our mortgage loans. The servicing operation is located in the Westwood, Kansas office. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, making required inspections of the property, contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with company guidelines.


  NovaStar Mortgage's focus for the servicing of our non-conforming mortgage loans is based on effective credit risk. NovaStar Mortgage intends to employ the proper resources to mitigate the losses on the mortgage loans serviced. We also believe we can better manage prepayment risk by servicing our mortgage loans through our subsidiary. Through our servicing function, we intend to pre-select borrowers that have an incentive to refinance and retain those mortgage loans by soliciting the borrowers directly rather than losing them to another mortgage lender. Although it is not a primary focus, we estimate that NovaStar Mortgage will be able to effectively service our loans at a cost less than the cost to outsource this to an unrelated company.


  Procedures. We have prescribed procedures for servicing our mortgage loans which are to be followed by NovaStar Mortgage. In servicing non-conforming mortgage loans, NovaStar Mortgage uses collection procedures that are generally more stringent than those typically employed by a servicer of conforming mortgage loans consistent with applicable laws. We believe one of the first steps in effectively servicing non-conforming mortgage loans is to establish contact with the borrower prior to any delinquency problems. To achieve this objective, each borrower is telephoned ten days prior to the first payment due date on the mortgage loan. With this telephone call,

  . NovaStar Mortgage ensures it has the proper telephone number for the borrower;

  . the borrower will be aware of who is servicing the loan, where payment is to be made, and has a contact to call in the event of any questions; and

  . NovaStar Mortgage is able to stress to the borrower the importance of making payments in a complete and timely manner.

  The first 30 days of a delinquency are, in our view, the crucial period for resolving the delinquency. At a minimum, all borrowers who have not made their mortgage payment by the 10th day of the month in which it is due receive a call from a collector. Borrowers whose payment history exhibits signs that the borrower may be having financial difficulty receive more attention. For example, any borrowers who made their previous months payment after the late charge date, generally the 15th of the month, receive a call from a collector no later than the second business day of the current month if their payment has not yet been received. This allows NovaStar Mortgage to be more aggressive with those borrowers who need the most attention and also focuses the efforts of the collection staff of NovaStar Mortgage on the higher risk borrowers.

  For accounts that have become 60 days or more delinquent, the collection follow-up is increased and a full financial analysis of the borrower is performed, a Notice of Intent to Foreclose is filed, and efforts to establish a work out plan with the borrower are instituted.

  Our policy allows for reasonable discretion to extend appropriate relief to borrowers who encounter hardship and who are cooperative and demonstrate proper regard for their obligation. NovaStar Mortgage is available to offer some guidance and make personal contact with delinquent borrowers as often as possible to seek to achieve a solution that will bring the mortgage loan current. However, no relief will be granted unless there is reasonable expectation that the borrower can bring the mortgage loan current within 180 days following the initial default.

  If properly managed from both an underwriting and a servicing standpoint, management believes it will be able to keep the level of delinquencies and losses in our mortgage loans in line with industry standards.

Portfolio Management

  We build our mortgage asset portfolio from two sources--loans and securities originated in the mortgage lending operation of NovaStar Mortgage and purchases in the mortgage and securities markets. Initially, the portfolio was comprised of purchased mortgage assets. As NovaStar Mortgage has developed its infrastructure of non-conforming mortgage lending, we have relied less on purchasing mortgage loans in bulk and more on wholesale origination. Ultimately, management expects a substantial portion of our portfolio to consist of AAA-rated and other subordinated retained interests in wholesale loans originated by NovaStar Mortgage collateralizing our structured debt instruments.


 Types of Mortgage Assets

  The mortgage assets we purchased are principally single family mortgage loans and mortgage securities backed by single family mortgage loans, as well as from time to time multifamily mortgage loans and mortgage securities backed by multifamily mortgage loans and commercial mortgage loans and mortgage securities backed by commercial mortgage loans. Single family mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on residences with one-to-four units. Multifamily mortgage loans are mortgage loans secured solely by first mortgages or deeds of trust on residential properties with more than four units. Commercial mortgage loans are secured by commercial properties. Substantially all of our mortgage assets bear adjustable interest rates or have a fixed-rate coupon.


  We have retained all of the AAA-rated interest-only, prepayment penalty and other subordinated interests in asset-backed bonds issued by NovaStar Mortgage. As discussed above we may create a variety of different types of assets, including the types mentioned in this paragraph, through the normal process of securitization of our own mortgage assets. Other than our taxable affiliates, we will not acquire or retain any REMIC residual interest that may give rise to excess inclusion income as defined under Section 860E of the Code. Excess inclusion income realized by a taxable affiliate is not passed through to our stockholders.


  Single Family Mortgage Loans. In future periods, we may acquire conforming mortgage loans--those that comply with the requirements for inclusion in a loan guarantee program sponsored by other FHLMC or FNMA. To date, we have acquired only nonconforming mortgage loans. We also may acquire FHA Loans or VA Loans, which qualify for inclusion in a pool of mortgage loans guaranteed by GNMA. To date, no loans insured by FHA or VA have been originated or owned. Under current regulations, the maximum principal balance allowed on conforming mortgage loans ranges from $240,000 for one-unit to $461,300 for four-unit residential loans. For properties located in either Alaska or Hawaii, the maximum principal balance allowed ranges from $360,000 for one-unit to $691,950 for four-unit residential loans. Nonconforming single family mortgage loans are single family mortgage loans that do not qualify in one or more respects for purchase by FNMA or FHLMC. We expect that a majority of the nonconforming mortgage loans it purchases will be nonconforming because they have original principal balances which exceed the requirements for FHLMC or FNMA programs or generally because they vary in certain other respects from the requirements of such programs including the requirements relating to creditworthiness of the mortgagors. A substantial portion of our nonconforming mortgage loans meet the requirements for sale to national private mortgage conduit programs which focus upon the non-conforming mortgage lending market. As of March 31, 2001, 82% of our mortgage loans were collateralized by single family residential properties.

  Multifamily Mortgage Loans. Generally, we do not acquire multifamily mortgage loans. Multifamily mortgage loans generally involve larger principal amounts per loan than single family mortgage loans and require more complex credit and property evaluation analysis. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. For example, the credit quality of a multifamily mortgage loan typically depends upon the existence and terms of underlying leases, tenant credit quality and the historical and anticipated level of vacancies and rents on the mortgaged property and on the competitive market condition of the mortgaged property relative to other competitive properties in the same region, among other factors. Multifamily mortgage loans, however, constitute "qualified mortgages" for purposes of the REMIC regulations and the favorable tax treatment associated therewith and, when securitized, certain of the resulting rated classes of multifamily mortgage securities qualify as "mortgage-related securities" and for the favorable treatment accorded such securities under the Secondary Mortgage Market Enhancement Act of 1984. As of March 31, 2001, 3% of our mortgage loans were collateralized by multifamily residential property.


  Mortgage Securities. Mortgage securities we owned as of and during the period since inception and through December 31, 1998, consisted of mortgage securities issued by corporations sponsored by the United States government, including FNMA, GNMA and FHLMC. Securities issued by FHLMC and FNMA are not guaranteed by the full faith and credit of the U.S. Government. In October 1998, we sold all securities owned by NovaStar Financial and NovaStar Mortgage and paid off the related repurchase agreement financing, recognizing an aggregate loss of $15.4 million.


  Mortgage assets purchased by us in the future may include mortgage securities as follows:

    (1) Single Family and Multifamily Privately Issued Certificates. Single family and multifamily privately issued certificates are issued by originators of, investors in, and other owners of mortgage loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of such institutions. Single family and multifamily privately issued certificates are generally covered by one or more forms of private, i.e., non-governmental, credit enhancements. Forms of credit enhancements include, but are not limited to, surety bonds, limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization and subordination.

    (2) Agency Certificates. At present, all GNMA certificates are backed by single family mortgage loans. FNMA certificates and FHLMC certificates may be backed by pools of single family or multifamily mortgage loans. The interest rate paid on agency certificates may be fixed rate or adjustable rate.

    (3) Commercial Mortgage Securities. To the extent we will seek to acquire any mortgage assets either backed by or secured by commercial property, we intend to favor the acquisition of mortgage securities backed by commercial mortgage loans rather than direct acquisition of commercial mortgage loans. These mortgage securities generally have been structured as pass-through certificates with private, i.e., non-governmental, credit enhancements or as collateralized mortgage obligations. Because of the great diversity in characteristics of the commercial mortgage loans that secure or underlie these mortgage securities, such securities will also have diverse characteristics. Although many are backed by large pools of commercial mortgage loans with relatively small individual principal balances, these mortgage securities may be backed by commercial mortgage loans collateralized by only a few commercial properties or a single commercial property. Because the risk involved in single commercial property financing is highly concentrated, single commercial property mortgage securities to date have tended to be limited to extremely desirable commercial properties with excellent values and/or lease agreements with extremely creditworthy and reliable tenants, such as major corporations.

  Commercial Mortgage Loans. We will only acquire commercial mortgage loans when we believe we have the necessary expertise to evaluate and manage them and only if they are consistent with our capital asset guidelines. Commercial mortgage loans are secured by commercial properties, such as industrial and warehouse properties, office buildings, retail space and shopping malls, hotels and motels, hospitals, nursing homes and senior living centers. Commercial mortgage loans have certain distinct risk characteristics: commercial mortgage loans generally lack standardized terms, which may complicate their structure, although some of the new conduits are introducing standard form documents for use in their programs; commercial mortgage loans tend to have shorter maturities than single family mortgage loans; they may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" due on maturity; and commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations. To date, we have not acquired commercial mortgage loans. As of March 31, 2001, we had no loans collateralized by commercial property.

 Asset Acquisition Policies

  We acquire only those mortgage assets that we believe we have the necessary expertise to evaluate and manage and which are consistent with our risk management objectives. Our strategy is to focus primarily on the acquisition of single family mortgage loans, single family mortgage securities, multifamily mortgage loans and multifamily mortgage securities. We focus primarily on the acquisition of floating-rate and adjustable-rate assets, so that assets and liabilities remain matched. Our asset acquisition strategy will change over time as market conditions change and as we evolve.

  Our investment policy allows for the acquisition of mortgage assets and certain other liquid investments, such as federal agency securities and commercial paper. We do not presently intend to invest in real estate, interests in real estate, or interests in persons primarily engaged in real estate activities.

  We may also purchase the stock of other mortgage REITs or similar companies when we believe that such purchases will yield attractive returns on capital employed. We have not, nor do we presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers. Although we have not, we may in the future acquire mortgage assets by offering our debt or equity securities in exchange for mortgage assets.


  We generally intend to hold mortgage assets to maturity. In addition, the REIT provisions of the Code limit our ability to sell mortgage assets. We may decide to sell assets from time to time, however, for a number of reasons, including, without limitation, to dispose of a mortgage asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of mortgage asset for another to improve yield or to maintain compliance with the 55% requirement under the Investment Company Act, and generally to restructure the balance sheet when we deem such action advisable. We will select any mortgage assets to be sold according to the particular purpose such sale will serve. The Board of Directors has not adopted a policy that would restrict our authority to determine the timing of sales or the selection of mortgage assets to be sold.

 Financing for Mortgage Lending Operations and Mortgage Security Acquisitions

  We finance our mortgage loan originations through interim financing facilities such as warehouse borrowings or repurchase agreements. A repurchase agreement is a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price differential constituting interest on the borrowing.


  A non-conforming mortgage lending operation is a capital intensive business. Depending on the type of product originated and the production channel, the amount of capital required as a percentage of the balance of mortgage loans originated may range from 6% to 12%. For illustration purposes only, based on a hypothetical monthly volume of $25 million, this will equate to a capital requirement of $1.5 to $3 million per month, and on a hypothetical volume of $50 million, this requirement doubles to $3 to $6 million per month. Our non-conforming mortgage lending operation is managed through NovaStar Mortgage, which provides us the flexibility to sell our mortgage loan production as whole loans or in the form of pass-through securities in the event it encounters restrictions in accessing the capital markets.


  To mitigate interest rate risk, we enter into transactions designed to hedge interest rate risk, which may include mandatory and optional forward selling of mortgage loans or mortgage assets, interest rate caps, floors and swaps, buying and selling of futures and options on futures, and acquisition of AAA-rated and other subordinated interests. The nature and quantity of these hedging transactions will be determined by us based on various factors, including market conditions and the expected volume of mortgage loan purchases. We believe our strategy of issuing long-term structured debt securities will also assist us in managing interest rate risk.


  Mortgage securities are generally financed using repurchase agreements.

 Mortgage Loans Held as Collateral for Structured Debt

  We intend to securitize the non-conforming mortgage loans produced by the mortgage lending operation as part of our overall asset/liability strategy. Securitization is the process of pooling mortgage loans and issuing equity securities, such as mortgage pass throughs, or debt securities, such as asset-backed bonds. We have securitized by issuing structured debt. Under this approach, for accounting purposes the mortgage loans securitized remain on the balance sheet as assets and the asset-backed bonds appear as liabilities. A securitization results only in rearranging our borrowings, as proceeds from the structured debt issuance are applied against preexisting borrowings. The proceeds repay advances under the warehouse line of credit or borrowings under repurchase agreements. Issuing structured debt in this manner serves to lock in less expensive, non-recourse long-term financing that better matches the terms of the loans serving as collateral for the debt.


  Proceeds from securitizations have been used to support new mortgage loan originations. Securitizations are long-term financing and are not subject to a margin call if a rapid increase in rates would reduce the value of the underlying mortgages.

  Our investment in retained interests under securitizations, as discussed above, reflects the excess of the mortgage loan collateral over the related liabilities on the balance sheet. The resulting stream of expected "spread" income will be recognized over time through the tax-advantaged REIT structure. Other forms of securitizations may also be employed from time to time under which a "sale" of interests in the mortgage loans occurs and a resulting gain or loss is reflected for accounting purposes at the time of sale. This form of securitization has been employed by NovaStar Mortgage since January of 1999. See further discussion of these sales transactions in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to our Consolidated Financial Statements. Under this form, only the net retained interest in the securitized mortgage loans remains on the balance sheet. We anticipate these sales will generally be made through one or more of our taxable subsidiaries. We may conduct securitization activities through one or more taxable subsidiaries or qualified REIT subsidiaries formed for such purpose.


  We expect our retained interests in our securitizations, regardless of the form used, will be subordinated to the classes of securities issued to investors in such securitizations with respect to losses of principal and interest on the underlying mortgage loans. Accordingly, any such losses incurred on the underlying mortgage loans will be applied first to reduce the remaining amount of our retained interest, until reduced to zero. Thereafter, any further losses would be borne by the investors or, if used, the monoline insurers in such securitizations rather than us.

  We structure our securitizations so as to avoid the attribution of any excess inclusion income to our stockholders. NovaStar management is experienced in the securitization of non-conforming and other single family residential mortgage loans.


  We have financed our retained interests in our securitizations through a combination of equity and secured debt financings.

 Credit Risk Management Policies

  Mortgage Loans. With respect to our mortgage loan portfolio, we attempt to control and mitigate credit risk through:

  . ensuring that established underwriting guidelines are followed;

  . geographic diversification of our loan portfolio;

  . the use of early intervention, aggressive collection and loss mitigation techniques in servicing our mortgage loans;

  . the use of insurance and the securitization process to limit the amount of credit risk that it is exposed to on our retained interests in securitizations; and

  . maintenance of appropriate capital reserve levels.

  Summaries of the credit quality and diversification of our loan portfolio as of March 31, 2001 and December 31, 2000 and 1999 are presented in Table 1 and Table 2 of "Management's Discussion and Analysis of Financial Condition and Results of Operations."


  Acquisitions. With respect to the mortgage assets we purchase, we review the credit risk associated with each investment and determine the appropriate allocation of capital to apply to such investment under our capital allocation guidelines. Because the risks presented by single family, multifamily and commercial mortgage assets are different, we analyze the risk of loss associated with such mortgage assets separately. In addition, we attempt to diversify our portfolio to avoid undue geographic, issuer, industry and certain other types of concentrations. We attempt to obtain protection against some risks from sellers and servicers through representations and warranties and other appropriate documentation. The Board of Directors will monitor the overall portfolio risk and determine appropriate levels of provision for losses.

  With respect to our purchased mortgage assets, we are exposed to various levels of credit and special hazard risk, depending on the nature of the underlying mortgage assets and the nature and level of credit enhancements supporting such securities. Credit loss protection for privately issued certificates is achieved through the subordination of other interests in the pool to the interest held by us and/or through pool insurance. The degree of credit protection varies substantially among the privately issued certificates held by us. While privately issued certificates held by us will have some degree of credit enhancement, the majority of such assets are, in turn, subordinated to other interests. Thus, should such a privately issued certificate experience credit losses, such losses could be greater than our pro rata share of the remaining mortgage pool, but in no event could exceed our investment in such privately issued certificate.

  With respect to purchases of mortgage assets in the form of mortgage loans, we have developed a quality control program to monitor the quality of loan underwriting at the time of acquisition and on an ongoing basis. We will conduct a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage notes, security instruments and other pertinent documents in the file. As a condition of purchase, we will select a sample of mortgage loans targeted to be acquired, focusing on those mortgage loans with higher risk characteristics, and submit them to a third party, nationally recognized underwriting review firm for a compliance check of underwriting and review of income, asset and appraisal information. In addition, we or our agents will underwrite all multifamily and commercial mortgage loans. During the time it holds mortgage loans, we will be subject to risks of borrower defaults and bankruptcies and special hazard losses, such as those occurring from earthquakes or floods, that are not covered by standard hazard insurance. We will generally not obtain credit enhancements such as mortgage pool or special hazard insurance for our mortgage loans, although individual loans may be covered by FHA insurance, VA guarantees or private mortgage insurance and, to the extent securitized into agency certificates, by such government sponsored entity obligations or guarantees.

  In August 1998, NovaStar Financial and NovaStar Mortgage executed an agreement whereby lender-paid mortgage insurance coverage is purchased on selected mortgage loans. The use of mortgage insurance is one method of managing the credit risk in the mortgage asset portfolio. Going forward, management expects that it will evaluate the cost-benefit of securing lender paid mortgage insurance for each securitization transaction.

 Interest Rate Risk Management

  The investment policy for NovaStar Financial sets the following general goals:

  (1) Maintain the net interest margin between assets and liabilities, and

  (2) Diminish the effect of changes in interest rate levels on the market value of NovaStar Financial.

  Loan Price Volatility. Under its current mode of operation, NovaStar Financial depends heavily on the market for wholesale non-conforming mortgage loans. To conserve capital, NovaStar Mortgage may sell loans it originates. The financial results of NovaStar Financial will depend, in part, on the ability to find purchasers for the loans at prices that cover origination expenses. Exposure to loan price volatility will be reduced as NovaStar Financial resumes acquisition and retention of mortgage loans.

  Interest Rate Risk. Interest rate risk is the risk that the interest rate on NovaStar Financial's mortgage assets will increase or decrease at different rates than that of the liabilities. Expressed another way, this is the risk that NovaStar Financial's net asset value will experience an adverse change when interest rates change. When interest rates on the assets do not adjust at the same rates as the liabilities or when the assets are fixed rates and the liabilities are adjusting, future earnings potential is affected. Management primarily uses financing sources where the interest rate resets frequently. As of March 31, 2001, borrowings under all financing arrangements adjust daily, monthly, or quarterly. On the other hand, very few of the mortgage assets owned by NovaStar Financial, as of March 31, 2001, adjust on a monthly or daily basis. Most of the mortgage loans contain features where their rates are fixed for some period of time and then adjust frequently thereafter. For example, one of our loan products is the "2/28" loan. This loan is fixed for its first two years and then adjusts every six months thereafter.


  While short-term borrowing rates are low and long-term asset rates are high, this portfolio structure produces good results. However, if short-term interest rates rise rapidly, earning potential could be significantly affected as the asset rate resets would lag the borrowing rate resets. The converse can be true when sharp declines in short-term interest rates cause interest costs to fall faster than asset rate resets, thereby increasing earnings.

  In its assessment of the interest sensitivity and as an indication of exposure to interest rate risk, management relies on models of financial information in a variety of interest rate scenarios. Using these models, the fair value and interest rate sensitivity of each financial instrument, or groups of similar instruments is estimated, and then aggregated to form a comprehensive picture of the risk characteristics of the balance sheet. The risks are analyzed on both an income and market value basis. We refer you to the discussion and analysis of interest rate risk presented in the "Management's Discussion and Analysis of Financial Condition and Results of Operation--Interest Rate/Market Risk" section of this prospectus for further information.

 Prepayment Risk Management

  We seek to minimize the effects of faster or slower than anticipated prepayment rates in our mortgage assets portfolio by acquiring mortgage loans with prepayment penalties, utilizing various financial instruments and the production of new mortgage loans as a hedge against prepayment risk, and capturing through our servicing of the mortgage loans and our portfolio retention department a large portion of those loans which are refinanced. Under certain state laws, prepayment charges may not be imposed or may be limited as to amount or period of time they can be imposed. Prepayment risk is monitored by management and through periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, dividends, cash flow and the market value of portfolio equity.

  Although we believe we have developed a cost-effective asset/liability management program to provide a level of protection against interest rate and prepayment risks, no strategy can completely insulate us from the effects of interest rate changes, prepayments and defaults by counterparties. Further, certain of the federal income tax requirements that we must satisfy to qualify as a REIT may, at times, limit our ability to fully hedge our interest rate and prepayment risks.

 Taxable Subsidiaries


  We have currently implemented, and will continue to implement, portions of our business strategy from time to time through one of our subsidiaries.

  For tax years prior to 2001, REITs were generally limited to holding non-voting stock in taxable affiliates. However, beginning with the 2001 tax year, REITs may own directly all of the stock, including voting stock, of a taxable REIT subsidiary. Effective January 1, 2001, we acquired the voting common stock of NFI Holding from our two founders for $370,000. Following the acquisition of the voting common stock of NFI Holding, we exchanged all of our NFI Holding preferred stock for additional voting common stock of NFI Holding. As a result, we own 100% of the voting common stock of NFI Holding. Our consolidated financial statements beginning with fiscal year 2001 include NFI Holding as a consolidated wholly-owned subsidiary. Any other taxable subsidiaries of NovaStar Financial generally will also be converted to qualified taxable REIT subsidiaries. The aggregate value of these taxable REIT subsidiaries must be limited to 20% of the total value of our assets. In addition, the taxable REIT subsidiaries may not, directly or indirectly, operate or manage a lodging facility or healthcare facility or provide to any person, under franchise, license or otherwise, rights to any lodging facility or healthcare facility brand name. In addition, we will be subject to a 100% penalty tax equal to any rent or other charges that it imposed on any taxable REIT subsidiary in excess of an arm's-length price for comparable services.


  We will derive income from our taxable REIT subsidiaries by way of dividends. Such dividends are non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with our other non-real estate source income, such dividends must be limited to 25% of our gross income each year. We will monitor the value of our investment in our taxable REIT subsidiaries to ensure compliance with all applicable income and asset tests.





 Properties

  Our executive and administrative offices are located in Westwood, Kansas, and consist of approximately 6,000 square feet. The leases on the premises expire December 2002. The current annual rent for these offices is approximately $116,000.


  NovaStar Mortgage leases space for its mortgage lending operations in Orange County, California. Currently, these offices consist of approximately 16,000 square feet, respectively. The lease on the Orange County premises expires January 2004, and the current annual rent is approximately $480,000.


  NovaStar Mortgage also leases space for its mortgage servicing operation in Westwood, Kansas. The square footage on these premises is approximately 24,000, with annual rent of approximately $304,000, and a lease scheduled to expire in January 2005.


  NovaStar Home Mortgage leases space for its net branch operation in Westwood, Kansas. The square footage for this space is approximately 5,000 square feet. The lease of this space expires December 2004, and the current annual rent is approximately $111,000.


 Legal Proceedings

  We occasionally become involved in litigation arising in the normal course of business. We believe that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.







 Branch Operations


  NovaStar Home Mortgage is a licensed mortgage broker with 84 branch offices located in 31 states at March 31, 2001. Each branch office is opened with a local retail mortgage broker acting as branch manager. The branch manager and his or her staff become employees of NovaStar Home Mortgage and operate under a strict set of policies established by NovaStar Home Mortgage. Loans are brokered to any investor/originator approved by NovaStar Home Mortgage, including NovaStar Mortgage. Fee income generated by the branch office is used to compensate the branch manager and staff and to pay a management fee to NovaStar Home

Mortgage for providing administrative functions, including accounting, human resources, license/registration and loan investor management. We also benefit from any fee or other income that may be derived by NovaStar Mortgage in connection with loans brokered to it by the branch offices.




  NovaStar Home Mortgage's first branch was opened in December 1999 and its growth has been rapid. Following is a summary of the operations by quarters.




                             Branch Operations


                          (dollars in thousands)



                               2001                     2000
                             -------- -----------------------------------------
                             March 31 December 31 September 30 June 30 March 31
Branches (end of quarter)..       84        63           48        26      16
Loans originated...........    1,126       867          533       272     103
Fee income.................   $4,840    $3,955       $2,283    $1,093    $330
General and administrative
 costs.....................   $4,840    $3,662       $2,277    $1,093    $328
Personnel..................      288       252          162       107      81


  Start-up costs incurred in developing the branch office program and opening new branches have exceeded fee income to date. The branch office program is expected to become profitable in 2001 as the ratio of operating branches to new branch openings increases. The following table summarizes the branch management fee income and costs.


                             Branch Management


                          (dollars in thousands)



                              2001                     2000
                            -------- -----------------------------------------
                            March 31 December 31 September 30 June 30 March 31
Fee income(1)..............   $450      $343         $210      $101     $31
General and administrative
 costs.....................    494       590          362       219      93
Personnel..................     15        12           11         6       5

--------

(1) Does not include any fee or other income derived by NovaStar Mortgage in connection with loans brokered to it by the branch offices.

                                   MANAGEMENT

Directors and Executive Officers

  Our directors and executive officers and their positions are as follows:


                 Name              Position
                 ----              --------
      Scott F. Hartman(1)........  Chairman of the Board, Secretary and
                                   Chief Executive Officer
      W. Lance Anderson(1).......  Director, President and Chief Operating Officer
      Michael L. Bamburg.........  Senior Vice President and Chief Investment Officer
      Rodney E. Schwatken........  Vice President, Treasurer and
                                   Controller (Chief Accounting Officer)
      Edward W. Mehrer(2)(3)(4)..  Director
      Gregory T.
       Barmore(2)(3)(4)..........  Director
      Art N. Burtscher(2)(3).....  Director

--------
(1) Founder of the Company.
(2) Independent director.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee.


  Information regarding the background and experience of our directors and officers follows:

Directors and Executive Officers

  Scott F. Hartman, age 41, is our co-founder, Chairman of the Board of Directors and Chief Executive Officer and has been a member of the Board of Directors since 1996. His main responsibilities are to manage our portfolio of investments, interact with the capital markets and oversee the securitization of our mortgage loan production. Mr. Hartman most recently served as Executive Vice President of Dynex Capital, Inc., (Dynex) formerly Resource Mortgage Capital, Inc., a New York Stock Exchange listed REIT. His responsibilities while at Dynex included managing the investment portfolio, overseeing the securitization of mortgage loans originated through Dynex's mortgage operation and the administration of the securities issued by Dynex. Mr. Hartman left Dynex in June 1996 to pursue this opportunity. Prior to joining Dynex in February 1995, Mr. Hartman served as a consultant to Dynex for three years during which time he was involved in designing and overseeing the development of Dynex's analytical and securities structuring system. Mr. Hartman also serves as a director and Vice Chairman of NovaStar Mortgage.


  W. Lance Anderson, age 40, is our co-founder, President and Chief Operating Officer and has been a member of the Board of Directors since 1996. His main responsibility is to manage our mortgage origination and servicing operations. Mr. Anderson most recently served as Executive Vice President of Dynex Capital, Inc., formerly Resource Mortgage Capital, Inc., a NYSE-listed REIT. In addition, Mr. Anderson was President and Chief Executive Officer of Dynex's single family mortgage operation, Saxon Mortgage. In this role he was responsible for the origination, underwriting, servicing, quality control and pricing functions for Saxon. He served in this capacity for two years prior to which he was Executive Vice President in charge of production for the single family operation. Mr. Anderson served from October 1989 at Dynex where he was responsible for the startup of the single family operation. Mr. Anderson was also responsible for re-focusing the conduit on the subprime mortgage market in late 1993. Mr. Anderson also serves as Chairman of the Board of Directors, President and Chief Executive Officer of NovaStar Mortgage.


  Michael L. Bamburg, age 38, is Senior Vice President and Chief Investment Officer of NovaStar Financial and NovaStar Mortgage. Mr. Bamburg is responsible for managing our portfolio of investments, interacting with the capital markets, overseeing the securitization of our mortgage loan production, and developing new business lines for us. Mr. Bamburg most recently served as a Principal of Smith Breeden Associates, a financial institution consulting and money management firm specializing in the evaluation and hedging of mortgage backed securities. Mr. Bamburg spent over 11 years with Smith Breeden where he analyzed and traded hundreds of millions of dollars of mortgage backed securities and consulted with various financial institutions regarding investments and asset/liability management issues. During the last 3 years with Smith Breeden, Mr. Bamburg spent most of his time marketing Smith Breeden's money management products.

  Rodney E. Schwatken, age 37, is Vice President, Treasurer and Controller of NovaStar Financial and NovaStar Mortgage. Mr. Schwatken is responsible for all accounting and finance functions, including management of financial relationships, management and shareholder reporting and compliance with REIT regulations. From June 1993 to March 1997, when he joined NovaStar Financial, Mr. Schwatken was Accounting Manager with U.S. Central Credit Union, a $30 billion dollar investment, liquidity and technology resource for the credit union industry. From January 1987 to June 1994, Deloitte & Touche LLP in Kansas City, Missouri employed Mr. Schwatken, most recently as an audit manager.


  Edward W. Mehrer, age 62, has been a member of the Board of Directors since 1996. He is presently Chief Financial Officer of Cydex, a pharmaceutical company based in Overland Park, Kansas. Mr. Mehrer was previously associated with Hoechst Marion Roussel, formerly Marion Merrell Dow, Inc., an international pharmaceutical company, for approximately ten years until his retirement in December 1995. From December 1991, he served as Executive Vice President, Chief Financial Officer and a director of Marion. Prior to that position, he served in a number of financial and administrative positions. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat Marwick Mitchell & Co., a predecessor firm to KPMG LLP, in Kansas City, Missouri.


  Gregory T. Barmore, age 59, was most recently Chairman of the Board of GE Capital Mortgage Corporation, a subsidiary of GE Capital Corporation headquartered in Raleigh, North Carolina. He has served on the Board of Directors since 1996. He was responsible for overseeing the strategic development of GE Capital Mortgage Corporation's residential real estate-affiliated financial businesses, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GE Capital Mortgage Corporation in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation, one of the nation's largest property and casualty reinsurance companies and also a subsidiary of GE Capital Corporation. Prior to his appointment at Employers Reinsurance Corporation, he held a number of financial and general management positions within GE. Mr. Barmore was selected to serve on our Board as an independent director without regard to the GE Capital Corporation investment and accordingly there are no arrangements with GE Capital Corporation or our affiliates regarding his term of office or other aspects of his service on the Board.


  Art N. Burtscher, age 50, was appointed to the Board of Directors in March 2001 to fill a vacancy on the Board. In 2000, Mr. Burtscher became President of McCarthy Group Asset Management, a wholly-owned subsidiary of McCarthy Group, Inc., a large holder of NovaStar Financial securities. From 1988 to 2000, Mr. Burtscher served as President and Chief Executive Officer of Great Western Bank in Omaha, Nebraska.



 Other Senior Officers

  James H. Anderson, age 37, is Senior Vice President and National Sales Manager of NovaStar Mortgage. His primary responsibilities include overseeing the overall marketing efforts of NovaStar Mortgage, including managing the sales force of account executives. Prior to joining NovaStar in November 1996, Mr. Anderson was President of his own marketing consulting business. From August 1992 through September 1996, Mr. Anderson was employed by Saxon, where he served as Vice President of Marketing, in charge of the Western Region of the United States. In addition, Mr. Anderson was in charge of Saxon's national sales force for correspondent lending.


  Scott A. Hebdon, age 32, is Senior Vice President and Chief Credit Officer for NovaStar Mortgage. Mr. Hebdon has primary responsibility for all processing, underwriting, and funding activities of the Company.

In addition, Mr. Hebdon chairs the Company's Credit Committee. Prior to joining NovaStar, he served as a Vice President and Regional Manager for Security Pacific Financial Services and a District Manager for Commercial Credit. In these positions, Mr. Hebdon was responsible for all origination, underwriting, and collection activities of regional loan centers located in Washington, Oregon, and Los Angeles/Orange County, CA. Prior to this, Mr. Hebdon held various positions with Norwest Financial.

  Christopher S. Miller, age 35, is Senior Vice President and Servicing Manager of NovaStar Mortgage. Mr. Miller is a former Vice President of Option One Mortgage Corporation, a subsidiary of Fleet Mortgage Corporation. From July 1995 to March 1997, Mr. Miller's responsibilities included managing the Collections Department, Customer Service Department, Escrow Analysis, Payoff Department, and Reconveyance. Prior to his tenure at Option One Mortgage in 1995, Mr. Miller spent over seven years at Novus Financial Corporation, a subsidiary of Dean Witter Financial Services, where he managed multiple servicing departments. Mr. Miller brings to NovaStar a diverse servicing background with an emphasis on default management.


Terms of Directors and Officers

  Our Board of Directors consists of such number of persons as shall be fixed by the Board of Directors from time to time by resolution to be divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Currently there are five directors. Mr. Mehrer and Mr. Burtscher are Class I directors, Mr. Anderson and Mr. Barmore are Class II directors and Mr. Hartman is a Class III director. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 2003, 2004 and 2002, respectively. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. We intend to maintain the composition of the Board so that there will be no more than six directors, with a majority of independent directors at all times, each of whom shall serve on the Audit and/or Compensation Committees. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the Board of Directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders, if elected by the Board of Directors, or for the remainder of the term of the director being replaced, if elected by the stockholders; any newly-created directorships or decreases in directorships are to be assigned by the Board of Directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors. Subject to the voting rights of the holders of preferred stock, our charter may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the article dealing with directors may only be amended if it is advised by at least two-thirds of the Board of Directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing as well as other provisions of our charter and bylaws may discourage takeover attempts and make more difficult attempts by stockholders to change management. Prospective investors are encouraged to review our charter and bylaws in their entirety.


  Our bylaws provide that, except in the case of a vacancy, a majority of the members of the Board of Directors will at all times be independent directors. Independent directors are defined as directors who are not officers or employees of NovaStar Financial or any subsidiary. Vacancies occurring on the Board of Directors among the independent directors may be filled by a vote of a majority of the remaining directors, including a majority of the remaining independent directors. Officers are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between the executive officers or directors.


Committees of the Board

  Audit Committee. We have established an Audit Committee composed of three independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants, the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

  Compensation Committee. We have established a Compensation Committee composed of two independent directors. The Compensation Committee determines the compensation of our executive officers.

  Other Committees. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

Compensation of Directors

  We pay independent directors $15,000 per year plus $500 for each meeting attended in person. Each independent director has been granted options to purchase 5,000 shares of common stock at the fair market value of the common stock upon becoming a director and options to purchase 2,500 shares at the fair market value of the common stock on the day after each annual meeting of stockholders. None of our directors have received any separate compensation for service on the Board of Directors or on any committee. In addition, Mr. Barmore and Mr. Mehrer were granted options to purchase 5,000 shares of common stock at $18 per share in connection with the 1997 initial public offering of common stock. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is our employee will receive separate compensation for services rendered as a director.


Compensation Committee Interlocks

  No interlocking relationship exists between our Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Executive Compensation

                  Executive Officer Summary Compensation Table


                                                                  Long-term
                                                                Compensation
                                                             ---------------------
                                                             Securities
                                                Other Annual Underlying             All Other
Name and Position        Year  Salary   Bonus   Compensation Options(#)   DER's(3) Compensation
-----------------        ---- -------- -------- ------------ ----------   -------- ------------
Scott F. Hartman.......  2000 $280,000 $ 95,000     --        100,000       --           --
Chairman of the Board,   1999 $280,000      --      --            --        --       $50,633(1)
 Secretary and Chief     1998 $185,000      --      --            --        --       $94,033(1)
 Executive Officer
W. Lance Anderson......  2000 $280,000 $ 95,000     --        100,000       --           --
President and Chief      1999 $280,000      --      --            --        --       $50,633(1)
 Operating Officer       1998 $185,000      --      --            --        --        94,033(1)
Michael L. Bamburg(2)..  2000 $190,000 $142,000     --         10,000       --           --
Senior Vice President    1999 $190,000 $114,000     --         30,000(5)    --           --
and
 Chief Investment        1998 $128,333 $105,000     --         20,000       --           --
 Officer
Rodney Schwatken(4)....  2000 $ 85,000 $ 32,000     --          5,000       --           --
Vice President,          1999 $ 80,000 $ 22,800     --          6,000(5)    --           --
Treasurer and
 Controller              1998 $ 75,000 $ 16,875     --          4,500       --           --

--------
(1) Represents dividend payments on 144,666 shares of common stock, each owned by Mr. Hartman and Mr. Anderson, serving as collateral on non-recourse promissory notes issued in 1998 upon the exercise of options. The dividend payments are treated as compensation for personal income tax purposes.



(2) Mr. Bamburg's employment with NovaStar Financial began in February 1998 and provided for an annual salary of $140,000 through December 31, 1998. Mr. Bamburg is eligible to receive an annual bonus of up to 75% of his annual salary.


(3) None of the options listed were granted with dividend equivalent rights, or DERs.


(4) Mr. Schwatken's employment with NovaStar Financial began on March 20, 1997 and provided for an annual salary of $75,000.




(5) Pursuant to resolutions of the Compensation Committee dated December 21, 1999, certain options issued to employees were repriced to $7.00 per share. Options "granted" in 1999 replace 1997 options "canceled" for Mr. Schwatken and 1998 options "canceled" for Mr. Bamburg. The repricing is described under the heading "Report on Repricing of Options".




  Units Acquired with Forgivable Debt. Messrs. Hartman and Anderson each acquired 108,333 units, each unit consisting of one share of preferred stock which converted to common stock at the closing of the initial public offering and one warrant, which were acquired at the price of $15 per unit on December 9, 1996. Payment for such units was made by delivering to NovaStar Financial promissory notes, each in the amount of $1,624,995, bearing interest at 8% per annum compounded annually and secured by the units being acquired. Interest began accruing during the first year and is added to principal due under the note. Thereafter, interest became payable quarterly and upon forgiveness or at maturity of the notes.


  In transactions approved by the Audit and Compensation Committees of our Board of Directors, we restructured the promissory notes given in connection with the initial issuance of NFI Holding common stock and three other outstanding promissory notes given by each of the founders arising out of the acquisition of units in our 1997 private placement. We acquired 72,222 shares of our common stock held by our founders at an aggregate purchase price of $270,833 ($3.75 per share). The promissory notes, aggregating to $1,455,250, were cancelled in exchange for the proceeds of the two stock sales (totaling $640,833) and new 10-year nonrecourse noninterest-bearing promissory notes executed by Mr. Hartman and Mr. Anderson. Finally, we accepted the return of 289,332 shares of common stock issued upon the exercise of options by Mr. Hartman and Mr. Anderson in satisfaction of indebtedness of $4,339,980 incurred in connection with that exercise, with

$521,545 of accrued interest added to the principal amount of the 10-year promissory notes. The new 10-year notes aggregate to $1,393,208. The founders have each pledged 72,222 shares of our common stock as security for each note and the notes will be forgiven in equal annual installments over a 10-year period so long as the founders remain in the employ of NovaStar Financial.



  Stock Option Plan. NovaStar Financial's 1996 stock option plan provides for the grant of qualified incentive stock options or ISOs, non-qualified stock options or NQSOs, deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights or DERs. ISOs may be granted to the officers and employees. NQSOs and awards may be granted to the directors, officers, employees, agents and consultants. Unless previously terminated by the Board of Directors, the plan will terminate on September 1, 2006.

  All options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock. Outstanding options vest over four years and expire ten years after the date of grant.

  The following table sets forth information concerning stock options granted during 2000 for each of the directors and executive officers.



                                    Individual Grants
                         ---------------------------------------
                                 Percent of                        Potential Realizable
                                   Total                             Value at Assumed
                                  Options   Exercise                  Annual Rates of
                                 Granted to Price or             Stock Price Appreciation
                                 Employees    Base                  for Option Term(1)
                           No.   During the   Price   Expiration -------------------------
          Name           Granted    Year    ($/Share)    Date         5%          10%
          ----           ------- ---------- --------- ---------- ------------ ------------
W. Lance Anderson....... 100,000     40%      $3.75    12/20/10      $610,835     $972,653
Michael L. Bamburg......  10,000      4%       3.75    12/20/10        61,084       97,265
Gregory T. Barmore......   2,500      1%       3.06     5/26/10        12,461       19,842
Scott F. Hartman........ 100,000     40%       3.75    12/20/10       610,835      972,653
Edward W. Mehrer........   2,500      1%       3.06     5/26/10        12,461       19,842
Rodney E. Schwatken.....   5,000      2%       3.75    12/20/10        30,542       48,633
                         -------    ---
  Total to Directors and
   Executive Officers... 220,000     88%
                         =======    ===
  Total options
   granted.............. 249,500
                         =======

--------



(1) Options granted to non-employee directors were priced at the market price of NovaStar Financial's common stock on the NYSE at the date of grant. The assumed annual rates represent the potential appreciation in value over the exercise price.


  The following table sets forth certain information with respect to the value of the options as of December 31, 2000 held by the named directors and executive officers.


                          Fiscal Year End Option Value


                                                         Number of Securities      Value of Unexercised
                                                        Underlying Unexercised    In-the-Money Options as
                                                             Options as of            of December 31,
                           Shares                          December 31, 2000            2000(2)(3)
                         Acquired on                   ------------------------- -------------------------
          Name            Exercise   Value Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------------- ----------- ------------- ----------- -------------
Scott F. Hartman........      --             --          30,000       110,000         --           --
W. Lance Anderson.......      --             --          30,000       110,000         --           --
Gregory T. Barmore......    1,250          4,675          5,625         6,875         --        $1,725
Edward W. Mehrer........    3,750         12,150          6,875         6,875      $4,675        1,725
Michael L. Bamburg......      --             --          25,000        25,000         --           --
Rodney E. Schwatken.....      --             --           6,750         8,750         --           --

--------
(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-money" options whose exercise was less than the market price of common stock at December 31, 2000.


(3) Assuming a stock price of $3.75 per share, which was the closing price of a share of common stock reported for the New York Stock Exchange on December 31, 2000.



  Employment Agreements. NovaStar Financial has entered into employment agreements with the founders, Mr. Hartman and Mr. Anderson. Each employment agreement provides for a term through December 31, 2001, and will be automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the annual base salary described above and for participation by the subject officer in the bonus incentive compensation plan. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each employment agreement also provides for the subject officer to receive, if the subject officer resigns for "good reason" or is terminated without cause after a "change in control" as those terms are defined in the agreement, an amount, 50% payable immediately and 50% payable in monthly installments over the succeeding twelve months, equal to three times such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of the book equity value (exclusive of valuation adjustments) and a minimum of $360,000. In that instance, the subject officer is prohibited from competing with NovaStar Financial for a period of one year. In addition, all outstanding options granted to the subject officer under the 1996 stock option plan shall immediately vest. Section 280G of the Code may limit the deductibility of the payments to such officer for federal income tax purposes. "Change of control" for purposes of the agreements would include a merger or consolidation of NovaStar Financial, a sale of all or substantially all of the assets of NovaStar Financial, changes in the identity of a majority of the members of the Board of Directors of NovaStar Financial (other than due to the death, disability or age of a director) or acquisitions of more than 25% of the combined voting power of NovaStar Financial's capital stock, subject to certain limitations. Absent a "change in control," if NovaStar Financial terminates the officer's employment without cause, or if the officer resigns for "good reason," the officer receives an amount, payable immediately, equal to such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of book value (exclusive of valuation adjustments) and a minimum of $120,000. If the officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with NovaStar Financial for a period of one year following the resignation.

                           PRINCIPAL SECURITYHOLDERS

Beneficial Ownership of Common Stock by Large Securityholders

  The following table sets forth the information we have with respect to beneficial ownership of our common stock as of June 1, 2001, by each person other than members of management known to us to beneficially own more than 5% of our common stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.



                                                          Beneficial Ownership
                                                           of Common Stock(1)
                                                          ----------------------
Name and Address of Beneficial Owner                        Shares     Percent
------------------------------------                      ----------- ----------
Wallace R. Weitz & Company(2)............................   5,069,962   54.58%
 1125 South 103rd Street, Suite 600
 Omaha, NE 68124-6008
McCarthy Group, Inc.(3)..................................   1,584,925   24.64%
 1125 South 103rd Street, Suite 450
 Omaha, NE 68124
GMAC/Residential Funding Corporation(4)..................     812,731   12.45%
 8400 Normandale Lake Blvd., Suite 600
 Minneapolis, MN 55437
First Union Corporation(5)...............................     536,667    8.85%
 One First Union Center, TW9
 Charlotte, NC 28288-0610



--------
(1) Assuming no exercise of warrants or conversion of preferred stock except by the securityholder named, separately, and no purchases by any of the listed securityholders in this offering.

(2) Includes 1,498,533 shares of common stock and 3,571,429 shares of common stock issuable upon conversion of preferred stock.


(3) Includes 870,640 shares of common stock and 714,285 shares of common stock issuable upon conversion of preferred stock.


(4) Includes 812,731 shares of common stock issuable upon the exercise of warrants.


(5) Includes 186,667 shares of common stock and 350,000 shares of common stock issuable upon the exercise of warrants.

Beneficial Ownership of Common Stock by Directors and Management

  The following table sets forth information we have with respect to beneficial ownership of our common stock as of June 1, 2001, by (1) each director, (2) our executive officers, and (3) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.



                                                                             Beneficial
                                                                              Ownership
                                                                              of Common
                                                                              Stock(1)
                                                                           ---------------
Name of Beneficial Owner                                                   Number  Percent
------------------------                                                   ------- -------
Scott F. Hartman(2)......................................................  286,155   4.92
W. Lance Anderson(3).....................................................  245,155   4.21
Michael L. Bamburg(4)....................................................  110,888   1.90
Edward W. Mehrer(5)......................................................   49,920      *
Gregory T. Barmore(6)....................................................   47,998      *
Rodney Schwatken(7)......................................................    9,650      *
Art N. Burtscher(8)......................................................      --     --
All Directors and Executive Officers as a Group (7 persons)..............  749,766  12.95

--------
 * Less than one percent.
(1) Assuming no exercise of the warrants and exercisable options, except by the listed securityholder named separately.

(2) Consists of 256,155 shares of common stock, including 17,000 of common stock owned jointly with his wife, and 30,000 shares of common stock issuable upon the exercise of options.


(3) Consists of 215,155 shares of common stock, and 30,000 shares of common stock issuable upon the exercise of options.


(4) Consists of 78,388 shares of common stock owned individually by Mr. Bamburg or by his wife (or jointly with his wife) and 32,500 shares of common stock issuable upon the exercise of options.


(5) Consists of 43,045 shares of common stock, including 4,000 owned by his wife, and 6,875 shares of common stock issuable upon the exercise of options.


(6) Consists of 40,498 shares of common stock and 7,500 shares of common stock issuable upon the exercise of options.


(7) Consists of 2,900 shares of common stock and 6,750 shares of common stock issuable upon the exercise of options.


(8) Does not include 1,584,925 shares of common stock and convertible preferred stock owned by McCarthy Group, Inc., which wholly owns McCarthy Group Asset Management of which Mr. Burtscher is President.

                              CERTAIN TRANSACTIONS



  Transactions with Management. Following the close of the private placement in December 1996, NovaStar Financial moved to implement the portion of its business strategy to be conducted through taxable affiliates. In February 1997, NFI Holding Corporation was formed to serve as a holding company for such taxable affiliates. The REIT Modernization Act, enacted December 15, 1999, permits a REIT to own, after December 31, 2000, up to 100% of the outstanding voting securities of a taxable subsidiary. Previously, to comply with REIT rules, NovaStar Financial owned all the preferred stock of its taxable affiliate NFI Holding which represented a nonvoting 99% economic interest in NFI Holding. The common stock of NFI Holding was owned by the two founders of NovaStar Financial, Scott F. Hartman and W. Lance Anderson. Effective January 1, 2001, NovaStar Financial acquired the voting common stock of NFI Holding from the two founders for $370,000. Following the acquisition of the voting common stock of NFI Holding, NovaStar Financial exchanged all of its preferred stock for additional voting common stock of NFI Holding. As a result, NovaStar Financial now owns 100% of the voting common stock of NFI Holding. NovaStar Financial's consolidated financial statements beginning with fiscal year 2001 will include NFI Holding as a consolidated wholly-owned subsidiary


  In May 1996, Messrs. Hartman and Anderson formed NovaStar Mortgage, Inc. for the purpose of engaging in the non-conforming lending business. Following NovaStar Financial's private placement, NovaStar Mortgage began obtaining required licenses and permits, developing guidelines for the origination of mortgage loans through its wholesale lending channel and hiring critical senior personnel to put in place the infrastructure for its mortgage lending and servicing operations. In February 1997, NFI Holding acquired all of the outstanding common stock of NovaStar Mortgage from Messrs. Hartman and Anderson. NovaStar Mortgage thereby became a wholly-owned subsidiary of NFI Holding.




  Under the terms of loan servicing agreements, NovaStar Mortgage services loans owned by NovaStar Financial. Individual agreements have been executed for each pool of loans serving as collateral for NovaStar Financial's ABB. During 1998, NovaStar Financial and NovaStar Mortgage were parties to a mortgage loan purchase and sale agreement. Under the terms of the agreement, NovaStar Financial purchased mortgage loans originated by NovaStar Mortgage at prices that varied with the nature and terms of the underlying mortgage loans. The agreement was modified effective January 1, 1998 to include a purchase commitment fee. If NovaStar Mortgage chose to retain the mortgage loans it originated or sold to third parties, it paid a fee to NovaStar Financial for not delivering its loan production under the purchase commitment. During 1998, NovaStar Mortgage originated loans with a principal amount of $870 million, of which NovaStar Financial acquired $541 million.


  Under the terms of an administrative outsourcing services agreement, NovaStar Financial paid NovaStar Mortgage a fee for providing certain services, including the development of loan products and information systems, underwriting, funding, and quality control. The agreement was terminated effective March 31, 1999.


  Effective April 1, 1999, NovaStar Financial entered an intercompany loan and guarantee agreement with NovaStar Mortgage. Under the terms of this agreement, NovaStar Mortgage pays interest on amounts it borrows from NovaStar Financial. As of December 31, 2000 and 1999, NovaStar Mortgage had $2,729,000 and $27,663,000 in borrowings from NovaStar Financial, respectively. Interest on the borrowings accrues at the Federal funds rate plus 1.75%. In addition, NovaStar Mortgage is required to pay guaranty fees in the amount 0.25% of the loans sold by NovaStar Mortgage for which NovaStar Financial has guaranteed the performance of NovaStar Mortgage.


  Effective July 1, 2000, NovaStar Mortgage entered into the following intercompany agreements with NovaStar Financial:


  . Servicing support fee: NovaStar Mortgage pays NovaStar Financial a fee equal to five basis points of the weighted average mortgage loan servicing principal.


  . Financing commitment fee: NovaStar Mortgage pays NovaStar Financial a fee equal to 25 basis points on a $150 million annual commitment.

  . Residual purchase commitment fee: NovaStar Mortgage pays NovaStar
    Financial a fee at each securitization close equal to 20 basis points of the collateral principal value.


  . Securitization consulting fee: NovaStar Mortgage pays NovaStar Financial a fee at each securitization close equal to 12.5 basis points of the collateral principal value.


  . Guaranty spread fee: NovaStar Mortgage pays NovaStar Financial a fee equal to one basis point of the weighted average mortgage loan warehouse and repurchase borrowings.


  NovaStar Financial provides liquidity resources for all operations and enhances the creditworthiness of NovaStar Mortgage. In addition, NovaStar Financial assists NovaStar Mortgage in its execution of loan sales and securitizations. The fees charged to NovaStar Mortgage are designed to recognize this liquidity, credit and financial support.


  Following is a summary of the fees, in thousands, which NovaStar Financial paid to and received from NovaStar Mortgage. As of January 1, 2001, these inter-company fees are eliminated upon consolidation. Therefore, they are not included in our March 31, 2001 consolidated financial statement.



                                      For the
                                    three months
                                    ended March
                                        31,         Year ended December 31,
                                    -------------  ---------------------------
                                     2001    2000    2000      1999     1998
                                    -------  ----  --------  --------  -------
Amounts paid to NovaStar Mortgage:
  Loan servicing fees.............  $   479  $696  $  2,502  $  3,886  $ 3,803
                                    =======  ====  ========  ========  =======
  Administrative fees.............  $  (195) $117  $    625  $  1,258  $ 7,800
Amounts received from NovaStar
 Mortgage:
  Intercompany interest income....      (26) (114)    (395)    (1,113)     --
  Guaranty, commitment, loan sale
   and securities option fees.....   (1,183)  --     (2,711)      --    (5,117)
                                    -------  ----  --------  --------  -------
    Net fees paid.................  $(1,404) $  3  $ (2,481) $    145  $ 2,683
                                    =======  ====  ========  ========  =======


  Indebtedness of Management. In related transactions approved be the Audit and Compensation Committees of the Board of Directors, NovaStar Financial restructured the promissory notes given in connection with the initial issuance of NFI Holding common stock and three other outstanding promissory notes given by each of the founders arising out of the acquisition of units in our 1997 private placement. NovaStar Financial acquired 72,222 shares of its common stock held by the founders at an aggregate purchase price of $270,833 ($3.75 per share). The promissory notes, aggregating to $1,455,250, were cancelled in exchange for the proceeds of the two stock sales (totaling $640,833) and new 10-year nonrecourse noninterest-bearing promissory notes executed by Mr. Hartman and Mr. Anderson. Finally, NovaStar Financial accepted the return of 289,332 shares of common stock issued upon the exercise of options by Mr. Hartman and Mr. Anderson is satisfaction of indebtedness of $4,339,980 incurred in connection with that exercise, with $521,545 of accrued interest added to the principal amount of the 10-year promissory notes.


  The new 10-year notes aggregate to $1,393,208. The founders have each pledged 72,222 shares of NovaStar Financial common stock as security for each note and the notes will be forgiven in equal annual installments over a 10-year period so long as the founders remain in the employ of NovaStar Financial. A bonus will be paid in the amount of personal tax liability resulting from the forgiveness of debt in excess of the after-tax value to each founder of dividends paid on the common stock securing the note. In addition, the notes will be forgiven in the event of a change of control of NovaStar Financial, termination other than for cause or resignation for good reason as those terms are defined in each founder's employment agreement. There is no financial impact to NovaStar Financial from these transactions for the year ending December 31, 2000. If the notes are forgiven over the anticipated 10-year period, there will be an annual charge to earnings of $139,321 plus any personal tax liability bonuses.

  Certain Business Relationships with Large Securityholders. We have entered into several lending arrangements with First Union National Bank. The warehouse line of credit and master repurchase agreements with First Union allow us to borrow up to $75 million and $175 million, respectively and are securitized by mortgage loans. We also have availability to borrow $25 million secured by AAA-rated interest only and other subordinated interests of our securitization transactions. On February 11, 1999, 350,000 warrants to purchase common stock were issued to First Union at $6.9375 per share in exchange for 186,667 warrants at $15.00 per share.





  On March 29, 1999, NovaStar Financial completed the private placement and issuance of 4,285,714 shares of Class B 7% Cumulative Convertible Preferred Stock at a price of $7.00 per share, resulting in total proceeds of approximately $30 million, which includes approximately $25 million acquired by Wallace R. Weitz & Company. Weitz's present beneficial ownership of NovaStar Financial is 52% which includes 1.5 million shares of common stock outstanding, 1.3 million of the 1996 warrants and over 3.5 million shares of convertible preferred stock. Each share of the preferred stock is convertible, at the option of the holder, into one share of common stock and is redeemable at par by NovaStar Financial at any time after March 31, 2002.

  On March 10, 1999, NovaStar Financial issued to GMAC/Residential Funding Corporation 812,731 warrants to purchase NovaStar Financial common stock at a price of $4.5625 per share, the closing price of NovaStar Financial's common stock on October 12, 1998. These warrants were issued pursuant to the terms of a credit facility entered into on October 13, 1998. These warrants will expire on October 13, 2003. In connection with this same warrant agreement, NovaStar Financial issued to GMAC/Residential Funding Corporation 364,982 warrants to purchase NovaStar Financial common stock at the effective price of the 1996 warrants, which is $11.62 per share, which are exercisable until February 3, 2001.

  NovaStar Financial has entered into certain lending arrangements with GMAC/Residential Funding Corporation secured by mortgage loans. Under the terms of all the agreements required in connection with a one-year Revolving Warehouse Line of Credit, NovaStar Financial and NovaStar Mortgage, with NFI Holding as guarantor, can borrow $60 million to finance the acquisition of residential mortgage loans. Obligations under this arrangement bear interest at a rate indexed to one-month LIBOR.


  Conflict of Interest Policy. On January 27, 1999, the Board of Directors of NovaStar Financial adopted a conflict of interest policy which includes, among others, the following provisions:


  If a director or officer has an interest that may conflict with those of NovaStar Financial, he or she must immediately disclose the matters and discuss them fully and frankly with the Board of Directors. An interested director or officer may participate in the discussion of the transaction and his or her presence may be counted for purposes of determining a quorum. However, he or she must not vote on any resolution or motion that authorizes, approves or ratifies a contract or transaction in which that director or officer may have a conflict of interest.

  Specifically, no director or officer shall:

  . Accept or seek on behalf of himself/herself, or any immediate family member, any financial advantage or gain of other than nominal value offered as a result of the individual's affiliation with NovaStar Financial;

  . Disclose any confidential information that is available solely as a result of the director or officer's affiliation with NovaStar Financial to any person not authorized to receive such information, or use to the disadvantage of NovaStar Financial any such confidential information, without the express authorization of NovaStar Financial; or

  . Knowingly take any action or make any statement intended to influence the conduct of NovaStar Financial in such a way to confer any financial benefit on such person or on any corporation or entity in which the individual has a significant interest or affiliation.

                            SELLING SECURITYHOLDERS

  The following tables set forth information known to NovaStar Financial at the date of this prospectus, with respect to the number of shares of common stock, preferred stock and warrants which may be offered pursuant to this prospectus by the selling securityholders. In addition, at the date of this prospectus, none of the underlying common stock is currently held by the selling securityholders but may be issued to them pursuant to the conversion of the preferred stock or the exercise of warrants, all of which underlying common stock, to the extent acquired by such selling securityholders, may be offered pursuant to this prospectus.

Selling Securityholders for 1999 Warrants and Preferred Stock



                              Beneficial       Securities Covered by       Beneficial
                           Ownership Before      Shelf Registration      Ownership After
                               Offering              Statement              Offering
                          ------------------- ------------------------ -------------------
                                              No. Shares
                          No. Shares          Outstanding              No. Shares
                          Outstanding          Preferred  No. Warrants Outstanding
                            Common             or Common   or Common     Common
Name                         Stock    Percent  Stock(1)     Stock(1)      Stock    Percent
----                      ----------- ------- ----------- ------------ ----------- -------
Wallace R. Weitz &
 Company (2)............   1,498,533     8.5   3,571,429         --     1,498,533     8.5
McCarthy Group, Inc.
 (3)....................     870,640     5.0     714,285         --       870,640     5.0
First Union Corporation
 (4)....................     186,667     1.1         --      350,000      186,667     1.1
GMAC/Residential Funding
 Corporation............         --      --          --      812,731          --      --
                          ----------   -----   ---------   ---------   ----------   -----
 Subtotal...............   2,555,840    14.5   4,285,714   1,162,731    2,555,840    14.5
 Shareholders not
  subject to this
  filing................  15,024,695    85.5         --    3,649,999   15,024,695    85.5
                          ----------   -----   ---------   ---------   ----------   -----
  Total.................  17,580,535   100.0   4,285,714   4,812,730   17,580,535   100.0
                          ==========   =====   =========   =========   ==========   =====

--------
(1) Reflects shares of common stock issuable to the holder upon the conversion of preferred stock or the exercise of warrants.
(2) Includes securities owned by funds managed by Wallace R. Weitz & Company, including Weitz Series Fund, Inc.--Value Portfolio, Weitz Series Fund, Inc.--Hickory Portfolio, Weitz Series Fund, Inc.--Partners Value Fund and Weitz Partners III--Limited Partnership.
(3) Includes securities owned by funds managed by McCarthy Group, Inc., including Fulcrum Capital Partners, LLC and McCarthy Group Asset Management, Inc.
(4) Includes securities owned by First Union Corporation and its subsidiary, First Fidelity Incorporated.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material federal income tax consequences that may be relevant to a prospective purchaser of securities. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor's particular circumstances or to special classes of investors, including insurance companies, tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to particular treatment under federal income tax laws.

  Each prospective purchaser of the securities is urged to consult with his or her own tax advisor regarding the specific consequences to him or her of the purchase, ownership and sale of the securities, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and the potential changes in applicable tax laws.

General

  The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor's purchase of the common stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation", at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.

  NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of tax counsel

  Jeffers, Shaff & Falk, LLP, tax and ERISA counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial, the private placement, our initial public offering, this offering and NovaStar Financial's election to be taxed as a REIT. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through December 31, 2000, the date of the audited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the balance of 2001 and in subsequent years. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of operations have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel's opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.

  The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders.

  In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent NovaStar Financial would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

Qualification as a REIT

  To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.

  Ownership of Stock. For all taxable years after the first taxable year for which a REIT election is made, NovaStar Financial shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement, NovaStar Financial has had more than 100 shareholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, attribution of stock ownership rules apply. NovaStar Financial's charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as "transferable" for purposes of qualification as a REIT. NovaStar Financial has satisfied and intends to continue satisfying both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.


  Nature of Assets. On the last day of each calendar quarter at least 75% of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items, the "75% of assets test". NovaStar Financial expects that substantially all of its assets, other than qualified hedges and the stock of NFI Holding, will be "qualified REIT assets." Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in REMICs. NovaStar Financial has complied with the 75% of assets test for each quarter since inception of its REIT election. Qualified hedges generally are financial instruments that a REIT enters into or acquires to protect against interest rate risks on debt incurred to acquire qualified REIT assets.


  On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer's securities may not exceed 5% by value of total assets and NovaStar Financial may not own more than 10% of any one issuer's outstanding voting securities. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to less than 25%, in the aggregate, by value of its portfolio, to less than 5% by value as to any single issuer, and to less than 10% of the voting stock and 10% of the value of the outstanding stock of any single issuer, collectively the "25% of assets limits". If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code. As of December 31, 2000, NovaStar Financial complied with the tests described in this paragraph.


  Beginning with the 2001 tax year, REITs are now able to own directly all of the stock of taxable subsidiaries. Prior to 2001, REITs were limited to holding non-voting preferred stock in taxable affiliates. The value of all taxable subsidiaries of a REIT will be limited to 20% of the total value of the REIT's assets. In addition, a REIT will be subject to a 100% penalty tax equal to any rents or charges that the REIT imposed on the taxable subsidiary in excess of the arm's length price for comparable services. NFI has acquired all of the common stock of Novastar Holding, Inc. from Scott Hartman and Lance Anderson as of the beginning of the year 2001.


  When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75% of assets test and the source of income tests. If NovaStar Financial invests in a partnership, NovaStar Financial will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

  Sources of Income. NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.

  1. The 75% Test. At least 75% of gross income, the "75% of income test" for the taxable year must be derived from the following sources among others:

  . interest on, other than interest based in whole or in part on the income or profits of any person, and commitment fees to enter into obligations secured by mortgages on real property;

  . gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business; and

  . income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property.

  The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75% of income test. As of December 31, 2000, NovaStar Financial complied with the 75% income test on an annualized basis.


  2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property, the "95% of income test". Income attributable to assets other than qualified REIT assets, such as income from or gain on the disposition of qualified hedges, dividends on stock including any dividends from a taxable affiliate, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% of income test only, and will not be qualified income for purposes of the 75% of income test. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95% or 75% of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of December 31, 2000, NovaStar Financial complied with the 95% income test on an annualized basis.


  For purposes of determining whether NovaStar Financial complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100% tax.

  NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75% of income test and the 95% of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than hedging income from qualified REIT assets and from qualified hedges.

  Failure to satisfy one or both of the 75% or 95% of income tests for any year may result in either (a) a 100% tax on the greater of the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

  Distributions. NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to

  . 90% of its taxable income before deduction of dividends paid and excluding net capital gain, plus


  . 90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less


  . any "excess noncash income."

  NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.


  A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of

  . 85% of NovaStar Financial's "ordinary income,"

  . 95% of NovaStar Financial's capital gain net income, and

  . income not distributed in earlier years.



  If NovaStar Financial fails to meet the 90% distribution test as a result of an adjustment to tax returns by the Internal Revenue Service, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax.

Taxation of NovaStar Financial

  In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis in each year.

  In addition, NovaStar Financial will also be subject to a tax of 100% of net income from any prohibited transaction and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.

  If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as foreclosure property. Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.

  NovaStar Financial securitizes mortgage loans and sells such mortgage loans through one or more taxable subsidiaries. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Such taxable affiliate will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.


  For tax years beginning prior to 2001, REITs were generally limited to holding non-voting stock in taxable affiliates. However, beginning with the 2001 tax year, REITs may own directly all of the stock, including voting stock, of a taxable REIT subsidiary. Effective January 1, 2001, NFI Holding Corporation, ("NFI Holding") and NovaStar Financial, Inc. elected to treat NFI Holding as taxable REIT subsidiary of NovaStar Financial. Any other taxable subsidiaries of NovaStar Financial generally will also be converted to qualified taxable REIT subsidiaries. The aggregate value of these taxable REIT subsidiaries must be limited to 20% of the total value of NovaStar Financial's assets. In addition, NovaStar Financial will be subject to a 100% penalty tax equal to any rent or other charges that it imposed on any taxable REIT subsidiary in excess of an arm's-length price for comparable services.


  NovaStar Financial will derive income from its taxable REIT subsidiaries by way of dividends. Such dividends are non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with NovaStar Financial's other non-real estate source income, such dividends must be limited to 25% of NovaStar Financial's gross income each year. NovaStar Financial will monitor the value of its investment in its taxable REIT subsidiaries and the amount of dividends received from such subsidiaries to ensure compliance with all applicable income and asset tests.


  NovaStar Financial's taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including NovaStar Financial, as dividend distributions.


  NovaStar Financial will also be subject to the nondeductible four percent excise tax discussed above if it fails to make timely dividend distributions for each calendar year. NovaStar Financial generally will declare its fourth regular annual dividend during the final quarter of the year and make such dividend distribution no later than thirty-one (31) days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on NovaStar Financial would reduce the amount of cash available for distribution to stockholders.

  As a publicly held corporation, NovaStar Financial will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year. The million dollar limit on deductibility is subject to certain exceptions, including the exception for "performance based compensation" meeting each of the following criteria:

  . the agreement must have been approved by the corporation's stockholders;

  . the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation; and

  . the performance based compensation payable to the employee must be based on objective performance criteria and the meeting of these criteria must have been certified by the compensation committee.

  Based on certain representations of NovaStar Financial, counsel is of the opinion that it is more likely than not that the deduction for compensation to the officers under the agreements would not be disallowed under the million dollar limit.

Termination or Revocation of REIT Status

  The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the requirements described above. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

  . NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year;

  . inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

  . NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect.

  NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

  Failure to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which NovaStar Financial fails to qualify as a REIT would not be deductible by NovaStar Financial nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.

Taxation of the Company's Stockholders

  General. For any taxable year in which NovaStar Financial is treated as a REIT for federal income purposes, amounts distributed by NovaStar Financial to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by NovaStar Financial as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

  Distributions will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of NovaStar Financial.

  Any loss on the sale or exchange of shares of the stock held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

  If NovaStar Financial makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Any such distributions in excess of the tax basis will be taxable as gain realized from the sale of shares.


  NovaStar Financial, exclusive of its taxable affiliates, does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income to shareholders of the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a tax-exempt entity, the excess inclusion income is fully taxable as unrelated trade or business income as defined in Section 512 of the Code. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders. Potential investors, and in particular tax exempt entities, are urged to consult with their tax advisors concerning this issue.

  NovaStar Financial will notify stockholders after the close of the taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

Redemption and Conversion of Preferred Stock

  Cash Redemption of Preferred Stock. A cash redemption of shares of the preferred stock will be treated under section 302 of the Code as a distribution taxable as a dividend, to the extent of NovaStar's current and accumulated earnings and profits, at ordinary income rates unless the redemption satisfies one of the tests set forth in the Code for treatment as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it (1) is "substantially disproportionate" with respect to the holder, (2) results in a "complete termination" of the holder's stock interest in NovaStar, or (3) is "not essentially equivalent to a dividend" with respect to the holder. In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in NovaStar, considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. In general, a non-prorata redemption of preferred stock from a shareholder who owns only preferred stock is treated as a sale or exchange and not a dividend. Nevertheless, because the determination as to whether any of the alternative tests for capital gain treatment as a redemption will be satisfied with respect to any particular holder of the preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the preferred stock are advised to consult their own tax advisors to determine such tax treatment.

  If a cash redemption of shares of the preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received, less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be able as a dividend to the extent of NovaStar's current and accumulated earnings and profits, and (2) the holder's adjusted basis in the shares of the preferred stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of the preferred stock have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

  If a redemption of shares of the preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of the preferred stock for tax purposes will be transferred to the holder's remaining shares of capital stock in NovaStar, if any. A redemption of shares of the preferred stock for shares of common stock will be treated as a conversion of the preferred stock into common stock.

  Conversion of Preferred Stock into Common Stock. In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of common stock. The basis that a holder will have for tax purposes in the shares of common stock received upon conversion will be equal to the adjusted basis for the holder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of common stock received would include the holding period for the shares of preferred stock converted. A holder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into common stock.

  Adjustments to Conversion Price. Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise may result in constructive distributions to the holders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to section 305 of the Code. If such a constructive distribution were to occur, a holder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.


Warrants

  Upon the exercise of a warrant, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such holder's warrant plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the holder held the warrant.

  Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder's tax basis in the warrant. Such a gain or loss will be long-term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

Taxation of Tax-Exempt Entities

  In general, a tax-exempt entity that is a stockholder of NovaStar Financial is not subject to tax on distributions. The Internal Revenue Service has ruled that amounts distributed by a REIT to an exempt employees' pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Tax counsel is of the opinion that indebtedness incurred by NovaStar Financial in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a stockholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the stock of NovaStar Financial, a portion of the dividends on such stock could be treated as unrelated trade or business income.

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  For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20), respectively, income from an investment in NovaStar Financial will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these "set aside" and reserve requirements.

Foreign Investors

  The preceding discussion does not address the federal income tax consequences to foreign investors, non-resident aliens and foreign corporations as defined in the Code, of an investment in NovaStar Financial. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of NovaStar Financial stock. Foreign investors should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of NovaStar Financial stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors unless reduced or eliminated by an income tax treaty between the United States and the foreign investor's country. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with NovaStar Financial in order to claim such treatment.

Recordkeeping Requirement

  A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares, e.g., if NovaStar Financial has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of outstanding shares of stock and if NovaStar Financial has 200 or fewer stockholders of record, from persons holding 1/2% or more of the stock, regarding their ownership of shares. NovaStar Financial must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. NovaStar Financial maintains the records and demand statements as required by these regulations.

Backup Withholding

  The Code imposes a modified form of "backup withholding" for payments of interest and dividends. This withholding applies only if a stockholder, among other things,

  . fails to furnish NovaStar Financial with a properly certified taxpayer identification number;

  . fails properly to report interest or dividends from any source; or

  . under certain circumstances fails to provide NovaStar Financial or the stockholder's securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

  The backup withholding rate is 31% of "reportable payments," which include dividends. Stockholders should consult their tax advisors as to the procedure for insuring that distributions to them will not be subject to backup withholding.

  NovaStar Financial will report to its stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

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State and Local Taxes

  State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, prospective stockholders should consult their tax advisers concerning the state and local tax consequences of an investment in NovaStar Financial's stock.

ERISA Investors

  A fiduciary of a pension, profit-sharing plan, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, commonly called "ERISA," should consider

  . whether the ownership of NovaStar Financial's stock is in accordance with the documents and instruments governing the plan;

  . whether the ownership of NovaStar Financial's stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA, if applicable, and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA;

  . the prohibitions under ERISA on improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets; and

  . the need to value the assets of the plan annually.

  As to the "plan assets" issue noted in the third bullet point above in connection with the Class B preferred stock, the responsibility for "plan assets," in the case of a plan's investment in an equity interest of an entity, such as the preferred stock, which is a class of securities that are not publicly-offered securities, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that, in the context of NovaStar Financial, that equity participation in the preferred stock by plan investors is not "significant." Equity participation is not "significant" if the aggregate ownership by plans of any class of equity interests issued by NovaStar Financial is at all times less than 25%. NovaStar Financial has represented that it will not permit any of its Class B preferred stock to be sold to a plan if such sale would cause ownership by plans of such class of preferred stock to equal or exceed 25% until such time as such class of preferred stock is, in the opinion of tax counsel, a publicly offered security under ERISA. NovaStar Financial will use reasonable efforts to maintain the ownership interest in the preferred stock held by plan investors at a level below the 25% limit. NovaStar Financial will be able to reject a potential investor that would cause aggregate ownership by plans to equal or exceed 25% of any class of stock that is not a publicly-offered security, excluding from such class any shares held by certain affiliates of NovaStar. Based on such representations, tax and ERISA counsel believes that NovaStar Financial's Class B preferred stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the Class B preferred stock of NovaStar Financial.

  Based on certain representations of NovaStar Financial, tax and ERISA counsel is of the opinion that the common stock will qualify as "publicly offered securities" within the meaning of the regulations defining "plan assets" and therefore, in most circumstances, the common stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the common stock.

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                          DESCRIPTION OF CAPITAL STOCK

General

  Our authorized capital stock consists of 50,000,000 shares of stock, of which 5,716,316 shares of common stock and 4,285,714 shares of preferred stock were outstanding on March 31, 2001.


Historical Capital Structure

  Our authorized capital stock consists of 50,000,000 shares of capital stock, $0.01 par value. These shares of capital stock were initially classified as common stock. Our charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized capital stock into other classes or series of capital stock, including classes or series of preferred stock. On December 6, 1996, we supplemented our charter to divide and classify 3,550,000 shares of our capital stock into a class of preferred stock. The Class A preferred stock had the rights and privileges of, and was subject to the conditions and terms set forth in, articles supplementary. On December 9, 1996, we issued (1) 3,333,333 shares of preferred stock as part of the units sold in our private placement, each unit consisting of one share of preferred stock and one warrant; and (2) 216,666 shares of preferred stock as part of the units acquired by the founders with forgivable debt. Effective on the closing of our initial public offering in December 1997, such shares of outstanding Class A preferred stock automatically converted to common stock. Shares of the preferred stock which we received upon the conversion and all remaining authorized shares of preferred stock were restored to the status of authorized but unissued shares of capital stock, without designation as to class.

Preferred Stock

  On March 24, 1999, articles supplementary were filed to divide and classify 4,300,000 shares of our capital stock into shares of the Class B preferred stock. Additional preferred stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be determined by the Board of Directors. Additional preferred stock would be available for possible future financing of, or acquisitions by, NovaStar Financial and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of preferred stock could have the effect of making more difficult any attempt to gain control of NovaStar Financial by means of a merger, tender offer, proxy contest or otherwise. Additional preferred stock, if issued, could have a preference on dividend payments. This would affect our ability to make dividend distributions to the holders of our common stock or our Class B preferred stock.

  The rights and preferences of the Class B 7% Cumulative Convertible Preferred Stock, including the priority of cumulative dividends, conversion rights, liquidation preference, redemption options, voting rights and ranking, as set forth in articles supplementary are as follows:

  Dividends. The holders of Class B preferred stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share equal to the greater of (1) the base dividend of $0.1225 per quarter or (2) the cash dividends declared on the number of shares of common stock, or portion thereof, into which a share of preferred stock is convertible. Dividends are payable, with respect to each calendar quarter in arrears on the same basis as the common stock on the following January 10, May 10, August 10 and November 10 of each year, commencing May 10, 1999. Holders of preferred stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the preferred stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the preferred stock that may be in arrears. No dividends will be paid or set apart for payment on shares of common stock unless full cumulative dividends have been paid on the preferred stock.

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  Conversion. Holders of shares of preferred stock shall have the right to convert all or a portion of such shares into shares of common stock, at such holder's option, at any time, in whole or in part, into the number of fully paid and non-assessable shares of authorized but previously unissued shares of common stock per each share of preferred stock obtained by dividing the liquidation preference, excluding any accumulated, accrued and unpaid dividends, per share by the conversion price, by surrendering such shares to be converted; provided, however, that the right to convert shares of preferred stock called for redemption shall terminate at the close of business on the call date fixed for redemption, unless NovaStar Financial shall default in making payment of cash upon such redemption. Holders of shares of preferred stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date. Except as provided above, NovaStar Financial shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon such conversion. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of preferred stock shall have been surrendered and such notice received by NovaStar Financial. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of preferred stock so surrendered. The conversion price shall be adjusted from time to time if NovaStar:

  . shall after the issue date pay a dividend or make a distribution on its capital stock in shares of common stock, subdivide its outstanding common stock into a greater number of shares; combine its outstanding common stock into a smaller number of shares or issue any shares of capital stock by reclassification of its outstanding common stock;

  . shall issue after the issue date rights, options or warrants to all holders of common stock entitling them, for a period expiring within 45 days after the record date, to subscribe for or purchase common stock at a price per share less than the fair market value per share of the common stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants;

  . shall after the issue date make a distribution on its common stock other than in cash or shares of common stock, including any distribution in securities other than rights, options or warrants.

  No adjustment in the conversion price shall generally be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price.

  If NovaStar Financial shall be a party to any transaction, including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for all or a substantial portion of the shares of common stock outstanding, sale of all or substantially all of NovaStar Financial's assets or recapitalization of the common stock, in each case as a result of which shares of common stock shall be converted into the right to receive stock, securities or other property, including cash or any combination thereof, each share of preferred stock which is not converted into the right to receive stock, securities or other property in connection with such transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property, including cash or any combination thereof, receivable upon such consummation by a holder of that number of shares of common stock into which one share of preferred stock was convertible immediately prior to such transaction.

  There shall be no adjustment of the conversion price in case of the issuance of any capital stock of NovaStar Financial in a reorganization, acquisition or other similar transaction except as specifically set forth in this section. If NovaStar Financial shall take any action affecting the common stock, other than action described in this section, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of preferred stock, the conversion price for the preferred stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances. NovaStar Financial covenants that any shares of common stock issued upon conversion of the shares of preferred stock shall be validly issued,

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fully paid and nonassessable. NovaStar Financial shall use its best efforts to list the shares of common stock required to be delivered upon conversion of the shares of preferred stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of common stock are listed at the time of such delivery.

  Liquidation Preference. In the event of any liquidation, dissolution or winding up of NovaStar Financial, whether voluntary or involuntary, before any payment or distribution of NovaStar Financial, whether capital or surplus, shall be made to or set apart for the holders of junior stock, the holders of shares Class B Preferred Stock shall be entitled to receive $7.00 per share, plus an amount equal to all dividends, whether or not earned or declared, accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the preferred stock have been paid in full, plus an amount equal to all dividends, whether or not earned or declared, accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of NovaStar Financial. If, upon any liquidation, dissolution or winding up of NovaStar Financial, the assets of NovaStar Financial, or proceeds thereof, distributable among the holders of preferred stock and any class or series of parity stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of preferred stock and any such other parity stock ratably in the same proportion as the respective amounts that would be payable on such preferred stock and any such other parity stock if all amounts payable thereon were paid in full.

  Redemption at the Option of NovaStar Financial. Shares of Class B Preferred Stock shall not be redeemable by NovaStar Financial prior to March 31, 2002. The shares may be redeemed, in whole or in part, at the option of NovaStar Financial at any time on or after March 31, 2002 out of funds legally available therefor at a redemption price payable in cash equal to $7.00 per share, plus all accumulated, accrued and unpaid dividends as provided below. NovaStar Financial shall pay in cash all cumulative, accrued and unpaid dividends for all dividend periods ending prior to the dividend period in which the redemption occurs, plus the dividend, determined by reference to the base rate if the call date precedes the date on which the dividend on the common stock is declared for such dividend period, accrued from the beginning of the dividend period in which the redemption occurs and ending on the call date; provided, however, that if such call date is on or after the record date for such dividend period, each holder of preferred stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares prior to such dividend payment date. Except as provided above, NovaStar Financial shall make no payment or allowance for accumulated or accrued dividends on shares of preferred stock called for redemption or on the shares of common stock issued upon such redemption. The call date shall be selected by NovaStar Financial, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by NovaStar Financial.

  Stock To Be Retired. All shares of Class B Preferred Stock which shall have been issued and reacquired in any manner by NovaStar Financial shall be restored to the status of authorized, but unissued shares of common stock, par value $.01 per share. NovaStar Financial may also retire any unissued shares of preferred stock, and such shares shall then be restored to the status of authorized but unissued shares of common stock, par value $.01 per share.

  Ranking. Any class or series of capital stock of NovaStar Financial shall be deemed to rank:

  . prior or senior to the preferred stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of preferred stock;

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  . on a parity with the preferred stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the preferred stock, if the holders of such class of stock or series and the preferred stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other or parity stock; and

  . junior to the preferred stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be common stock or if the holders of preferred stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series or junior stock.

  Voting. Except as otherwise expressly required by applicable law or NovaStar Financial's Articles of Incorporation or as described below, the holders of the preferred stock will not be entitled to vote on any matter and will not be entitled to notice of any meeting of shareholders of NovaStar Financial. If at any time NovaStar Financial falls in arrears in the payment of dividends on the preferred stock in an aggregate amount equal to the full accrued dividends for six quarterly dividend periods, or upon failure of NovaStar Financial to maintain consolidated shareholders' equity, determined in accordance with generally accepted accounting principles and giving any effect to any adjustment for the net unrealized gain or loss on assets available for sale, of at least 150 % of the sum of (a) the aggregate issue price of the then outstanding preferred stock and (b) the aggregate original issue price of any then outstanding parity stock, as defined below, the number of NovaStar Financial's directors will be increased, if not already increased by reason of similar types of provisions with respect to any parity stock, by two and the holders of the preferred stock, together with holders of all classes of parity stock, voting together as a single class, will have the right to elect two directors to fill the positions created, and such right will continue until all dividends in arrears shall have been paid, or such shareholders' equity has been restored to at least 150% of the sum of (a) the aggregate issue price of the then outstanding preferred stock and (b) the aggregate original issue price of any then outstanding parity stock, as the case may be. If any other class of parity stock with which the preferred is entitled to vote as a single class is entitled to elect two directors as a result of a failure to maintain a specified level of consolidated shareholders' equity, then, when such entitlement to vote is triggered, the separate entitlement of the preferred stock to vote for directors described in this paragraph shall be suspended.

  For purposes of the foregoing provisions and all other voting rights, each share of preferred stock shall have one (1) vote per share, except that when any class or series of parity stock shall have the right to vote with the preferred stock as a single class on any matter, then the preferred stock and such other class or series shall have with respect to such matters one (1) vote per $7.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth in this prospectus, the preferred stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth in this prospectus, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Common Stock

  The following summary of the rights of the common stock is qualified in its entirety by reference to our charter. A copy of our charter has been filed with the SEC as an exhibit to the shelf registration statement of which this prospectus is a part.

  Voting. Each holder of common stock is entitled to one vote for each share of record on each matter submitted to a vote of holders of our capital stock. Our charter does not provide for cumulative voting. Accordingly, the holders of a majority of the outstanding shares of capital stock have the power to elect all directors to be elected each year.

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  We hold annual meetings of our stockholders. Special meetings may be called by any member of the Board of Directors, by the President or generally by stockholders holding at least 20% of the outstanding shares of capital stock entitled to be voted at the meeting. Our charter may be amended in accordance with Maryland law, subject to limitations set forth in the charter.

  Dividends; Liquidation; Other Rights. The holders of shares of our common stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds that are legally available, subject to the rights of the holders of the preferred stock or any other class or series of preferred stock that may be issued in the future. In the event of liquidation, dissolution or winding up of NovaStar Financial, the holders of our common stock will share ratably in all the assets of NovaStar Financial remaining after the payment of liabilities and after payment of the liquidation preference of any shares, classes or series of preferred stock that may be issued and outstanding. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of common stock. The common stock is nonassessable.

Registration Rights

  Each purchaser of units in our 1996 private placement is entitled to rights with respect to registration under the Securities Act. With respect to the shares of our common stock into which the shares of our Class A preferred stock have been converted, the 1996 warrants and the shares of underlying common stock, there is a registration rights agreement. In accordance with the 1996 registration rights agreement, we have filed with the Commission, within six months after the closing of our initial public offering, and then used our best efforts to effectuate, a shelf registration statement. We also agreed to use our best efforts to have the shares of common stock, upon the effectiveness of the initial public offering, and the 1996 warrants, upon the effectiveness of the shelf registration agreement, approved for quotation on the NYSE. We are required to keep the shelf registration statement effective until the sooner of three years or such time as, in the written opinion of our counsel, such registration is not required for the unrestricted resale of shares of common stock or warrants entitled to registration rights under the registration rights agreement. In addition, with respect to each investor who purchased 5% or more of the units sold in the private placement, a "5% purchaser", we have agreed to include with each registration statement we file that relates to a new issuance of common stock during the term of the registration rights agreement, shares of common stock of such 5% purchaser resulting from the conversion of the preferred stock or the exercise of warrants, subject to certain conditions. Such conditions provide, among other things, that the managing underwriter in any offering being so registered may determine that all of such shares of common stock proposed to be included in the offering cannot be sold. If this is the case, the number of such shares included will be reduced pro rata among such 5% purchasers proposing to participate according to the number of such shares proposed to be sold. Provided, however, that with respect to our first two public offerings of common stock exceeding a $50 million threshold, such purchasers will be entitled to participate pro rata in any amount that can be sold in excess of $50 million per offering. Following the end of the effectiveness of the shelf registration statement, each 5% purchaser shall have two demand registration rights, unless, in a written opinion of our counsel which is reasonably acceptable to such purchaser, such registration is not necessary for such 5% purchaser to sell its shares in the manner contemplated in compliance with applicable securities laws. If requested by any participating 5% purchaser, our management will conduct road shows to assist such 5% purchaser in selling its shares under either the shelf registration statement or the demand registrations.

  Our founders Messrs. Hartman and Anderson, as holders of the 144,444 shares of currently outstanding non-registered common stock, are entitled to rights with respect to registration under the Securities Act of such common stock. Under the terms of a founders registration rights agreement, such holders are entitled to include shares of our common stock held by such holders, subject to conditions and limitations, within any of our proposed registration statements under the Securities Act with respect to a firm commitment underwritten public offering of common stock, either for its own account or for the account of other security holders.


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  Our warrant agreements with First Union and GMAC/Residential Funding
Corporation contain anti-dilution protections and registration rights for warrantholders. We have also entered into a registration rights agreement for the benefit of the holders of the preferred stock. We have agreed to file a shelf registration statement with the SEC covering the warrants and the preferred stock. This prospectus is a part of that shelf registration statement.

Private Placement Purchase Terms Agreement

  According to a purchase terms agreement between NovaStar Financial and the placement agent in our private placement, we agreed to a number of provisions for the benefit of the purchasers of units. The purchase terms agreement included, among other covenants, the following:

  (1) financial reporting and information requirements prior to our initial public offering;

  (2) approval by a majority of independent directors of material increases in management compensation;

  (3) restrictions on affiliated transactions, excluding transactions with GE Capital Corporation and its affiliates;

  (4) prohibitions on entering unrelated lines of business, including, but not limited to, investments in commercial and multifamily mortgage and mortgage-backed securities or other REITs;

  (5) maintenance of key man life insurance on Messrs. Hartman and Anderson for five years;

  (6) maintenance of our status as a REIT;

  (7) changes in the capital allocation guidelines and hedge policies;

  (8) undertaking to carry out a liquidation of NovaStar Financial upon the vote of a majority of the stockholders recommending such action; and

  (9) prohibition on grants of stock options or other awards under our 1996 Stock Option Plan prior to our initial public offering other than those stock options described in "Management--Executive Compensation."

  Since our 1997 initial public offering or, in the case of clauses (4) and (5) above, for one year following our 1997 initial public offering, the provisions of clauses (2) through (7) above may be modified or waived by a majority of independent directors. During such one-year period, clauses (4) and (5) may be waived by a unanimous vote of the Board of Directors. Clauses (8) and (9) terminated upon the closing of our 1997 initial public offering.

Repurchase of Shares and Restriction on Transfer

  Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the Code are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, which is the "50%/5 stockholder test", and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

  In order that we may meet these requirements at all times, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of capital stock or in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock. For this purpose, the term "ownership" is defined in accordance with the REIT provisions of the Code and the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

  For purposes of the 50%/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust

                                      112
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proportionately to its stockholders, partners or beneficiaries. These Code provisions also attribute ownership of securities owned by family members and partners to other members of the same family. Further these Code provisions treat securities with respect to which a person has an option to purchase as actually owned by that person. Finally, the Code provisions set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions i.e., "reattribution". Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules. Accordingly, under some circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of our capital stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. We have greater than 100 shareholders of record.


  Under the constructive ownership provisions of Section 544 of the Code, a holder of a warrant will be treated as owning the number of shares of capital stock into which such warrant may be converted.

  Our charter further provides that if any transfer of shares of capital stock occurs which, if effective, would result in any person beneficially or constructively owning shares of capital stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of capital stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to the trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to our discovery that shares of common stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our Board of Directors, in their discretion, may waive these requirements on owning shares in excess of the ownership limitations.

  Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, e.g., in the case of a gift, devise or other such transaction, the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to NovaStar Financial, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust, or, in the case of a devise or gift, the market price at the time of such devise or gift and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to NovaStar Financial, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

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  The term "market price" on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price for such shares on such date. The "closing price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares. In either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

  Every owner of more than 5% or such lower percentage as required by the Code or the regulations promulgated thereunder of all classes or series of our stock, within 30 days after the end of each taxable year, is required to give us written notice stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

  Subject to some limitations, our Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, our Board of Directors may waive the ownership limitations for and at the request of purchasers in this offering or subsequent purchasers.

  The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of capital stock.

Indemnification

  Our charter obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that

  . the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was a result of active and deliberate dishonesty;

  . the director or officer actually received an improper personal benefit in money, property or services; or

  . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

  Maryland law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages, except to the extent

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that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision providing for elimination of the liability of our directors and officers to NovaStar Financial or our stockholders for money damages to the maximum extent permitted by Maryland law as amended or interpreted.

Business Acquisitions Statutes

  Under Maryland law, "business combinations", including a merger, consolidation, share exchange, or, in circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporations shares or an affiliate of the corporation which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, an "interested stockholder", or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution to the effect that the foregoing provisions of Maryland law shall not apply to any future business combination with any purchaser of units in the private placement, or an affiliate thereof, or to any other future business combination with NovaStar Financial. No assurance can be given that such provision will not be amended or eliminated at any point in the future with respect to business combinations not involving a purchaser of units.

Control Share Acquisitions

  Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  . one-tenth or more but less than one third;


  . one-third or more but less than a majority; or

  . a majority or more of all voting power.

  "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having owned stockholder approval. A "control share acquisition" means, subject to exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

  A person who has made or proposes to make a "control share acquisition," upon satisfaction of conditions including an undertaking to pay expenses, may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If

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voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the "control shares," except those for which voting rights have previously been approved, for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters rights do not apply in the context of "control share acquisitions."

  The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the articles of incorporation or bylaws of the corporation adopted prior to the acquisition of the shares. We have adopted a provision in our bylaws that exempts our shares of capital stock from application of the control share acquisition statute. No assurance can be given, however, that such bylaw provision may not be removed at any time by amendment of the bylaws.

Transfer Agent and Registrar

  We have appointed UMB Bank N.A. as transfer agent and registrar with respect to the common stock and the warrants.

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                            DESCRIPTION OF WARRANTS

  The warrants were issued pursuant to warrant agreements. The following summary of the warrant agreements is not complete and is qualified in its entirety by reference to the warrant agreements including the definitions therein of terms used below. A copy of each warrant agreement is filed with the SEC.

  On December 9, 1996, we entered into a warrant agreement with a warrant agent whereby 3,649,999 warrants were originally issued as part of the units, each unit consisting of one share of preferred stock and one warrant. An aggregate of 3,333,333 Units, each Unit consisting of one share of Class A Convertible Preferred Stock and one Stock Purchase Warrant were sold to approximately 180 accredited investors; and additional 216,666 Units were sold to the two founders of NovaStar Financial for forgivable notes. The warrants were represented by the preferred stock, which have an endorsement representing beneficial ownership of the related warrants on deposit with the warrant agent as custodian for the registered holders of the warrant. Prior to conversion, transfer of a share of preferred stock to which the related warrant has not been exercised constituted transfer of a holder's beneficial interest in the related warrant. Upon closing of our initial public offering, each share of preferred stock and the registered holder of the preferred stock received a stock certificate representing the common stock and a certificate from the warrant agent evidencing a separately transferable warrant. Warrants issued to the placement agent are evidenced by warrant certificates issued at that time. The warrants and the underlying common stock were previously registered under a shelf registration statement. Holders of the warrants had registration rights. Each warrant exercised entitled its holder to receive one share of our common stock at the exercise price. The warrants were originally issued at an exercise price of $15.00. These 1996 warrants expired on February 3, 2001.


  On February 12, 1999, we entered into a warrant agreement with First Union Corporation whereby we agreed to issue to First Union Corporation 350,000 warrants by two separate warrant certificates, one warrant certificate in the amount of 230,000 warrants and the other warrant certificate in the amount of 120,000 warrants, to purchase common stock at $6.9375 per share, the closing price on February 11, 1999, in exchange for 186,667 existing 1996 warrants at $15.00 per share. The registered holder of the warrant certificates may exercise, in whole or in part, but not as to a fractional share of common stock, the purchase rights represented by the warrant at any time prior to February 12, 2002.

  On March 10, 1999, we entered into a warrant agreement with GMAC/Residential Funding Corporation whereby we agreed to issue to GMAC/Residential Funding Corporation (1) a guaranty warrant to acquire 812,731 warrants for the purchase of our common stock at a price of $4.5625 per share, the closing price of the common stock on October 12, 1998 and (2) a tag along warrant to acquire 364,982 shares of our common stock at $15.00 per share, the price in effect on our December 9, 1996 warrants. The registered holder of the guaranty warrant may exercise, in whole or in part, but not as to a fractional share of common stock, the purchase rights represented by the warrant at any time prior to October 13, 2003. The tag along warrant expired on the expiration date of the 1996 warrants, which was February 3, 2001.


  The warrants will be deemed to be exercised when NovaStar Financial has received:

  . a completed exercise agreement, executed by the person exercising all or part of the purchase rights represented by the warrant;

  . the warrant;

  . if the warrant is not registered in the name of the purchaser, an assignment or assignments evidencing the assignment of the warrant to the purchaser; and

  . either (1) a check payable to the NovaStar Financial in an amount equal to the product of the exercise price multiplied by the number of shares of common stock being purchased upon such exercise, (2) the surrender to NovaStar Financial of debt or equity securities of NovaStar Financial or any of its wholly owned subsidiaries having a market price equal to the aggregate exercise price of the common stock being purchased upon such exercise, provided that the market price of any note or other debt security or

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   any preferred stock shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon or (3) a written notice to NovaStar Financial that the purchaser is exercising the warrant, or a portion thereof, by authorizing NovaStar Financial to withhold from issuance a number of shares of common stock issuable upon such exercise of the warrant which when multiplied by the market price of the common stock is equal to the aggregate exercise price and such withheld shares shall no longer be issuable under the warrant.

  NovaStar Financial will deliver certificates for shares of common stock purchased upon exercise of the warrant to the purchaser within three business days, or five business days in the case of warrants exercised under the First Union warrant agreement. Unless the warrant has expired or all of the purchase rights represented have been exercised, NovaStar Financial shall prepare a new warrant, representing the rights which have not been exercised and shall within such three or five day period deliver such new warrant to the person designated in the exercise agreement.

  The common stock issuable upon the exercise of the warrant shall be deemed to have been issued to the purchaser at the opening of business on the date on which the exercise time occurs, and the purchaser shall be deemed for all purposes to have become the record holder of such common stock at the exercise time. The issuance of certificates for shares of common stock upon exercise of the warrant shall be made without charge to the registered holder or the purchaser for any issuance tax or other cost incurred by NovaStar Financial in connection with exercise and the related issuance of shares of common stock.

  NovaStar Financial will at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of issuance upon the exercise of the warrants, the number of shares of common stock then issuable upon the exercise of all outstanding warrants. All shares of common stock which are so issuable shall, when issued upon payment of the exercise price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. NovaStar Financial shall take all actions as may be necessary to assure that all shares of common stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of common stock may be listed. NovaStar Financial shall not take any action which would cause the number of authorized but unissued shares of common stock to be less than the number of shares required to be reserved for issuance upon exercise of the warrants.

  No fractional shares will be issued upon exercise of the warrants. The holders of the warrants have no right to vote on matters submitted to our stockholders and no right to receive dividends. The holders of warrants not yet exercised are not entitled to share in the assets of NovaStar Financial in the event of our liquidation, dissolution or the winding up of our affairs. There are no statutory, or to the best of NovaStar's knowledge, contractual stockholder preemptive rights or rights of first refusal with respect to the issuance of the warrants or the issuance of the common stock upon exercise of the warrants or any other issuance of common stock.

  In order to prevent dilution of the rights granted under the guaranty warrant, the exercise price of the guaranty warrants will be subject to adjustment from time to time and the number of shares of common stock obtainable upon exercise of the guaranty warrant will be subject to adjustment from time to time. If and whenever on or after the date of issuance NovaStar Financial issues or sells, or is deemed to have issued or sold, any share of common stock for a consideration per share less than the greater of (1) $4.5625 and (2) the market price per share of such common stock, then immediately upon such issue or sale the exercise price shall be reduced to the exercise price determined by multiplying (A) the exercise price in effect immediately prior to such issue or sale by (B) a fraction, the numerator of which shall be the sum of (x) the number of shares of common stock deemed outstanding immediately prior to such issue or sale and (y) the number of shares that could be purchased at the base rate from the aggregate proceeds to NovaStar Financial from the issuance of such new shares of common stock, and the denominator of which shall be the number of shares of common stock deemed outstanding immediately after such issue or sale. Upon each adjustment of the exercise price, the

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number of shares of common stock acquirable upon exercise of the warrant shall be adjusted to the number of shares determined by multiplying the exercise price in effect immediately prior to the adjustment by the number of shares of common stock acquirable upon exercise of the warrant immediately prior to the adjustment and dividing the product thereof by the exercise price resulting from the adjustment.

  So long as they are outstanding, if NovaStar Financial reprices, adjusts or amends in any manner the warrants issued pursuant to the warrant agreement dated as of December 9, 1996 between NovaStar Financial and the holders of such warrants, NovaStar Financial shall offer to make an identical change to the tag along warrant.

  Pursuant to the warrant agreement with First Union the exercise price will be appropriately adjusted if we:

  . Pay a dividend or make a distribution on our common stock in shares of our common stock;

  . Subdivide our outstanding shares of our common stock into a greater number of shares;

  . Combine our outstanding shares of our common stock into a smaller number of shares;

  . Issue by reclassification of our common stock any shares of our capital stock; or

  . Issue shares of capital stock, as to the First Union warrants, at a price below the greater of (a) $6.9375 or (b) fair market value.


  In case of consolidations or mergers of NovaStar Financial, or our liquidation or the sale of all or substantially all of our assets to another corporation, each warrant will thereafter be deemed exercised for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto and into shares of our common stock, less the exercise price.

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                              PLAN OF DISTRIBUTION

  The offered preferred stock, the warrants and the underlying common stock subsequently acquired by the selling securityholders pursuant to the exercise of outstanding warrants or conversion of preferred stock, may be offered for sale from time to time by the selling securityholders named in this prospectus, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Under some circumstances, the selling securityholders and any broker-dealers that act in connection with the sale of such securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of offered common stock, warrants or underlying common stock is made, if required, a prospectus supplement will be distributed that will set forth the aggregate amount of such securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement and, if necessary, a post-effective amendment to the shelf registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of such securities.

  The underlying common stock offered hereby will be sold directly by us to the warrantholder at the exercise price of the warrants and pursuant to the terms and conditions of the warrant agreement governing the warrants, a copy of which has been filed as an exhibit to the shelf registration statement of which this prospectus is a part.

  To comply with the securities laws of different jurisdictions, the securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in different jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

  The holders of the securities covered by this prospectus have agreed not to effect any public sale or distribution of our securities in periods surrounding underwritten public offerings by NovaStar Financial.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby and legal matters will be passed upon by Tobin & Tobin, a professional corporation, San Francisco, California. Tax matters will be passed on by Jeffers, Shaff & Falk, LLP, Irvine, California.

                                    EXPERTS

  Our consolidated balance sheets as of December 31, 2000 and 1999 and our consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 have been included herein in reliance on the report of KPMG LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.



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                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

  . Our Annual Report on Form 10-K for the year ended December 31, 2000;


  . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
    and


  . Our Current Report on Form 8-K, filed January 3, 2001.


  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    NovaStar Financial, Inc.
    1901 West 47th Place, Suite 105
    Westwood, Kansas 66205
    (913) 514-3500

  You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

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                                    GLOSSARY

  As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

  "agency" means FNMA, FHLMC or GNMA.

  "agency certificates" means pass-through certificates guaranteed by FNMA, FHLMC or GNMA.

  "agency securities" means securities issued or guaranteed by FNMA, FHLMC or GNMA.

  "adjustable-rate mortgage" or "ARM" means a mortgage loan (including any mortgage loan underlying a mortgage security) that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

  "capital stock" means the shares of capital stock issuable by NovaStar Financial under its charter, and includes common stock and preferred stock.

  "collateralized mortgage obligations" or "CMOs" means adjustable or short-term fixed-rate debt obligations or bonds, that are collateralized by mortgage loans or pass-through certificates issued by private institutions or issued or guaranteed by GNMA, FNMA or FHLMC.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "conforming mortgage loans" means mortgage loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single family (one to four units) residences.

  "dividend equivalent rights" or "DERs" means an element of our 1996 stock option plan, which are granted together with certain stock options.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FHA" means the United States Federal Housing Administration.

  "FHLMC" means Freddie Mac, previously the Federal Home Loan Mortgage Corporation.

  "founders" means Scott F. Hartman and W. Lance Anderson.

  "FNMA" means Fannie Mae, previously the Federal National Mortgage
Association.

  "GAAP" means generally accepted accounting principles.

  "GNMA" means Ginnie Mae, previously the Government National Mortgage Association.

  "independent directors" means a director of NovaStar Financial who is not an officer or employee of NovaStar Financial or any affiliate (excluding GE Capital and its affiliates) or subsidiary of NovaStar Financial.

  "IPO" means NovaStar Financial's initial public offering, which closed on December 1, 1997.

  "incentive stock options" or "ISOs" means stock options granted under our 1996 stock option plan which meet the requirements of Section 422 of the Code.


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  "loan-to-value" or "LTV" ratio is the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

  "Maryland GCL" means the general corporation laws of the State of Maryland, the state in which NovaStar Financial, Inc. is incorporated.

  "mortgage assets" means (1) mortgage loans, and (2) mortgage securities, and
(3) other qualified REIT assets.

  "mortgage securities" means (1) pass-through certificates and (2) CMOs.

  "net interest spread" means the difference between the annual yield earned on interest-earning assets and the rate paid on borrowings.

  "NFI Holding" means NFI Holding Corporation, a subsidiary of NovaStar
Financial.


  "NovaStar Mortgage" means NovaStar Mortgage, Inc., a subsidiary of NFI
Holding.


  "non-qualified stock options" or "NQSOs", are an element of our 1996 Stock Option Plan, which are not treated as ISOs pursuant to Section 422 of the Code.

  "NYSE" means the New York Stock Exchange.

  "pass-through certificates" means securities (or interests therein) which are qualified REIT assets evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective undivided interests in the pool.

  "private placement" means NovaStar Financial's private placement of units which closed December 9, 1996. Each unit consisted of one share of convertible preferred stock and one warrant to purchase one share of common stock.

  "qualified hedge" means any interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into by NovaStar Financial in a transaction to reduce NovaStar Financial's interest rate risk with respect to indebtedness (including NovaStar Financial's reverse repurchase obligations) incurred or to be incurred by NovaStar Financial to acquire and carry mortgage assets or other real estate assets.

  "qualified REIT assets" means pass-through certificates, mortgage loans, agency certificates and other assets of the type described in Code Section 856(c)(6)(B).

  "real estate asset" means interests in real property, interests in mortgages on real property, and regular or residual interests in REMICs.

  "REIT" means real estate investment trust as defined under Section 856 of the Code.

  "REMIC" means real estate mortgage investment conduit as defined under
Section 860D of the Code.

  "reverse repurchase agreement" means a secured borrowing device evidenced by an agreement to sell securities or other assets to a third party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the interest on the borrowing.

  "SMMEA" means the Secondary Mortgage Market Enhancement Act of 1984.

  "Securities Act" means the Securities Act of 1933, as amended.

  "single family" means, with respect to mortgage loans, loans secured by one- to four-unit residential property.

  "tax-exempt entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh Plans, bank commingled trust funds for such plans, IRAs and other similar entities intended to be exempt from federal income taxation.

  "taxable income" means for any year the taxable income of NovaStar Financial for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.




  "VA" means the United States Department of Veterans Affairs.

                         INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
December 31, 2000
NOVASTAR FINANCIAL, INC.
Financial Statements:
  Consolidated Balance Sheets..............................................  F-2
  Consolidated Statements of Operations....................................  F-3
  Consolidated Statements of Stockholders' Equity..........................  F-4
  Consolidated Statements of Cash Flows....................................  F-5
  Notes to Consolidated Financial Statements...............................  F-6
Independent Auditors' Report............................................... F-24

                         NOVASTAR FINANCIAL, INC.


                        CONSOLIDATED BALANCE SHEETS


               (Dollars in thousands, except share amounts)



                                                              December 31,
                                                 March 31,  ------------------
                                                   2001       2000      1999
                                                ----------- --------  --------
                                                (unaudited)
Assets
  Cash and cash equivalents....................  $ 10,533   $  2,518  $  2,395
  Mortgage loans--held-in-portfolio............   332,766    375,927   620,406
  Mortgage loans--held-for-sale................    99,219        --        --
  Mortgage securities--available-for-sale......    76,207     46,650     6,775
  Advances to and investment in NFI Holding
   Corporation.................................       --      45,415    29,278
  Assets acquired through foreclosure..........    12,835     13,054    16,891
  Accrued interest receivable..................     8,187      9,151    12,452
  Other assets.................................    12,438      1,767     1,230
                                                 --------   --------  --------
      Total assets.............................  $552,185   $494,482  $689,427
                                                 ========   ========  ========
Liabilities and Stockholders' Equity
  Liabilities:
    Borrowings.................................  $411,455   $382,437  $586,868
    Accounts payable and other liabilities.....    23,043      3,601     1,873
    Dividends payable..........................       525        525       525
                                                 --------   --------  --------
      Total liabilities........................   435,023    386,563   589,266
  Commitments and contingencies
  Stockholders' equity:
    Capital stock, $0.01 par value, 50,000,000
     shares authorized:
     Class B, convertible preferred stock,
      4,285,714 shares issued and outstanding..        43         43        43
     Common stock, 5,716,316, 6,094,595 and
      7,460,523 shares issued and outstanding,
      respectively.............................        57         61        75
    Additional paid-in capital.................   137,325    141,997   147,587
    Accumulated deficit........................   (35,488)   (37,976)  (41,502)
    Accumulated other comprehensive income.....    16,583     10,168       242
    Notes receivable from founders.............    (1,358)    (6,374)   (6,284)
                                                 --------   --------  --------
      Total stockholders' equity...............   117,162    107,919   100,161
                                                 --------   --------  --------
      Total liabilities and stockholders'
       equity..................................  $552,185   $494,482  $689,427
                                                 ========   ========  ========


       See accompanying notes to consolidated financial statements.

                         NOVASTAR FINANCIAL, INC.


                   CONSOLIDATED STATEMENTS OF OPERATIONS


             (Dollars in thousands, except per share amounts)



                                        For the
                                     three months        For the year ended
                                    ended March 31,         December 31,
                                    ----------------  --------------------------
                                     2001     2000     2000     1999      1998
                                    -------  -------  -------  -------  --------
                                      (unaudited)
Interest income on mortgage
 loans............................  $12,740  $12,812  $44,676  $66,324  $ 76,751
Interest expense on mortgage
 loans............................    8,036    9,636   33,964   46,758    58,174
                                    -------  -------  -------  -------  --------
Net interest income...............    4,704    3,176   10,712   19,566    18,577
Prepayment penalty income.........      250      489    1,776    3,143     1,985
Provision for credit losses.......     (519)  (1,579)  (5,449) (22,078)   (7,430)
Premiums for mortgage loan
 insurance........................     (437)    (365)  (1,272)  (1,731)     (744)
Loan servicing fees paid to NFI
 Holding Corporation..............      --      (696)  (2,502)  (3,886)   (3,803)
                                    -------  -------  -------  -------  --------
Net loan portfolio income (loss)..    3,998    1,025    3,265   (4,986)    8,585
Interest income on mortgage-backed
 securities.......................    1,350      266    2,951      389    23,996
Interest expense on mortgage-
 backed securities................      480       62      732      --     22,620
                                    -------  -------  -------  -------  --------
Net interest income on mortgage-
 backed securities................      870      204    2,219      389     1,376
Net fees for other services
 provided to (by) NFI Holding
 Corporation......................      --        (3)   2,481     (145)   (2,683)
Loan servicing fee income (fees)..    6,204      --       --       --        --
Gain (loss) on sales of mortgage
 assets...........................    5,023      --      (826)     351   (14,962)
Loss on termination of interest
 rate agreements..................                                        (7,977)
Other income (loss)...............      447       (2)     381      801     1,203
Equity in net income (loss) of NFI
 Holding Corporation..............      --       699    1,123       88    (2,984)
General and administrative
 expenses:
  Compensation and benefits.......    6,685      384    1,485    1,804     1,785
  Travel and public relations.....    1,897      --       --       --        --
  Office administration...........    1,790      171      751      804       903
  Loan expense....................      519      --       --       --        --
  Professional and outside
   services.......................      414      130      690      801     1,117
  Other...........................      518       26       91      181       574
                                    -------  -------  -------  -------  --------
   Total general and
    administrative expenses.......   11,823      711    3,017    3,590     4,379
                                    -------  -------  -------  -------  --------
Income (loss) before cumulative
 effect of a change in accounting
 principle........................    4,719    1,212    5,626   (7,092)  (21,821)
                                    -------  -------  -------  -------  --------
Cumulative effect of a change in
 accounting principle.............   (1,706)     --       --       --        --
                                    -------  -------  -------  -------  --------
Net income (loss).................    3,013    1,212    5,626   (7,092)  (21,821)
                                    -------  -------  -------  -------  --------
Dividends on preferred shares.....     (525)    (525)  (2,100)  (1,606)      --
                                    -------  -------  -------  -------  --------
Net income (loss) available to
 common shareholders..............  $ 2,488  $   687  $ 3,526  $(8,698) $(21,821)
                                    =======  =======  =======  =======  ========
Earnings (loss) per share:
  Basic earnings per share--before
   cumulative effect of a change
   in accounting principle........  $  0.47  $  0.09  $  0.51  $ (1.08) $  (2.71)
                                    =======  =======  =======  =======  ========
  Diluted earnings per share--
   before cumulative effect of a
   change in accounting
   principle......................  $  0.47  $  0.09  $  0.51  $ (1.08) $  (2.71)
                                    =======  =======  =======  =======  ========
  Basic earnings per share due to
   cumulative effect of a change
   in accounting principle........  $ (0.17) $   --   $   --   $   --   $    --
                                    =======  =======  =======  =======  ========
  Diluted earnings per share due
   to cumulative effect of a
   change in accounting
   principle......................  $ (0.17) $   --   $   --   $   --   $    --
                                    =======  =======  =======  =======  ========
  Basic earnings per share........  $  0.30  $  0.09  $  0.51  $ (1.08) $  (2.71)
                                    =======  =======  =======  =======  ========
  Diluted earnings per share......  $  0.30  $  0.09  $  0.50  $ (1.08) $  (2.71)
                                    =======  =======  =======  =======  ========
  Weighted average basic shares
   outstanding....................   10,008    7,342    6,851    8,032     8,057
                                    =======  =======  =======  =======  ========
  Weighted average diluted shares
   outstanding....................   10,162    7,352   11,143    8,032     8,057
                                    =======  =======  =======  =======  ========


       See accompanying notes to consolidated financial statements.

                         NOVASTAR FINANCIAL, INC.


             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


               (Dollars in thousands, except share amounts)



                                                                     Accumulated    Notes
                          Convertible        Additional                 Other     Receivable     Total
                           Preferred  Common  Paid-in   Accumulated Comprehensive    from    Stockholders'
                             Stock    Stock   Capital     Deficit      Income      Founders     Equity
                          ----------- ------ ---------- ----------- ------------- ---------- -------------
Balance, January 1,
1998....................      $--      $ 78   $117,201   $ (2,859)     $ 4,353     $(3,047)    $115,726
Initial public offering
of common stock issuance
costs...................       --        --        (88)       --           --          --           (88)
Exercise of stock
options and warrants....       --         3      5,184        --           --       (4,340)         847
Issuance of additional
notes receivable from
founders................       --        --        --         --           --          (80)         (80)
Interest accrued on
notes receivable from
founders, net of
payments................       --        --        --         --           --         (260)        (260)
Change in fair value of
restricted stock awards
underlying forgivable
notes...................       --        --     (1,390)       --           --        1,390          --
Dividends on common
stock ($1.00 per
share)..................       --        --        --      (8,124)         --          --        (8,124)
                              ---      ----   --------   --------      -------     -------     --------
Comprehensive loss:
 Net loss...............       --        --        --     (21,821)         --          --       (21,821)
 Other comprehensive
 loss--change in
 unrealized gain (loss)
 on available-for-sale
 securities.............       --        --        --         --        (4,353)        --        (4,353)
 Total comprehensive
 loss...................       --        --        --     (21,821)      (4,353)        --       (26,174)
                              ---      ----   --------   --------      -------     -------     --------
Balance, December 31,
1998....................                 81    120,907    (32,804)         --       (6,337)      81,847
Proceeds from preferred
stock issuance, net of
costs of $1,323.........      $43        --     28,635        --           --          --        28,678
Exercise of stock
options and warrants....       --        --          8        --           --          --             8
Issuance of additional
notes receivable from
founders................       --        --        --         --           --          (70)         (70)
Warrants issued.........       --        --        350        --           --          --           350
Common stock
repurchased, 673,400
shares..................       --        (6)    (1,871)       --           --          --        (1,877)
Interest accrued on
notes receivable from
founders, net of
payments................       --        --        --         --           --         (319)        (319)
Change in fair value of
restricted stock awards
underlying forgivable
notes...................       --        --       (442)       --           --          442          --
Dividends on preferred
stock ($0.37 per
share)..................       --        --        --      (1,606)         --          --        (1,606)
                              ---      ----   --------   --------      -------     -------     --------
Comprehensive income
(loss):
 Net loss...............       --        --        --      (7,092)         --          --        (7,092)
 Other comprehensive
 loss--change in
 unrealized gain (loss)
 on available-for-sale
 securities.............       --        --        --         --           242         --           242
                              ---      ----   --------   --------      -------     -------     --------
 Total comprehensive
 income (loss)..........       --        --        --      (7,092)         242         --        (6,850)
                              ---      ----   --------   --------      -------     -------     --------
Balance, December 31,
1999....................       43        75    147,587    (41,502)         242      (6,284)     100,161
                              ===      ====   ========   ========      =======     =======     ========
Exercise of stock
options and warrants....       --        --         24        --           --          --            24
Common stock
repurchased, 1,376,766
shares..................       --       (14)    (5,704)       --           --          --        (5,718)
Change in fair value of
restricted stock awards
underlying forgivable
notes...................       --        --         90        --           --          (90)         --
Dividends on preferred
stock ($0.49 per
share)..................       --        --        --      (2,100)         --          --        (2,100)
                              ---      ----   --------   --------      -------     -------     --------
Comprehensive income:
 Net income.............       --        --        --       5,626          --          --         5,626
 Other comprehensive
 income--change in
 unrealized gain on
 available-for-sale
 securities.............       --        --        --         --         9,926         --         9,926
                              ---      ----   --------   --------      -------     -------     --------
 Total comprehensive
 income.................       --        --        --       5,626        9,926         --        15,552
                              ---      ----   --------   --------      -------     -------     --------
Balance, December 31,
2000....................      $43      $ 61   $141,997   $(37,976)     $10,168     $(6,374)    $107,919
                              ===      ====   ========   ========      =======     =======     ========
Payment of founders'
notes (unaudited).......       --        --        --         --           --          676          676
Common stock
repurchased, 378,279
shares (unaudited)......       --        (4)    (4,672)       --           --        4,340         (336)
Dividends on preferred
stock ($0.49 per share)
(unaudited).............       --        --        --        (525)         --          --          (525)
                              ---      ----   --------   --------      -------     -------     --------
Comprehensive income:
 Net income
 (unaudited)............       --        --        --       3,013          --          --         3,013
 Other comprehensive
 income--change in
 unrealized gain on
 available-for-sale
 securities
 (unaudited)............       --        --        --         --         6,415         --         6,415
                              ---      ----   --------   --------      -------     -------     --------
 Total comprehensive
 income (unaudited).....       --        --        --       3,013        6,415         --         9,428
                              ---      ----   --------   --------      -------     -------     --------
Balance, March 31, 2001
(unaudited).............      $43      $ 57   $137,325   $(35,488)     $16,583     $(1,358)    $117,162
                              ===      ====   ========   ========      =======     =======     ========


       See accompanying notes to consolidated financial statements.

                         NOVASTAR FINANCIAL, INC.


                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                              (In thousands)



                         For the three months
                           ended March 31,      For the year ended December 31,
                         ---------------------- ----------------------------------
                            2001       2000        2000        1999        1998
                         ----------  ---------- ----------  ----------  ----------
                             (unaudited)
Cash flow from
 operating activities:
Net income (loss)......  $    3,013  $   1,212  $    5,626  $   (7,092) $  (21,821)
Adjustments to
 reconcile net income
 (loss) to cash
 provided by operating
 activities:
 Amortization of
  premiums on mortgage
  assets...............         913      1,419       4,944       8,088       7,620
 Amortization of
  deferred debt costs..         298        292       1,141       2,271       4,562
 Forgiveness of debt...          35        --          --          --          --
 Provision for credit
  losses...............         519      1,579       5,449      22,078       7,430
 Equity in net loss
  (income) of NFI
  Holding Corporation..         --        (699)     (1,123)        (88)      2,984
 Mortgage loan
  repayments--
  available-for-sale...       2,462        --          --          --          --
 Mortgage loan
  originations.........    (245,155)       --          --          --          --
 Proceeds from sale of
  loans in
  securitizations......     191,260        --          --          --          --
 Proceeds from sale of
  loans outright.......      10,917        --          --          --          --
 Losses (gains) on
  sales of mortgage
  assets...............      (5,023)        92         826        (351)     14,962
 Loss on terminations
  of interest rate
  agreements...........         --         --          --          --        7,977
 Change in:
  Accrued interest
   receivable..........       1,125        592       3,301       5,156      (6,807)
  Other assets.........         490        460        (814)         73      (1,638)
  Other liabilities
   (used)..............      10,046        644       1,869        (300)     (9,219)
                         ----------  ---------  ----------  ----------  ----------
   Net cash provided by
    operating
    activities.........     (29,100)     5,591      21,219      29,835       6,050
Cash flow from
 investing activities:
 Mortgage loans
  purchased from
  NovaStar Mortgage,
  Inc..................         --         --          --          --     (556,158)
 Mortgage loans sold to
  others...............         --         --          --        4,932       8,307
 Mortgage loan
  repayments--held-in-
  portfolio............      32,399     59,770     201,880     260,109     161,237
 Cash received in
  purchase
  acquisition..........       1,242        --          --          --          --
 Proceeds from sales of
  assets acquired
  through foreclosure..       8,692      6,592      35,263      24,228       6,815
 Proceeds from sales of
  available-for-sale
  securities...........         --         --          --          --      705,906
 Proceeds from paydowns
  on available-for-sale
  securities...........       3,557        661       3,653         882     165,233
 Investment in NFI
  Holding Corporation..         --         --          --       (7,000)       (990)
 Net change in advances
  to NFI Holding
  Corporation..........         --      (4,936)    (48,526)     (8,127)   (390,919)
                         ----------  ---------  ----------  ----------  ----------
   Net cash provided by
    investing
    activities.........      45,890     62,087     192,270     275,024      99,431
Cash flow from
 financing activities:
 Proceeds from issuance
  of asset-backed
  bonds................         --         --          --          --      665,000
 Payments on asset-
  backed bonds.........     (39,546)   (66,265)   (230,572)   (307,318)   (179,851)
 Debt issuance costs
  paid on asset-backed
  bonds................         --         --          --          --       (2,821)
 Change in short-term
  borrowings...........      31,366        --       25,000     (18,029)   (581,693)
 Proceeds from issuance
  of capital stock and
  exercise of equity
  instruments, net of
  offering costs.......         --          14          24      28,686         (54)
 Common stock
  repurchases..........         (70)      (952)     (5,718)     (1,877)        --
 Dividends paid on
  preferred stock......        (525)      (525)     (2,100)     (1,081)        --
 Dividends paid on
  common stock.........         --         --          --       (2,845)     (6,062)
                         ----------  ---------  ----------  ----------  ----------
   Net cash used in
    financing
    activities.........      (8,775)   (67,728)   (213,366)   (302,464)   (105,481)
                         ----------  ---------  ----------  ----------  ----------
Net increase in cash
 and cash equivalents..       8,015        (50)        123       2,395         --
Cash and cash
 equivalents, beginning
 of year...............       2,518      2,395       2,395         --          --
                         ----------  ---------  ----------  ----------  ----------
Cash and cash
 equivalents, end of
 year..................  $   10,533  $   2,345  $    2,518  $    2,395  $      --
                         ==========  =========  ==========  ==========  ==========

                         NOVASTAR FINANCIAL, INC.

                              (In thousands)



                         For the three months
                            ended March 31,     For the Year Ended December 31,
                         --------------------------------------------------------
                            2001        2000       2000       1999       1998
                         -----------  --------------------  ---------------------
                              (unaudited)
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest.............. $     8,529  $   9,801 $   34,610  $  48,397 $    80,604
                         ===========  ========= ==========  ========= ===========
 Purchases of available-
  for-sale securities... $   (25,108) $     --  $  (33,371) $     --  $  (375,051)
                         ===========  ========= ==========  ========= ===========
 Note received in
  exchange for options
  exercised by
  founders.............. $       --   $     --  $      --   $     --  $     4,591
                         ===========  ========= ==========  ========= ===========
 Issuance of warrants... $       --   $     --  $      --   $     350 $       813
                         ===========  ========= ==========  ========= ===========
 Dividends payable...... $       525  $     525 $      525  $     525 $     2,845
                         ===========  ========= ==========  ========= ===========
 Assets acquired through
  foreclosure........... $     7,764  $   6,935 $   34,596  $  30,966 $    17,242
                         ===========  ========= ==========  ========= ===========
 Non-cash activities
  related to purchase of
  NFI Holding
  Corporation:
  Operating activities:
    Increase in real
     estate owned....... $      (892) $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========
    Increase in other
     assets............. $   (11,132) $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========
    Decrease in other
     liabilities........ $     9,422  $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========
  Investing activities:
    Cash received in
     purchase........... $      (872) $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========
    Increase in mortgage
     loans.............. $   (81,733) $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========
    Decrease in
     investment
     in/advances to NFI
     Holding
     Corporation........ $    48,307  $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========
  Financing activities:
    Increase in
     borrowings......... $    36,900  $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========
    Decrease in
     founders' notes
     receivable......... $      (370) $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========
  Non-cash financing
   activities related
   to founders' notes
   receivable:
    Decrease in
     founders' notes
     receivable......... $    (4,611) $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========
    Increase in
     additional paid-in
     capital............ $     4,611  $     --  $      --   $     --  $       --
                         ===========  ========= ==========  ========= ===========


       See accompanying notes to consolidated financial statements.

                         NOVASTAR FINANCIAL, INC.


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                             December 31, 2000


Note 1. Summary of Significant Accounting Policies


  NovaStar Financial, Inc. (the Company) is a Maryland corporation formed on September 13, 1996. The Company manages a portfolio of mortgage assets primarily consisting of non-conforming mortgage loans.


  Financial Statement Presentation The Company's financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and prevailing practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. The Company uses estimates and employs the judgements of management in determining the amount of its allowance for credit losses, amortizing premiums or accreting discounts on its mortgage assets, and establishing the fair value of its mortgage securities. While the financial statements and footnotes reflect the best estimates and judgments of management at the time, actual results could differ from those estimates. For example, it is possible that credit losses or prepayments could rise to levels that would adversely affect profitability if those levels were sustained for more than brief periods.


  The Company owns 100% of the common stock of three special purpose entities-- NovaStar Assets Corporation, NovaStar Mortgage Funding Corporation and NovaStar Certificates Financing Corporation. The Company formed these entities in connection with the issuance of asset-backed bonds. The consolidated financial statements of the Company include the accounts of these entities. Significant intercompany accounts and transactions have been eliminated during consolidation.


  The Company also owns 100% of the nonvoting preferred stock of NFI Holding Corporation, for which it receives 99% of any dividends paid by NFI Holding Corporation. The founders of the Company own 100% of the common stock of NFI Holding Corporation and serve as officers and directors of NFI Holding Corporation and its subsidiaries. The Company accounts for its investment in NFI Holding Corporation using the equity method. The preferred stock was purchased in February 1997 for $1,980,000 and the Company contributed $7,000,000 and $990,000 of capital to NFI Holding Corporation during 1999 and 1998, respectively. As discussed in Note 15, the common stock of NFI Holding Corporation was acquired by the Company subsequent to December 31, 2000.


  NFI Holding Corporation owns 100% of the outstanding common stock of NovaStar Mortgage, Inc. NovaStar Mortgage originated a substantial portion of the non-conforming residential mortgage loans owned by the Company and services all of the loans owned by the Company.


  Unaudited consolidated financial statements as of and for the periods ended March 31, 2001 and 2000 The consolidated financial statements as of and for the periods ended March 31, 2001 and 2000 are unaudited. In the opinion of management, all necessary adjustments have been made, which were of a normal and recurring nature, for a fair presentation of the balance sheets and results of operations. The consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of NovaStar Financial and the notes thereto, included in this prospectus.


  Cash and Cash Equivalents The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents.


  Mortgage Loans Mortgage loans include loans acquired from NovaStar Mortgage and in bulk pools from other originators and securities dealers. Mortgage loans are generally purchased at a premium over the

                         NOVASTAR FINANCIAL, INC.

outstanding principal balance and are stated at amortized cost. Premiums are amortized and discounts accreted as yield adjustments over the estimated lives of the loans using a method that approximates the interest method. Amortization includes the effect of prepayments.


  Interest is recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. The accrual of interest on loans is discontinued when, in management's opinion, the interest is not collectible in the normal course of business, but in no case beyond when a loan becomes ninety days delinquent. Interest collected on non-accrual loans is recognized as income upon receipt.


  The Company maintains an allowance for credit losses inherent in the portfolio at the balance sheet date. The allowance is based upon the assessment by management of various factors affecting its mortgage loan portfolio, including current and projected economic conditions, the makeup of the portfolio based on credit grade, loan-to-value, delinquency status, Company purchased mortgage insurance and other factors deemed to warrant consideration. The allowance is maintained through ongoing provisions charged to operating income and is reduced by loans that are charged off.


  Mortgage Securities The Company classifies all of its mortgage securities as available-for-sale and, therefore, reports them at their estimated fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Premiums are amortized and discounts are accreted as yield adjustments over the estimated lives of the securities using the interest method. Amortization includes the effect of prepayments. Gains or losses on sales of securities are recognized using the specific identification method.


  Assets Acquired Through Foreclosure Real estate owned, which consists of residential real estate acquired in satisfaction of loans, is carried at the lower of cost or estimated fair value less estimated selling costs. Adjustments to the loan carrying value required at time of foreclosure are charged against the allowance for credit losses. Losses or gains from the ultimate disposition of real estate owned are charged or credited to operating income.


  Transfers of Assets The Company uses the financial components approach when accounting for transfers of mortgage loans in repurchase and securitization transactions. When the Company retains control over the loans, repurchase and securitization transactions are accounted for as secured borrowings rather than as sales. The borrowings under repurchase agreements and asset-backed bonds included in the accompanying consolidated balance sheets represent the remaining principal amount of funds received in the transfer.


  Retained Interests in Securitizations The Company typically purchases retained interests in securitizations of residential mortgage loans offered by its affiliate, NovaStar Mortgage, Inc. To determine the fair value of these retained interests, the Company generally estimates fair value based on the present value of future expected cash flows estimated using management's best estimate of the key assumptions--credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.


  Stock-based Compensation Compensation expense for services the Company receives as consideration for stock issued through its employee stock option plans is measured by the quoted market price of the stock at the measurement date less the amount, if any, that the employee is required to pay.


  Income Taxes The Company intends to operate and qualify as a Real Estate Investment Trust (REIT) under the requirements of the Internal Revenue Code. Therefore, the Company, and its qualified REIT subsidiaries, will generally not be subject to federal income taxes at the corporate level on taxable income distributed to stockholders. Requirements for qualification as a REIT include various restrictions on common stock ownership and the nature of assets and sources of income. In addition, a REIT must distribute at least

                         NOVASTAR FINANCIAL, INC.

95% of its annual taxable income to its stockholders. As a result of a change in IRS Tax Code, beginning January 1, 2001, the Company will be required to distribute 90% of its annual taxable income to its stockholders in order to retain its REIT status. If in any tax year, the Company does not qualify as a REIT, it will be taxed as a corporation and distributions to stockholders will not be deductible in computing taxable income. If the Company fails to qualify as a REIT in any tax year, it will not be permitted to qualify for the succeeding four years. The most significant difference between earnings as presented herein and taxable income relates to provisions made to the allowance for credit losses, which are not deductible for income tax purposes. NFI Holding Corporation has not elected REIT-status and files a consolidated federal income tax return with its subsidiaries.


  Net Income (Loss) Per Share Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is calculated assuming all options and warrants on the Company's common stock have been exercised and the convertible preferred stock is converted, unless the exercise would be anti-dilutive.


  Financial Instruments with Off-balance-sheet Risk The Company has entered into interest rate swap and cap agreements designed to, in effect, alter the interest rates on its funding costs to more closely match the yield on interest-earning assets. Net income earned from or expense incurred on interest rate swap and cap agreements is accounted for on the accrual method and is recorded as an adjustment of interest expense. The gain or loss on early termination, sale or disposition of an interest rate swap or cap agreement is recognized in current earnings if the matched funding source is also extinguished. If the matched funding source is not extinguished, the unrealized gain or loss on the related interest rate swap or cap agreement is deferred and amortized as a component of interest expense over the remaining term of the matched funding source. Unmatched swap or cap agreements are recorded at fair value with changes in the unrealized gains or losses recorded in current earnings.


  New Accounting Pronouncements During 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". As amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133," SFAS No. 133 standardizes the accounting for derivative instruments, including certain instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative instrument either as a cash flow hedge, a fair value hedge or a hedge of foreign currency exposure. Generally, SFAS No. 133 requires derivative instruments to be recorded at their fair value with hedge ineffectiveness recognized in earnings.


  Management has reviewed all financial instruments of NovaStar Financial and has determined that NovaStar Financial's interest rate cap agreements are derivative instruments as defined by SFAS No. 133. These derivatives are used to hedge the interest rate risk on variable rate debt and will be accounted for as cash flow hedges under SFAS No. 133. The Company adopted SFAS 133 on January 1, 2001 and the transition adjustment is discussed in Note 5.


  During September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125". Although SFAS No. 140 revises many of the rules regarding securitizations, it continues to require an entity to recognize

                         NOVASTAR FINANCIAL, INC.

the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is effective for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. Disclosure about securitizations and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. Implementation of the recognition and classification portion of SFAS No. 140 had no impact on the financial statements of the Company. Accounting for future transfers of assets will be evaluated based on the terms of individual transactions.


  During 1999, the FASB issued EITF No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." Effective the second quarter of 2001, EITF No. 99-20 provides guidance on the recognition of interest income from, and measurement of retained beneficial interests. Management does not believe the implementation of EITF No. 99-20 will have a material effect on the Company's consolidated financial statements.


  Reclassifications Certain reclassifications of prior year amounts have been made to conform to current year presentation.


Note 2. Mortgage Loans


  Mortgage loans, all of which are secured by residential properties, consisted of the following as of December 31 (in thousands).



                                                               2000      1999
                                                             --------  --------
   Outstanding principal.................................... $375,872  $618,822
   Net unamortized premium..................................    7,745    12,689
                                                             --------  --------
   Amortized cost...........................................  383,617   631,511
   Allowance for credit losses..............................   (7,690)  (11,105)
                                                             --------  --------
                                                             $375,927  $620,406
                                                             ========  ========


  Activity in the allowance for credit losses is as follows for the three years ended December 31, 2000 (in thousands)



                                                      2000      1999     1998
                                                     -------  --------  -------
   Balance, January 1............................... $11,105  $  3,573  $ 2,313
   Provision for credit losses......................   5,449    22,078    7,430
   Amounts charged off, net of recoveries...........  (8,864)  (14,546)  (6,170)
                                                     -------  --------  -------
   Balance, December 31............................. $ 7,690  $ 11,105  $ 3,573
                                                     =======  ========  =======


  Recoveries for the three years ended December 31, 2000 were insignificant.


  All mortgage loans serve as collateral for borrowing arrangements discussed in Note 4. The weighted-average interest rate on loans as of December 31, 2000 and 1999 was 11.02% and 10.30%, respectively.


  Collateral for 16%, 15% and 6% of the mortgage loans outstanding as of December 31, 2000 was located in Florida, California and Washington, respectively. The Company has no other significant concentration of credit risk.

Note 3. Mortgage Securities--available-for-sale


  As of December 31, 2000, available-for-sale mortgage securities consisted of the Company's investment in the subordinated and interest-only bond portions of NovaStar Mortgage Funding Trust, Series 2000-2, 2000-1, and 1999-1 (NMFT 2000-2, 2000-1, and 1999-1) which were issued by NovaStar Mortgage as Real Estate Mortgage Investment Conduits. The primary (A-class) bonds were sold to parties independent of the Company and its affiliates. The Company purchased the subordinated and interest-only bonds from NovaStar Mortgage. No active trading market for the purchase and sale of the retained securities exists. Therefore, management estimates their value by discounting the expected future cash flow of the collateral and bonds.


  As of December 31, 2000, key economic assumptions and the sensitivity of the current fair value of retained interests owned by the Company to immediate adverse changes in those assumptions are as follows (dollars in thousands):


                                               NMFT     NMFT     NMFT
                                              2000-2   2000-1   1999-1   Total
                                              -------  -------  ------  -------
Carrying amount/fair value of retained
 interests................................... $24,800  $14,950  $6,900  $46,650
Weighted-average life (in years).............    2.47     2.49    2.46
Prepayment speed assumption (annual rate)....      32%      32%     32%
  Fair value after a 10% adverse change...... $24,000  $14,475  $6,675  $45,150
  Fair value after a 20% adverse change......  23,320   14,040   6,470   43,830
Expected credit losses (annual rate).........    1.02%    1.07%   2.48%
  Fair value after a 10% adverse change...... $24,765  $14,850  $6,740  $46,355
  Fair value after a 20% adverse change......  24,550   14,700   6,500   45,750
Residual cash flows discount rate (annual)...      15%    14.8%   16.5%
  Fair value after a 200 basis point adverse
   change.................................... $24,656  $14,770  $6,810  $46,236
  Fair value after a 400 basis point adverse
   change....................................  24,170   14,540   6,695   45,405
Interest rates on variable and adjustable     Forward one-month LIBOR yield
 contracts                                    curve plus contracted spread
  Fair value after a 50 basis point adverse
   change.................................... $22,735  $13,750  $6,935  $43,420
  Fair value after a 100 basis point adverse
   change....................................  19,570   12,700   6,925   39,195


  These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.


  Actual and projected static pool credit losses in retained interests are as follows:



                                                            NMFT   NMFT   NMFT
                                                            2000-  2000-  1999-
Credit Losses (%)                                             2      1      1
-----------------                                           -----  -----  -----
Projected as of December 31, 2002.......................... 0.24%  0.30%  2.12%
Projected as of December 31, 2001.......................... 0.03%  0.13%  1.79%
Actual as of December 31, 2000.............................  --     --    0.94%


  Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets.

  The table below presents quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them (in thousands):



                                    December 31,
                        ------------------------------------
                                         Principal Amount of Net Credit Losses
                        Total Principal   Loans 30 Days or    During the Year
                        Amount of Loans     More Past Due    Ended December 31
                        ---------------- ------------------- ------------------
                          2000    1999     2000      1999      2000      1999
                        -------- ------- --------- --------- --------- --------
NMFT 2000-2............ $333,865     --  $   3,401 $     --  $     --  $    --
NMFT 2000-1............  216,216     --     11,719       --        --       --
NMFT 1999-1............  103,968 143,328    14,371    14,496     1,184      --


Note 4. Borrowings


  Asset-backed Bonds (ABB) The Company also issued ABB secured by its mortgage loans as a means for long-term financing. For financial reporting and tax purposes, the mortgage loans held as collateral are recorded as assets of the Company and the ABB are recorded as debt. Interest and principal on each ABB is payable only from principal and interest on the underlying mortgage loans collateralizing the ABB. Interest rates reset monthly and are indexed to one-month LIBOR. The estimated weighted-average months to maturity is based on estimates and assumptions made by management. The actual maturity may differ from expectations. However, the Company retains the option to repay the ABB, and reacquire the mortgage loans, when the remaining unpaid principal balance of the underlying mortgage loans falls below 35% of their original amounts for issue 1997-1 and 25% on 1997-2, 1998-1 and 1998-2. Following is a summary of outstanding ABB and related loans (dollars in thousands):



                                Asset-backed Bonds         Mortgage Loans
                                ------------------- ----------------------------
                                                                       Estimated
                                                                       Weighted
                                                    Remaining Weighted  Average
                                Remaining  Interest Principal Average  Months to
                                Principal    Rate      (A)     Coupon    Call
                                ---------  -------- --------- -------- ---------
As of December 31, 2000:
NovaStar Home Equity Series:
  Issue 1997-1................. $ 48,121     7.13%   $52,910   11.80%     --
  Issue 1997-2.................   51,114     6.91     55,736   11.55        1
  Issue 1998-1.................  105,780     6.92    117,121   11.03       11
  Issue 1998-2.................  153,508     6.86    163,039   10.57       23
  Unamortized debt issuance
   costs, net..................   (1,086)
                                --------
                                $357,437
                                ========
As of December 31, 1999:
NovaStar Home Equity Series:
  Issue 1997-1................. $ 75,580     6.94%   $87,534   11.04%     --
  Issue 1997-2.................   95,053     6.72    104,851   10.90       13
  Issue 1998-1.................  186,493     6.55    200,625   10.08       23
  Issue 1998-2.................  231,969     6.71    244,109    9.97       35
  Unamortized debt
  issuance costs, net            (2,227)
                                --------
                                $586,868
                                ========

--------

(A) Includes assets acquired through foreclosure.


  Short-term Financing Arrangements The Company is a co-borrower with NovaStar Mortgage under warehouse lending and master repurchase agreements with First Union National Bank. The Company and

                         NOVASTAR FINANCIAL, INC.

NovaStar Mortgage can borrow up to $75 million under the warehouse lending agreement and $175 million under the master repurchase agreement. As of December 31, 2000 and 1999, the Company had no borrowings outstanding and NovaStar Mortgage had borrowings of $24,843,000 and $78,448,000 outstanding under these arrangements, respectively. Borrowings are secured by mortgage loans owned by NovaStar Mortgage. The interest rate on borrowings under the warehouse lending arrangement is indexed to the Federal funds rate. Under the master repurchase agreement, borrowings are indexed to one-month LIBOR. These agreements expire on July 27, 2001. Upon expiration, the Company expects to renew these arrangements on substantially the same terms.


  Under the terms of two additional repurchase agreements, the Company and/or NovaStar Mortgage can borrow up to $25 million from First Union National Bank secured by subordinated classes of asset-backed bonds issued by the Company, its affiliates or subsidiaries. Borrowings under these arrangements generally bear interest at one-month LIBOR plus a spread depending on the nature of the collateral. These agreements expire on December 17, 2001. The Company had $25,000,000 outstanding under these agreements as of December 31, 2000. In connection with the execution of the financing agreements with First Union, the Company issued First Union warrants for the purchase of the Company's stock (see Note 7.).


  The Company is also a co-borrower under a warehouse lending agreement with GMAC/Residential Funding Corporation (GMAC/RFC). The Company and/or NovaStar Mortgage can borrow up to $50 million under this agreement. NovaStar Mortgage had borrowings of $12,057,000 under this agreement as of December 31, 2000. Borrowings are secured by mortgage loans owned by the Company or NovaStar Mortgage and bear interest at a rate indexed to one-month LIBOR. The agreement expires on February 28, 2001.


  The Company had a short-term financing arrangement with GMAC/RFC secured by residual interests in the Company's ABB. In 1998, the Company borrowed $15 million from GMAC/RFC. As discussed in Note 7, in connection with the agreement, the Company issued warrants to GMAC/RFC for the purchase of the Company's stock. The financing fee and the estimated value of the warrants ($813,000) were recognized as additional interest expense in 1998. All amounts were repaid in February 1999.


  Average daily balances for short-term borrowings of the Company were as follows (in thousands):



                                                        2000   1999    1998
                                                       ------ ------ --------
   Repurchase agreements secured by mortgage
    securities........................................ $9,172 $  --  $392,854
   Borrowings under warehouse lines of credit.........    --     --    14,991
   Repurchase agreements secured by mortgage loans....    --     --   118,380
   Other short-term borrowings........................    --   4,206    3,945


  All short-term financing arrangements require the Company and NovaStar Mortgage to maintain minimum tangible net worth, meet a minimum equity ratio test and comply with other customary debt covenants. The Company and NovaStar Mortgage complied with all debt covenants through December 31, 2000.


Note 5. Financial Instruments with Off-balance-sheet Risk


  The Company's interest rate cap agreements result in off-balance-sheet risk. These instruments involve, to varying degrees, elements of credit and market risk in addition to the amount recognized in the financial statements.


  Credit Risk The Company's exposure to credit risk on interest rate cap agreements is limited to the cost of replacing contracts should the counterparty fail. The Company seeks to minimize credit risk through the use of credit approval and review processes, the selection of only the most creditworthy counterparties, continuing

                         NOVASTAR FINANCIAL, INC.

review and monitoring of all counterparties, exposure reduction techniques and thorough legal scrutiny of agreements. Before engaging in negotiated derivative transactions with any counterparty, the Company has in place fully executed written agreements. Agreements with counterparties also call for full two-way netting of payments. Under these agreements, on each payment exchange date all gains and losses of counterparties are netted into a single amount, limiting exposure to the counterparty to any net positive value.


  Market Risk The potential for financial loss due to adverse changes in market interest rates is a function of the sensitivity of each position to changes in interest rates, the degree to which each position can affect future earnings under adverse market conditions, the source and nature of funding for the position, and the net effect due to offsetting positions. The synthetic product of these transactions is a "matched" position for the Company. The combination of off-balance-sheet instruments with on-balance-sheet liabilities leaves the Company in a market risk position that is designed to be a better position than if the derivative had not been used in interest rate risk management. Derivatives instruments used in matched transactions as described above are classified as derivatives held for purposes other than trading. No derivatives were held for trading purposes during the three years ended December 31, 2000.


  Other Risk Considerations The Company is cognizant of the risks involved with financial derivatives. The Company's policies and procedures seek to mitigate risk associated with the use of financial derivatives in ways appropriate to its business activities, considering its risk profile as a limited end-user.


  Information regarding the Company's financial instruments with off-balance-sheet risk is as follows (dollars in thousands):



                                                  Unrealized  Weighted Weighted
                                        Notional ------------ Days to  Average
                                         Value   Gains Losses Maturity Cap Rate
                                        -------- ----- ------ -------- --------
   As of December 31, 2000:
     Interest rate cap agreements...... $340,000 $ --  $1,349   400      6.76%
                                        ======== ===== ======
   As of December 31, 1999:
     Interest rate cap agreements...... $430,000 $ 778 $  --    578      6.45%
                                        ======== ===== ======


  During the three years ended December 31, 2000, the Company recognized $4,000, $2,254,000, and $2,891,000, respectively, in interest expense relating to off-balance-sheet financial instruments. In 1998, the Company terminated interest rate agreements with an aggregate notional value of $469 million because of the sale of the Company's portfolio of mortgage securities and repayment of the related financing under repurchase agreements, incurring net losses of $7,977,000.


  The Company adopted SFAS 133 on January 1, 2001. The transition adjustment recognized upon adoption decreased earnings $1.7 million and increased accumulated other comprehensive income $34,000, which represents the difference between the interest rate caps' carrying value at January 1, 2001 and their fair value. The Company is required to exclude from its assessment of hedge effectiveness changes in the time value of its interest rate caps, which must be adjusted through earnings as hedge ineffectiveness. Changes in intrinsic value are adjusted through other comprehensive income. The Company's interest rate caps are effective as cash flow hedges. Therefore, the transition adjustment to earnings of $1.7 million resulted from the difference between the recorded time value of the interest rate caps and their estimated time value based on market information on January 1, 2001, rather than an adjustment of their intrinsic value for any ineffectiveness. In addition, the Company recorded an additional derivatives loss of $243,000 during the quarter. This amount is included in the amount reported as "Interest expense on mortgage loans" on the income statement. The amount of the cash flow hedges' ineffectiveness was immaterial as of March 31, 2001.

                         NOVASTAR FINANCIAL, INC.

Note 6. Fair Value of Financial Instruments


  The following disclosure of the estimated fair value of financial instruments presents amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.


  The estimated fair values of the Company's financial instruments are as follows as of December 31 (in thousands):



                                                   2000              1999
                                             ----------------- -----------------
                                             Carrying   Fair   Carrying   Fair
                                              Value    Value    Value    Value
                                             -------- -------- -------- --------
Financial assets:
  Mortgage loans............................ $375,927 $371,904 $620,406 $612,144
  Mortgage securities--available-for-sale...   46,650   46,650    6,775    6,775
Financial liabilities:
  Borrowings................................  382,437  382,646  586,868  587,245
  Off-balance-sheet financial instruments...    1,510      161      594    1,372


  The fair value of all financial instruments is estimated by discounting projected future cash flows, including projected prepayments for mortgage assets, at current market rates. The fair value of cash and cash equivalents and accrued interest receivable and payable approximates its carrying value.


Note 7. Stockholders' Equity


  On March 29, 1999, the Company completed a private placement of preferred stock by issuing 4,285,714 shares of class B, 7% cumulative convertible preferred stock for $7 per share and received net proceeds of $28.7 million. The preferred stock pays a dividend equal to the greater of 7% or the dividend rate paid on common stock. Each share of preferred stock is convertible, at the option of the holder, into one share of common stock and is redeemable for $7 per share by the Company any time after March 31, 2002.


  As of December 31, 2000, the Company has the following warrants outstanding for the purchase of Company common stock.



                                      Exercise                                         Expiration
       Quantity                        Price                                              Date
       ---------                      --------                                         ----------
       4,014,800                       $11.62                                             2001
         350,000                         6.94                                             2002
         812,731                         4.56                                             2003
       ---------
       5,177,531
       =========


  The founders of the Company were issued 261,866 of the warrants expiring in 2001 (see Note 8). The warrants that expire in 2002 and 2003 were issued to First Union and GMAC/RFC, respectively, in connection with the execution of short-term financing arrangements as discussed in Note 4.


  The Company's Board of Directors has approved the purchase of up to $9,000,000 of the Company's common stock. During the year ended December 31, 2000 and 1999, 1,376,766 and 673,400 shares,

                         NOVASTAR FINANCIAL, INC.

respectively, were purchased. The aggregate purchase price for these shares was $5,718,000 and $1,877,000, respectively. The purchased shares have been returned to the Company's authorized but unissued shares of common stock. All common stock purchases are charged against additional paid-in capital.


Note 8. Transactions with Founders


  In connection with the initial formation and capitalization of the Company, the founders acquired 216,666 shares of common stock along with warrants to acquire 216,666 additional shares in exchange for non-recourse forgivable promissory notes. Pursuant to the terms of the agreements, the notes were to be forgiven if certain incentive targets were met. The targets were met in 1997, and notes related to 72,222 shares were forgiven. The incentive targets were not met in 1998, 1999, or 2000 and, accordingly, no debt forgiveness occurred in those years. For accounting purposes, the arrangement has been accounted for as a restricted stock award, and the notes receivable included in the accompanying consolidated balance sheets have been adjusted to an amount equal to the fair value of the remaining unearned shares at each balance sheet date. The Company rolled $260,000 of accrued interest recognized in 1997 on these notes from the founders into principal of new notes.


  During 1998, the founders exercised options to acquire 289,332 shares of common stock in exchange for non-recourse promissory notes aggregating $4,340,000.


  The Company advanced $584,000 to the founders for the payment of their personal tax liability arising from the 1997 forgiveness referred to above and advanced $70,000 in order for the founders to inject capital into NFI Holding Corporation in 1999. Additionally, accrued interest balances related to the borrowings above aggregated $579,000 at December 31, 2000 and December 31, 1999.


  No interest was recorded or received by the Company during 2000 relating to the above notes. Interest income recorded by the Company related to the notes aggregated $496,000 and $441,000 in 1999 and 1998, respectively. Interest paid by the founders aggregated $177,000 in 1999.


  Amounts outstanding under the arrangement described above have been classified as a reduction of stockholders' equity in the accompanying consolidated balance sheets and may be summarized as follows (in thousands):


                                                                 December 31
                                                                -------------
                                                                 2000   1999
                                                                ------ ------
   Forgivable notes, as adjusted for changes in fair value of underlying Company common shares........................... $  541 $  451
   Non-recourse notes..........................................  4,340  4,340
   Tax notes...................................................    584    584
   Capitalization notes........................................     70     70
   1997 accrued interest notes.................................    260    260
   Accrued interest............................................    579    579
                                                                ------ ------
                                                                $6,374 $6,284
                                                                ====== ======


  On January 1, 2001, the Company and its founders entered into a series of transactions, which resulted in a significant modification of the transactions described above. The founders returned the 289,332 shares of common stock acquired in 1998 and the Company cancelled the related non-recourse debt. Additionally, the Company purchased the voting common stock of NFI Holding Corporation from the founders for $370,000. As a result, effective January 1, 2001, NFI Holding Corporation became a wholly-owned subsidiary of the Company. The Company also repurchased the 72,222 shares acquired by the founders in 1997, paying $271,000.

                         NOVASTAR FINANCIAL, INC.

  The founders used the $641,000 received from the sale of NFI Holding Corporation and Company common stock to repay a portion of their obligations described above. The remaining obligations, aggregating $1,393,000 have been rewritten into new non-recourse, non interest-bearing promissory notes. Those notes will be forgiven and charged to expense in equal installments over 10 years as long as the Company employs the founders on December 31st of each year. The notes will be forgiven in full in the event of a change in control. The founders have each pledged 72,222 shares of common stock as collateral for these loans.


  Activity subsequent to December 31, 2000 can be summarized as follows (in thousands):



     Balance of forgivable notes, December 31, 2000.................... $ 6,374
     Cash received from founders.......................................    (641)
     Return of shares subject to non-recourse notes....................  (4,340)
                                                                        -------
     Balance of forgivable notes, January 1, 2001...................... $ 1,393
                                                                        =======


  As a result of the transaction discussed above, the Company owns 100% of the outstanding common shares of NFI Holding Corporation as of January 1, 2001. A pro forma condensed consolidated balance sheet as of December 31, 2000, reflecting the results of those transactions is as follows (in thousands):


                         NovaStar Financial, Inc.


              Pro Forma Condensed Consolidated Balance Sheet


                                (unaudited)



                                                                    December 31,
                                                                        2000
                                                                    ------------
Assets
Cash and cash equivalents..........................................   $  3,760
Mortgage assets....................................................    498,294
Other assets.......................................................     39,120
                                                                      --------
      Total assets.................................................    541,174
                                                                      ========

Liabilities and Stockholders' Equity
  Liabilities:
    Borrowings.....................................................    419,336
    Accounts payable and other liabilities.........................     13,549
                                                                      --------
      Total liabilities............................................    432,885
    Stockholders' equity...........................................    108,289
                                                                      --------
      Total liabilities and stockholders' equity...................    541,174
                                                                      ========


Note 9. Stock Option Plan


  The Company's 1996 Stock Option Plan (the Plan) provides for the grant of qualified incentive stock options (ISOs), non-qualified stock options (NQSOs), deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights (DERs). ISOs may be granted to the officers and employees of the Company. NQSOs and awards may be granted to the directors, officers, employees, agents and consultants of the Company or any subsidiaries. Under the terms of the Plan, the number of shares available for issuance is equal to 10 % of the Company's outstanding common stock. Unless previously terminated by the Board of Directors, the Plan will terminate on September 1, 2006.

                         NOVASTAR FINANCIAL, INC.

  All options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock at the date of grant. Outstanding options vest over four years and expire ten years after the date of grant. The following table summarizes option activity under the 1996 Plan for 2000, 1999 and 1998, respectively:



                               2000              1999               1998
                         ----------------- ------------------ ------------------
                                  Weighted           Weighted           Weighted
                                  Average            Average            Average
                         Shares    Price    Shares    Price    Shares    Price
                         -------  -------- --------  -------- --------  --------
Outstanding at the
 beginning of year...... 357,720   $10.16   384,060   $13.37   557,472   $15.22
Granted................. 249,500     3.74   119,000     6.94   148,000     9.38
Exercised............... (10,000)    1.26    (3,750)    1.67  (300,582)   14.51
Canceled................ (55,310)    7.57  (141,590)   16.39   (20,830)   18.00
                         -------           --------           --------
Outstanding at the end
 of year................ 541,910   $ 7.63   357,720   $10.16   384,060   $13.37
                         =======   ======  ========   ======  ========   ======
Exercisable at the end
 of year................ 184,745   $11.63   141,890   $11.10    61,685   $15.70
                         =======   ======  ========   ======  ========   ======


  Pursuant to a resolution of the Company's compensation committee of the Board of Directors dated December 21, 1999, the exercise price for 104,000 stock options issued to employees was decreased to $7.00. These options are included in the granted and canceled amounts during 1999 in the table above. Of these, 69,000 were issued originally in 1997 with an exercise price of $18.00 per common share and 35,000 were issued in 1998 at an exercise price of $17.01 per share. No changes were made to the vesting periods or expiration dates. The market price of the Company's stock was below the adjusted exercise price of the options as of the adjustment date and through December 31, 2000. Therefore, no compensation expense was recorded. If the price of the Company's stock exceeds $7.00 per share in future periods, the Company will record compensation expense.


  Certain options granted during 2000, 1999 and 1998 were granted with DERs. Under the terms of the DERs, a recipient is entitled to receive additional shares of stock upon the exercise of options. The DERs accrue at a rate equal to the number of options outstanding times the dividends per share amount at each dividend date. The accrued DERs convert to shares based on the stock's fair value on the dividend declaration date. Certain of the options exercised in 2000, 1999 and 1998 had DERs attached to them. As a result of these exercises, an additional 838, 104 and 641 shares of common stock were issued in 2000, 1999 and 1998, respectively. As discussed in Note 8, the Company's two founders exercised options to acquire 289,332 shares of common stock in 1998, which were returned to the Company subsequent to December 31, 2000.


  The following table presents information on stock options outstanding as of December 31, 2000.



                                         Outstanding              Exercisable
                                ------------------------------ -----------------
                                          Weighted
                                           Average    Weighted          Weighted
                                          Remaining   Average           Average
                                         Contractual  Exercise          Exercise
   Exercise Price               Quantity Life (years)  Price   Quantity  Price
   --------------               -------- -----------  -------- -------- --------
   $0.01-$3.75................. 258,250     9.82       $3.68     8,750   $ 2.14
   $5.88-7.00.................. 171,000     7.57        6.68    92,750     6.72
   $18.00-$20.81............... 112,660     6.87       18.12    83,245    18.08
                                -------                        -------
                                541,910     8.50       $7.63   184,745   $11.63
                                =======     ====       =====   =======   ======


  In accordance with accounting principles generally accepted in the United States of America, the Company has chosen to not record the fair value of stock options at their grant date. If the expense had been

                         NOVASTAR FINANCIAL, INC.

recorded the Company's diluted earnings (loss) per share for the three years ended December 31, 2000 would have been $0.49, $(1.10), and $(2.72). The following table summarizes the weighted average fair value of the granted options, determined using the Black-Scholes option pricing model and the assumptions used in their determination.



                                                            2000   1999   1998
                                                            -----  -----  -----
   Weighted average:
     Fair value............................................ $2.63  $2.39  $4.47
     Expected life in years................................     7      7      7
     Annual risk-free interest rate........................   5.1%   6.0%   5.1%
     Volatility............................................   3.5    4.1    4.0
     Dividend yield........................................   5.0%   5.0%   5.0%


Note 10. Income Taxes


  The Company has elected to be taxed as a REIT and accordingly has deducted for income tax purposes, all dividends paid on its common and preferred stock. Because the Company has paid or will pay dividends in amounts approximating its taxable income or has incurred net operating losses, no provision for income taxes has been provided in the accompanying financial statements.


Note 11. Commitments and Contingencies


  In the normal course of its business, the Company is subject to various legal proceedings and claims, the resolution of which, in the opinion of management, will not have a material adverse effect on the Company's financial condition or results of operations.


Note 12. Transactions With and Condensed Financial Statements of NFI Holding Corporation and Subsidiaries


  Under the terms of loan servicing agreements, NovaStar Mortgage services loans owned by the Company. Individual agreements have been executed for each pool of loans serving as collateral for the Company's ABB.


  During 1998, the Company and NovaStar Mortgage were parties to a mortgage loan purchase and sale agreement. Under the terms of the agreement, the Company purchased mortgage loans originated by NovaStar Mortgage at prices that varied with the nature and terms of the underlying mortgage loans. The agreement was modified effective January 1, 1998 to include a purchase commitment fee. If NovaStar Mortgage chose to retain the mortgage loans it originated or sold them to third parties, it paid a fee to the Company for not delivering its loan production under the purchase commitment. During 1998, NovaStar Mortgage originated loans with a principal amount of $870 million, of which the Company acquired $541 million.


  Under the terms of an administrative outsourcing services agreement, the Company paid NovaStar Mortgage a fee for providing certain services, including the development of loan products and information systems, underwriting, funding, and quality control. The agreement was terminated effective March 31, 1999.


  Effective April 1, 1999, the Company entered an intercompany loan and guarantee agreement with NovaStar Mortgage. Under the terms of this agreement, NovaStar Mortgage pays interest on amounts it borrows from the Company. As of December 31, 2000 and 1999, NovaStar Mortgage had $2,729,000 and $27,663,000 in borrowings from the Company outstanding, respectively. Interest on the borrowings accrues at the Federal funds rate plus 1.75%. In addition, NovaStar Mortgage is required to pay guaranty fees in the amount 0.25% of the loans sold by NovaStar Mortgage for which the Company has guaranteed the performance of NovaStar Mortgage.

                         NOVASTAR FINANCIAL, INC.

  Effective July 1, 2000, NovaStar Mortgage entered into the following intercompany agreements with the Company:


  . Servicing support fee: NovaStar Mortgage pays the Company a fee equal to five basis points of the weighted average mortgage loan servicing principal.


  . Financing commitment fee: NovaStar Mortgage pays the Company a fee equal to 25 basis points on a $150 million annual commitment


  . Residual purchase commitment fee: NovaStar Mortgage pays the Company a fee at each securitization close equal to 20 basis points of the collateral principal value.


  . Securitization consulting fee: NovaStar Mortgage pays the Company a fee at each securitization close equal to 12.5 basis points of the collateral principal value.


  . Guaranty spread fee: NovaStar Mortgage pays the Company a fee equal to one basis point of the weighted average mortgage loan warehouse and repurchase borrowings.


  The Company provides liquidity resources for all operations and enhances the creditworthiness of NovaStar Mortgage. In addition, the Company assists NovaStar Mortgage in its execution of loan sales and securitizations. The fees charged to NovaStar Mortgage are designed to recognize this liquidity, credit and financial support.


  Following is a summary of the fees paid to (received from) NovaStar Mortgage (in thousands).



                                                     Year Ended December 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
Amounts paid to NovaStar Mortgage:
  Loan servicing fees............................... $ 2,502  $ 3,886  $ 3,803
                                                     =======  =======  =======
  Administrative fees...............................     625    1,258    7,800

Amounts received from NovaStar Mortgage:
  Intercompany interest income......................    (395)  (1,113)
  Guaranty, commitment, loan sale and securitization
   fees.............................................  (2,711)           (5,117)
                                                     -------  -------  -------
                                                     $(2,481) $   145  $ 2,683
                                                     =======  =======  =======

                         NOVASTAR FINANCIAL, INC.

  Following are the condensed consolidated balance sheets and statements of operations of NFI Holding Corporation (in thousands):


                          NFI Holding Corporation


                  Condensed Consolidated Balances Sheets



                                                                 December 31,
                                                               ----------------
                                                                2000     1999
                                                               ------- --------
Assets
Cash and cash equivalents..................................... $ 1,242 $  1,466
Mortgage loans................................................  78,812  107,916
Other assets..................................................  11,764   10,061
                                                               ------- --------
      Total assets............................................ $91,818 $119,443
                                                               ======= ========

Liabilities and Stockholders' Equity
  Liabilities:
    Borrowings................................................ $36,900 $ 78,448
    Due to NovaStar Financial, Inc............................  37,316   22,161
    Accounts payable and other liabilities....................   9,421   11,787
                                                               ------- --------
      Total liabilities.......................................  83,637  112,396
    Stockholders' equity......................................   8,181    7,047
                                                               ------- --------
      Total liabilities and stockholders' equity.............. $91,818 $119,443
                                                               ======= ========


                          NFI Holding Corporation


              Condensed Consolidated Statements of Operations


                                                       Year ended December 31,
                                                       -----------------------
                                                        2000    1999    1998
                                                       ------- ------- -------
Interest income....................................... $14,485 $11,473 $11,812
Interest expense......................................   8,211   5,942   7,501
                                                       ------- ------- -------
  Net interest income.................................   6,274   5,531   4,311
Provision for credit losses...........................     174     860     210
                                                       ------- ------- -------
Net interest income after provision for credit
 losses...............................................   6,100   4,671   4,101
Other income:
  Fees from third parties.............................   9,908     905   2,829
  Fees received from, net of paid to, NovaStar
   Financial, Inc. ...................................      21   4,031   6,486
  Net gain on sales of mortgage assets................  14,793  11,767   3,148
                                                       ------- ------- -------
    Total other income................................  24,722  16,703  12,463
General and administrative expenses...................  29,689  21,285  19,579
                                                       ------- ------- -------
Net income (loss)..................................... $ 1,133 $    89 $(3,015)
                                                       ======= ======= =======

                         NOVASTAR FINANCIAL, INC.

Note 13. Earnings Per Share


  The computations of basic and diluted EPS computations for the years ended December 31, 2000, 1999 and 1998 are as follows (in thousands except per share amounts):



                                                     Year ended December 31,
                                                     -------------------------
                                                      2000    1999      1998
                                                     ------  -------  --------
Numerator:
Net income (loss)..................................  $5,626  $(7,092) $(21,821)
Less: Preferred stock dividends....................  (2,100)  (1,606)      --
                                                     ------  -------  --------
Income (loss) available to common stockholders--
 basic.............................................  $3,526  $(8,698) $(21,821)
                                                     ======  =======  ========
Plus: Preferred stock dividends....................   2,100      --        --
                                                     ------  -------  --------
Income (loss) available to common stockholders--
 diluted...........................................  $5,626  $(8,698) $(21,821)
                                                     ======  =======  ========
Denominator:
Weighted average common shares outstanding--basic..   6,851    8,032     8,057
                                                     ======  =======  ========
Convertible preferred stock........................   4,286      --        --
Stock options......................................       6      --        --
Warrants...........................................     --       --        --
                                                     ------  -------  --------
Weighted average common shares outstanding--
 dilutive..........................................  11,143    8,032     8,057
Basic earnings (loss) per share....................  $ 0.51  $ (1.08) $  (2.71)
                                                     ======  =======  ========
Diluted earnings (loss) per share..................  $ 0.50  $ (1.08) $  (2.71)
                                                     ======  =======  ========


  The following stock options and warrants to purchase shares of common stock were outstanding during each period presented, but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares for the periods presented, therefore, the effect would be antidilutive:



                                                        Year ended December 31,
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
Number of stock options and warrants (in thousands)....   5,706   4,700     245
Weighted average exercise price........................ $  9.97 $ 11.21 $ 17.92


Note 14. Condensed Quarterly Financial Information (unaudited)


  Following is condensed consolidated quarterly operating results for the Company (in thousands, except per share amounts):



                                2000 Quarters                 1999 Quarters
                         ---------------------------- ------------------------------
                         First  Second  Third  Fourth First  Second  Third   Fourth
                         ------ ------  ------ ------ ------ ------ -------  -------
Net interest income..... $3,114 $2,835  $2,151 $2,612 $6,341 $5,447 $ 4,489  $ 3,678
Provision for credit
 losses.................  1,579  1,213   1,212  1,445  2,299  3,566   5,634   10,579
Net income (loss).......  1,212    146   1,978  2,290  1,726  1,845  (1,537)  (9,126)
Dividends on preferred
 stock..................    525    525     525    525     31    525     525      525
Net income (loss)
 available to common
 shareholders...........    686   (379)  1,453  1,765  1,695  1,320  (2,062)  (9,651)
Basic earnings (loss)
 per share..............   0.09  (0.05)   0.21   0.29   0.21   0.16   (0.25)   (1.25)
Diluted earnings (loss)
 per share..............   0.09  (0.05)   0.18   0.22   0.20   0.15   (0.25)   (1.25)

                         NOVASTAR FINANCIAL, INC.

Note 15. Subsequent Events (unaudited).


  On March 29, 2001, NovaStar Mortgage executed a securitization transaction that, for financial reporting and tax purposes, was treated as a sale. As part of this transaction, NovaStar Mortgage sold $408 million in loans, of which $207 million will settle in the second quarter of 2001. The loans were sold to NovaStar Mortgage Funding Trust Series (NMFT) 2001-1, which issued asset-backed bonds of $415 million. NovaStar Mortgage retained the AAA-rated interest only and subordinated securities that were issued by NMFT 2001-1, with a carrying value of $25.1 million as of March 31, 2001. A gain of $5.0 million was recognized on this transaction.

                       INDEPENDENT AUDITORS' REPORT


The Board of Directors


NovaStar Financial, Inc.:


  We have audited the accompanying consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NovaStar Financial, Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                          KPMG LLP


Kansas City, Missouri


February 9, 2001

--------------------------------------------------------------------------------

    You should rely only on
  the information contained
  or incorporated by
  reference in this
  prospectus. We have not
  authorized anyone to
  provide you with different
  information.

    We are not offering the
  securities in any state
  where the offer is not
  permitted.

    We do not claim that the
  information in this
  prospectus is accurate as
  of any date other than the
  date stated on the cover.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,285,714 Shares

                            NovaStar Financial, Inc.

                          Convertible Preferred Stock

                             5,448,445 Shares


                            NovaStar Financial, Inc.

                                  Common Stock

                                 1,162,731


                            NovaStar Financial Inc.

                            Stock Purchase Warrants


                       [LOGO OF NOVASTAR FINANCIAL, INC.]


                                ---------------
                                   Prospectus

                               July 24, 2001


                                ---------------

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

  This Post-Effective Amendment No. 2 Registration Statement No. 333-77375 and the accompanying prospectus also relate to Post-Effective Amendment No. 5 to Registration Statement No. 333-4347. The expenses we estimated to be incurred in connection with the issuance and distribution of the securities offered by Post-Effective Amendment No. 5 to Registration Statement No. 333-43471 and Registration Statement No. 333-77375, which were filed with the SEC on April 5, 1999 and April 29, 1999, respectively, were previously reported and paid.


Item 32. Sales to Special Parties.

  None.

Item 33. Recent Sales of Unregistered Securities.

  NovaStar Financial has no reportable unregistered securities.

Item 34. Indemnification of Directors and Officers.

  Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

  The law also provides for comparable indemnification for corporate officers and agents.

  The Registrant's Articles of Incorporation provide that our directors and officers shall, and our agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

  The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of our directors and officers to the corporation and our stockholders for money damages except to the extent that
(1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the liability of our directors and officers or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

  The Purchase Terms Agreement, Registration Rights Agreement and Founders Registration Rights Agreement, included as Exhibits 10.1, 10.2 and 10.4, respectively, to this Registration Statement, provide for indemnification of the Registrant, our directors and some of our officers against liabilities, including liabilities under the Act.

Item 35. Treatment of Proceeds From Stock Being Registered.

  Not applicable.

Item 36. Financial Statements and Exhibits.

  (a) Financial Statements (each included in the Prospectus):

      Balance Sheets
      Statements of Operations
      Statements of Stockholders' Equity
      Statements of Cash Flows
      Notes to Consolidated Financial Statements

  (b) Exhibits:


    3.1*        Articles of Amendment and Restatement of the Registrant
    3.2*        Articles Supplementary of the Registrant
    3.3*        Bylaws of the Registrant
    3.3a****    Amendment to Bylaws of the Registrant, adopted February 2, 2000
    3.4***      Articles Supplementary of NovaStar Financial Inc. dated as of March 24,
                 1999, as filed with the Maryland Department of Assessments and Taxation
    4.1*        Specimen Common Stock Certificate
    4.2*        Specimen Warrant Certificate
    4.3***      Specimen certificate for preferred stock
    5.1         Opinion of Tobin & Tobin, a professional corporation, as to legality
                 (including consent of such firm)
    8.1         Opinion of Jeffers, Shaff & Falk, LLP, as to certain tax matters
                 (including consent of such firm)
   10.4*        Founders Registration Rights Agreement, dated December 9, 1996, between the Registrant and the original holders of Common Stock of the Registrant
   10.7*        Form of Mortgage Loan Warehousing Agreement: Mortgage Loan Warehousing
                 Agreement dated as of February 20, 1997 between First Union National
                 Bank of North Carolina and the Registrant
   10.8*        Employment Agreement, dated September 30, 1996, between the Registrant and Scott F. Hartman
   10.9*        Employment Agreement, dated September 30, 1996, between the Registrant and W. Lance Anderson
   10.10a*      Promissory Note by Scott F. Hartman to the Registrant, dated January 1,
                 2001
   10.11a*      Promissory Note by W. Lance Anderson to the Registrant, dated January 1,
                 2001
   10.14*       1996 Executive and Non-Employee Director Stock Option Plan, as of
                 December 6, 1996

   10.21**      Form of Addendum to Master Repurchase Agreement: Addendum to Master
                 Repurchase Agreement dated as of February 12, 1999 among NovaStar
                 Financial, Inc., NovaStar Capital, Inc. and NovaStar Mortgage, Inc., as
                 sellers, and First Union National Bank, as buyer, with respect to whole loans; and Addendum to Master Repurchase Agreement dated as of February
                 12, 1999 between Registrant's affiliated entity, as seller, and First
                 Union Bank, as buyer, with respect to the residual interest on certain asset-backed bonds
   10.23**      Warrant Agreement dated as of February 12, 1999 between the Registrant and First UnionNational Bank as filed with February 23, 1999 8-K of
                 NovaStar Financial, Inc.
   10.24***     Warrant Agreement, dated as of March 10, 1999, by and between NovaStar
                 Financial, Inc. and Residential Funding Corporation, and related
                 Guaranty Warrant, Tag Along Warrant and Registration Rights Agreement as
                 filed with April 6, 1999 8-K of NovaStar Financial, Inc.
   10.25***     Registration Rights Agreement, dated March 25, 1999 among NovaStar
                 Financial and Stifel, Nicolaus & Company, Incorporated
   11.1         Statement regarding computation of per share earnings
   21.1         Subsidiaries of the Registrant (set forth in section entitled "NovaStar
                 Financial Inc.")
   23.1         Consent of Tobin & Tobin, a professional corporation (included in Exhibit
                 5.1)
   23.3         Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit 8.1)
   23.4         Consent of KPMG LLP
   24.1*****    Power of Attorney



--------

     * Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (373-32327) filed by the Registrant with the SEC on July 29, 1997, as amended.




    ** Incorporated by reference to the correspondingly numbered exhibit to Form 8-K filed by the Registrant with the SEC on February 23, 1999.




   *** Incorporated by reference to the correspondingly numbered exhibit to Form 8-K filed by the Registrant with the SEC on April 5, 1999.

  **** Incorporated by reference to the correspondingly numbered exhibit to Form 10-K filed by the Registrant with the SEC on March 20, 2000.

 ***** Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (333-77375) filed by the Registrant with the SEC on April 29, 1999.



Item 39. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration

Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-effective Amendment No. 2 to the Registration Statement No. 333-77375 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on July 24, 2001.


                                          NovaStar Financial, Inc.

                                                 */s/ Scott F. Hartman
                                          By: _________________________________
                                                     Scott F. Hartman
                                                 Chairman of the Board and
                                                  Chief Executive Officer



  Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 2 to the Registration Statement No. 333-77375 has been signed by the following persons in the capacities and on the dates indicated:



             Signature                         Position                   Date
             ---------                         --------                   ----


     */s/ Scott F. Hartman           Chairman of the Board, Chief    July 24, 2001
____________________________________  Executive Officer,
          Scott F. Hartman            Secretary and Director
                                      (Principal Executive
                                      Officer)

    */s/ W. Lance Anderson           President, Chief Operating      July 24, 2001
____________________________________  Officer and Director
         W. Lance Anderson

   */s/ Rodney E. Schwatken          Vice President, Controller,     July 24, 2001
____________________________________  and Treasurer (Principal
        Rodney E. Schwatken           Accounting Officer)

    */s/ Gregory T. Barmore          Director                        July 24, 2001
____________________________________
         Gregory T. Barmore

             Signature                         Position                   Date
             ---------                         --------                   ----

     */s/ Edward W. Mehrer           Director                        July 24, 2001
____________________________________
          Edward W. Mehrer

                                     Director
____________________________________
          Art N. Burtscher


         /s/ Rodney E. Schwatken
*By: ____________________________


          *Rodney E. Schwatken


            Attorney-in-Fact

                                 EXHIBIT INDEX


 Exhibit No.                              Description of Document
 -----------                              -----------------------
  3.1*       Articles of Amendment and Restatement of the Registrant
  3.2*       Articles Supplementary of the Registrant
  3.3*       Bylaws of the Registrant
  3.3a****   Amendment to Bylaws of the Registrant, adopted February 2, 2000
  3.4***     Articles Supplementary of NovaStar Financial, Inc. dated as of March 24, 1999, as filed with the Maryland Department of Assessments and Taxation
  4.1*       Specimen Common Stock Certificate
  4.2*       Specimen Warrant Certificate
  4.3***     Specimen certificate for preferred stock
  5.1        Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
  8.1        Opinion of Jeffers, Shaff & Falk, LLP, as to certain tax matters (including consent of such firm)
 10.4*       Founders Registration Rights Agreement, dated December 9, 1996, between the
              Registrant and the original holders of Common Stock of the Registrant
 10.7*       Form of Mortgage Loan Warehousing Agreement: Mortgage Loan Warehousing Agreement
              dated as of February 20, 1997 between First Union National Bank of North
              Carolina and the Registrant
 10.8*       Employment Agreement, dated September 30, 1996, between the Registrant and Scott
              F. Hartman
 10.9*       Employment Agreement, dated September 30, 1996, between the Registrant and W.
              Lance Anderson
 10.10a*     Promissory Note by Scott F. Hartman to the Registrant, dated January 1, 2001
 10.11a*     Promissory Note by W. Lance Anderson to the Registrant, dated January 1, 2001
 10.14*      1996 Executive and Non-Employee Director Stock Option Plan, as of December 6,
              1996
 10.21**     Form of Addendum to Master Repurchase Agreement: Addendum to Master Repurchase
              Agreement dated as of February 12, 1999 among NovaStar Financial, Inc.,
              NovaStar Capital, Inc. and NovaStar Mortgage, Inc., as sellers, and First Union
              National Bank, as buyer, with respect to whole loans; and Addendum to Master
              Repurchase Agreement dated as of February 12, 1999 between Registrant's affiliated entity, as seller, and First Union Bank, as buyer, with respect to the residual interest on certain asset-backed bonds
 10.23**     Warrant Agreement dated as of February 12, 1999 between the Registrant and First
              Union National Bank as filed with February 23, 1999 8-K of NovaStar Financial,
              Inc.
 10.24***    Warrant Agreement, dated as of March 10, 1999, by and between NovaStar
              Financial, Inc. and Residential Funding Corporation, and related Guaranty
              Warrant, Tag Along Warrant and Registration Rights Agreement as filed with
              April 6, 1999 8-K of NovaStar Financial, Inc.
 10.25***    Registration Rights Agreement, dated March 25, 1999 among NovaStar Financial and
              Stifel, Nicolaus & Company, Incorporated
 11.1        Statement regarding computation of per share earnings
 21.1        Subsidiaries of the Registrant (set forth in section entitled "NovaStar
              Financial, Inc.")
 23.1        Consent of Tobin & Tobin, a professional corporation (included in Exhibit 5.1)
 23.3        Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit 8.1)

 Ehibit No.x                               Description of Document
-----------                                -----------------------
  23.4         Consent of KPMG LLP

24.1*****    Power of Attorney

--------

   * Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (373-32327) filed by the Registrant with the SEC on July 29, 1997, as amended.




  ** Incorporated by reference to the correspondingly numbered exhibit to Form
     8-K filed by the Registrant with the SEC on February 23, 1999.




 *** Incorporated by reference to the correspondingly numbered exhibit to Form
     8-K filed by the Registrant with the SEC on April 5, 1999.


**** Incorporated by reference to the correspondingly numbered exhibit to Form
     10-K filed by the Registrant with the SEC on March 20, 2000.


***** Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (333-77375) filed by the Registrant with the SEC on April 29, 1999.